                              DATAWAVE SYSTEMS INC.
                        SUITE 110, 13575 COMMERCE PARKWAY
                       RICHMOND, BRITISH COLUMBIA, V6V 2L1

TO THE SHAREHOLDERS OF DATAWAVE SYSTEMS INC.

We have called an annual and special meeting of our shareholders to be held at 800-885 West Georgia Street, Vancouver, British Columbia, Canada, V6C 3H1, on January 31, 2005 at 9:00 a.m. (local time). At the meeting, our shareholders of record on the record date, determined by our board of directors to be the close of business on December 29, 2004, will be asked:


(1) To elect Joshua Emanuel, John X. Adiletta, Vijay Fozdar and Graham Jackson as the directors of our company to hold office until the next annual meeting of our shareholders;


(2) To appoint Deloitte & Touche LLP, independent registered chartered accountants, as independent auditors of our company for the year ending March 31, 2005;

(3) To authorize the directors of our company to fix the remuneration to be paid to our auditors;

(4) To consider, and if thought fit, to approve a special resolution to carry out a continuance of our company from the jurisdiction of the Yukon Territory, Canada, into Delaware, United States; and

(5) To transact any other business that may properly be brought before the meeting or any adjournment or postponement thereof.

Further information about the continuance and the meeting is contained in the accompanying proxy statement-prospectus. We encourage you to read the proxy statement-prospectus in its entirety.

ADDITIONAL INFORMATION

A COPY OF OUR 2004 ANNUAL REPORT ON FORM 10-KSB FOR THE FISCAL YEAR ENDED MARCH 31, 2004 AND OUR 10-QSB FOR THE FISCAL QUARTER ENDED SEPTEMBER 30, 2004, WHICH HAVE BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE FINANCIAL STATEMENTS, WILL BE PROVIDED WITHOUT CHARGE TO ANY SHAREHOLDER OR BENEFICIAL OWNER OF OUR COMMON STOCK UPON WRITTEN OR ORAL REQUEST TO OUR CHIEF FINANCIAL OFFICER, JOHN GUNN, SUITE 110, 13575 COMMERCE PARKWAY, RICHMOND, B.C., V6V 2L1, TELEPHONE: (604) 295-1800, FAX: (604) 295-1801. IN ORDER TO OBTAIN
TIMELY DELIVERY, YOU MUST REQUEST THE INFORMATION NO LATER THAN FIVE BUSINESS DAYS BEFORE THE DATE OF THE MEETING.

SEE "RISK FACTORS" BEGINNING ON PAGE 7 OF THIS PROXY STATEMENT-PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT YOU SHOULD CONSIDER AS A SHAREHOLDER OF OUR COMPANY IN REGARDS TO THE CONTINUANCE AND THE MEETING.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROXY STATEMENT-PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        The date of this proxy statement-prospectus is December 29, 2004.

                              DATAWAVE SYSTEMS INC.
                        SUITE 110, 13575 COMMERCE PARKWAY
                       RICHMOND, BRITISH COLUMBIA, V6V 2L1

             NOTICE OF AN ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS
                    TO BE HELD JANUARY 31, 2005 AT 9:00 A.M.

TO THE SHAREHOLDERS OF DATAWAVE SYSTEMS INC.:

NOTICE IS HEREBY GIVEN that the meeting of our company will be held at 800-885 West Georgia Street, Vancouver, British Columbia, Canada V6C 3H1, on January 31, 2005 at 9:00 a.m. (local time) for the following purposes:

At the meeting, our shareholders of record on the record date will be asked to vote on the following matters:


        (1) To elect Joshua Emanuel, John X. Adiletta, Vijay Fozdar and Graham Jackson as the directors of our company to hold office until the next annual meeting of our shareholders;


        (2) To appoint Deloitte & Touche LLP, independent registered chartered accountants, as independent auditors of our company for the year ending March 31, 2005;

        (3) To consider and approve the following ordinary resolution having the effect of authorizing the directors of our company to fix the remuneration to be paid to our auditors:

                "BE IT RESOLVED, as an ordinary resolution that:

                (a) The board of directors of our company be and is hereby authorized to fix the remuneration to be paid to the auditor, as appointed by ordinary resolution of our shareholders, in connection with the services to be provided to our company by such auditor; and

                (b) The board of directors of our company be and is hereby authorized to delegate to any one senior officer of our company the authority to negotiate and enter into an agreement with our company's auditor with respect to the services to be provided by it to our company, and the remuneration to be paid to the auditor for such services, on such terms and conditions as the senior officer deems fair and reasonable;" and

        (4) To consider and approve the following special resolutions having the effect of approving the continuance:

                "BE IT RESOLVED, as a special resolution that:

                (a) The continuance of our company from the Yukon Territory, Canada, to Delaware, United States, be and is hereby approved and our company be and is hereby authorized to apply to the registrar of companies for the Yukon Territory and the Secretary of State of the State of Delaware for authorization to continue our company into the State of Delaware under section 191 of the Business Corporations Act of the Yukon Territory, and section 388 of the General Corporation Law of the state of Delaware ("Delaware Law"), as if our company had been incorporated pursuant to section 101 of Delaware Law and amendments thereto;

                (b) The certificate of domestication and the certificate of incorporation of our company (collectively, the "Filing Documents"), in the form presented to our shareholders at the meeting, are hereby approved;

                (c) Subject to the acceptance of the Filing Documents by the Secretary of State of the State of Delaware, the Filing Documents and form of bylaws presented at the meeting are adopted in substitution for the existing organizational documents of our company;

                (d) The board of directors of our company may elect not to file the Filing Documents or consummate the continuance if the board of directors of our company determines that, in the circumstances, it would not be in the best interests of our company to proceed with the continuance; and

                (e) The officers and directors of our company are hereby authorized and directed to do such things and to execute such documents as may be necessary or desirable in order to effect the continuance;" and

        (5) To transact any other business that may properly be brought before the meeting or any adjournment or postponement thereof.

Our board of directors has fixed the record date of December 29, 2004 to determine the shareholders of our company who are entitled to receive notice of, and to vote at, the meeting or any adjournment or postponement of the meeting. Each holder of shares of our common stock on the record date will be entitled to one (1) vote per share of common stock held on each matter properly brought before the meeting.

The continuance will be consummated if: (i) our quorum requirements as set out in our bylaws are satisfied by having at least one person present being either a shareholder entitled to vote or a duly appointed proxy or representative for an absent shareholder so entitled; (ii) the continuance is approved by at least two-thirds of the votes cast by holders of our common stock represented in person or by proxy at the meeting; (iii) our directors determine to proceed with the continuance; and (iv) the certificate of domestication and the certificate of incorporation of our company are filed and accepted by the Secretary of State of the State of Delaware. The continuance will result in a change in our company's jurisdiction from the Yukon Territory, Canada, to the State of Delaware, United States, and will also result in the adoption of a new certificate of incorporation for our company, which will govern us under the General Corporations Law of the state of Delaware, which we will refer to as Delaware law. If approved by our shareholders and regulatory authorities, it is anticipated that the continuance will become effective on or about January 31, 2005, or as soon as practicable after the passing of the special resolution at the meeting. Upon the effectiveness of the continuance, each of our 43,889,334 shares of our common stock issued and outstanding will be registered as shares of DataWave Systems Inc., a Delaware corporation, which we will refer to as our continued company.

Your attention is directed to the accompanying proxy statement-prospectus which summarizes the items to be voted upon. Shareholders who do not expect to attend the meeting in person and who are entitled to vote are requested to date, sign and return the enclosed proxy as promptly as possible in the enclosed envelope.

THE VOTE OF EACH SHAREHOLDER IS IMPORTANT. YOU CAN VOTE YOUR SHARES BY ATTENDING THE MEETING OR BY COMPLETING AND RETURNING THE PROXY CARD SENT TO YOU. COPIES OF SOLICITATION MATERIALS WILL BE FURNISHED TO BANKS, BROKERAGE HOUSES, DEPOSITORIES, FIDUCIARIES AND CUSTODIANS HOLDING SHARES OF OUR COMMON STOCK IN THEIR NAMES THAT ARE BENEFICIALLY OWNED BY OTHERS TO FORWARD TO THESE BENEFICIAL OWNERS. PLEASE SUBMIT A PROXY AS SOON AS POSSIBLE SO THAT YOUR SHARES CAN BE VOTED AT THE MEETING IN ACCORDANCE WITH YOUR INSTRUCTIONS. WE ENCOURAGE ALL BENEFICIALLY OWNERS, UPON RECEIPT OF THE SOLICITATION MATERIALS FROM THE REGISTERED OWNERS, TO COMPLETE AND FORWARD THE ENCLOSED PROXY CARD IN ACCORDANCE WITH THE INSTRUCTIONS SET OUT ON THE PROXY CARD. A COPY OF THE PROXY CARD IS ATTACHED TO THIS PROXY STATEMENT-PROSPECTUS AS EXHIBIT "99.3". EVEN IF YOU HAVE VOTED YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE IN PERSON AT THE MEETING, YOU MUST OBTAIN FROM SUCH BROKER, BANK OR OTHER NOMINEE, A PROXY ISSUED IN YOUR NAME.

UNDER THE BUSINESS CORPORATIONS ACT OF THE YUKON TERRITORY, WHICH WE WILL REFER TO AS YUKON LAW, YOU MAY, AT ANY TIME PRIOR TO THE MEETING, GIVE US NOTICE OF DISSENT WITH RESPECT TO THE PROPOSED RESOLUTIONS APPROVING THE PROPOSED CONTINUANCE BY REGISTERED MAIL ADDRESSED TO US AT SUITE 110, 13575 COMMERCE PARKWAY, RICHMOND B.C., V6V 2L1. BY GIVING NOTICE OF DISSENT YOU MAY, IF OUR MANAGEMENT PROCEEDS WITH ANY RESOLUTION FROM WHICH YOU DISSENT, REQUIRE OUR COMPANY TO PURCHASE YOUR SHARES IN OUR COMPANY FOR THEIR FAIR VALUE IN CASH.

                                             BY ORDER OF THE BOARD OF DIRECTORS


                                             By:    /s/ Joshua Emanuel
                                                    ----------------------------

                                             Name:  Joshua Emanuel
                                             Title: Chief Executive Officer


Dated:  December 28, 2004

                                TABLE OF CONTENTS


PROXY STATEMENT-PROSPECTUS........................................................................................1

   INFORMATION CONCERNING VOTING..................................................................................1
   SOLICITATION OF PROXIES........................................................................................2

SUMMARY OF BUSINESS MATTERS TO BE VOTED UPON......................................................................2

   NOTE REGARDING FORWARD LOOKING STATEMENTS......................................................................2
   PROPOSAL 1: ELECTION OF DIRECTORS..............................................................................2
   PROPOSAL 2: APPOINTMENT OF INDEPENDENT AUDITORS................................................................3
   PROPOSAL 3: AUTHORIZATION TO FIX AUDITOR REMUNERATION..........................................................3
   PROPOSAL 4: THE CONTINUANCE....................................................................................3
   DIVIDENDS......................................................................................................3
   MARKET PRICE DATA..............................................................................................4
   SECURITY OWNERSHIP BY DIRECTORS, EXECUTIVE OFFICERS AND AFFILIATES.............................................4
   BOARD OF DIRECTORS.............................................................................................5
   REGULATORY REQUIREMENTS........................................................................................5
   DISSENT RIGHTS.................................................................................................5
   INCOME TAX CONSEQUENCES........................................................................................6
     Canada.......................................................................................................6
     United States................................................................................................7

RISK FACTORS......................................................................................................7

   RISKS RELATED TO OUR COMPANY...................................................................................7

NOMINATION AND ELECTION OF DIRECTORS.............................................................................13

   NOMINEES FOR ELECTION.........................................................................................14
   MANAGEMENT....................................................................................................14
   CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS................................................................15
   COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT.............................................................15
   COMMITTEES OF THE BOARD OF DIRECTORS..........................................................................15
   AUDIT COMMITTEE...............................................................................................16
   COMPENSATION COMMITTEE........................................................................................16
   CORPORATE GOVERNANCE COMMITTEE................................................................................16
   VOTING SECURITIES AND OWNERSHIP OF VOTING SECURITIES BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT..............16
     Security Ownership of Management............................................................................17
   INTERESTS OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON......................................................18
   COMPENSATION OF EXECUTIVE DIRECTORS...........................................................................19
   LONG-TERM INCENTIVE PLANS - AWARDS IN MOST RECENTLY COMPLETED FISCAL YEAR.....................................19
   OPTIONS.......................................................................................................20
   OPTIONS GRANTS IN THE LAST FISCAL YEAR........................................................................20
   AGGREGATED OPTION EXERCISED IN THE LAST FISCAL YEAR AND FISCAL YEAR END OPTION VALUES.........................20
   TERMINATION OF EMPLOYMENT, CHANGE IN RESPONSIBILITIES AND EMPLOYMENT CONTRACTS................................21
   REPRICING OF OPTIONS/SARS.....................................................................................21
   LONG-TERM INCENTIVE PLANS-AWARDS IN LAST FISCAL YEAR..........................................................21
   COMPENSATION OF DIRECTORS.....................................................................................21
   MANAGEMENT CONTRACTS..........................................................................................22
   REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION......................22
     Executive Compensation Objectives:..........................................................................22
     Components of Compensation..................................................................................22
     CEO Compensation............................................................................................22
   EXECUTIVE EMPLOYMENT AGREEMENTS...............................................................................23

   COMPENSATION COMMITTEE........................................................................................23

APPOINTMENT OF INDEPENDENT AUDITORS..............................................................................23

     Fees Paid to Auditors.......................................................................................23

AUTHORIZATION TO FIX AUDITOR REMUNERATION........................................................................25

THE CONTINUANCE..................................................................................................25

   GENERAL OVERVIEW OF THE CONTINUANCE...........................................................................25
   SHARES BEING REGISTERED.......................................................................................25
   DESCRIPTION OF OUR CAPITAL STOCK PRIOR TO THE PROPOSED CONTINUANCE............................................25
   OUR REASONS AND RECOMMENDATION FOR THE CONTINUANCE............................................................26
   MATERIAL DIFFERENCES OF THE RIGHTS OF OUR SHAREHOLDERS AFTER THE CONTINUANCE..................................26
     Vote on Extraordinary Corporate Transactions................................................................26
     Bylaw Amendments............................................................................................26
     Removal of Directors........................................................................................26
     Quorum of Shareholders......................................................................................26
     Notice and Call of Shareholder Meetings.....................................................................27
     Shareholder Written Consent in Lieu of Meeting..............................................................27
     Appraisal Rights............................................................................................27
     Shareholder Register........................................................................................27
     Dividends and Distributions.................................................................................28
     Director Qualifications and Number..........................................................................28
     Director Liability..........................................................................................28
     Indemnification of Officers, Directors and Others...........................................................28
     Oppression Relief and Equitable Remedies....................................................................29
     Business Combinations.......................................................................................29

MATERIAL CANADIAN FEDERAL INCOME TAX CONSEQUENCES OF THE CONTINUANCE.............................................31

   GENERAL.......................................................................................................31
   OUR COMPANY...................................................................................................31
   SHAREHOLDERS RESIDENT IN CANADA...............................................................................32
   SHAREHOLDERS RESIDENT IN THE UNITED STATES....................................................................33

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES....................................................................34

   SCOPE OF THIS DISCLOSURE......................................................................................34
     Authorities.................................................................................................34
     U.S. Holders................................................................................................34
     Non-U.S. Holders............................................................................................34
     U.S. Holders Subject to Special U.S. Federal Income Tax Rules Not Addressed.................................35
     Tax Consequences in Other Jurisdictions Not Addressed.......................................................35
     Transactions Not Addressed..................................................................................35
   U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE CONTINUANCE.......................................................35
     The Continuance as a Tax-Deferred Reorganization............................................................35
     Dissenting U.S. Holders.....................................................................................36
   INFORMATION REPORTING: BACKUP WITHHOLDING TAX.................................................................36
   NO IRS RULING.................................................................................................36

DISSENT RIGHTS OF THE CONTINUANCE................................................................................37

DESCRIPTION OF OUR BUSINESS......................................................................................38

   HISTORY OF OUR COMPANY........................................................................................38
     Acquisition of AT&T PrePaid Card Company....................................................................39
     Offices.....................................................................................................39
     Business Overview...........................................................................................39
     Business Strategy...........................................................................................40
     Products and Development....................................................................................41

     The Products................................................................................................41
     The Market..................................................................................................42
     Our Suppliers...............................................................................................42
     Future Products and Services................................................................................42
     Revenues....................................................................................................43
     Operations..................................................................................................43
     The Market for the Products and Services....................................................................45
     Marketing Strategy..........................................................................................45
     The Marketing Plan..........................................................................................46
     Employees...................................................................................................46

DESCRIPTION OF PROPERTIES........................................................................................46

LEGAL PROCEEDINGS................................................................................................47

MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS.........................................................47

   DIVIDENDS.....................................................................................................48

SELECTED FINANCIAL DATA..........................................................................................48

SUPPLEMENTARY FINANCIAL INFORMATION..............................................................................50

MANAGEMENT'S DISCUSSION AND ANALYSIS OF  FINANCIAL CONDITION AND RESULTS OF OPERATIONS...........................50

     Company Overview............................................................................................50
     Management's Summary........................................................................................51
     Critical Accounting Policies and Estimates..................................................................52
     Revenue and Cost Recognition................................................................................52
     Impairment of Long-lived Assets, Including Goodwill.........................................................53
     Deferred Income Taxes.......................................................................................53
     Significant New Accounting Pronouncements...................................................................53
     Selected Financial Operating Data...........................................................................54
     Revenues....................................................................................................54
     Cost of Revenues............................................................................................55
     General and Administrative..................................................................................56
     Selling and Marketing Expenses..............................................................................56
     Product Development Expenses................................................................................57
     Depreciation and Amortization...............................................................................57
     Provision for Income Taxes..................................................................................58
     Liquidity and Capital Resources.............................................................................58
     Future Capital Needs and Resources..........................................................................59
     Effect of Inflation.........................................................................................60
     Trend Information...........................................................................................60

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.............................60

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK.......................................................61

LEGAL MATTERS....................................................................................................61

INTEREST OF NAMED EXPERTS AND COUNSEL............................................................................61

WHERE YOU CAN FIND MORE INFORMATION..............................................................................62

DATAWAVE SYSTEMS INC.
SUITE 110, 13575 COMMERCE PARKWAY
RICHMOND, BRITISH COLUMBIA, V6V 2L1
TELEPHONE: (604) 295-1800

                           PROXY STATEMENT-PROSPECTUS

INFORMATION CONCERNING VOTING

The enclosed proxy statement-prospectus is solicited on behalf of our board of directors for use at the meeting of our shareholders to be held on January 31, 2005 at 9:00 a.m. (local time) or at any continuation, postponement or adjournment thereof, for the purposes discussed in this proxy statement-prospectus and any business properly brought before the meeting. Proxies are solicited to give all shareholders of record an opportunity to vote on matters properly presented at the meeting. We intend to mail this proxy statement-prospectus and accompanying proxy card on or about January 4, 2005 to all shareholders entitled to vote at the meeting. The meeting will be held at 800-885 West Georgia Street, Vancouver, British Columbia, Canada V6C 3H1.

You are entitled to vote if you were a holder of record of shares of our common stock as of the record date of December 29, 2004. Your shares can be voted at the meeting only if you are present in person or represented by a valid proxy. Each holder on the record date is entitled to one (1) vote for each share of common stock held on all matters to be voted upon at the meeting.

On the record date, there were 43,889,334 shares of common stock issued and outstanding. In order to carry on the business of the meeting, we must have a quorum at the meeting. Under our bylaws, a quorum is constituted for a meeting of our shareholders if at least one person is present at the meeting being a shareholder entitled to vote or a duly appointed proxy or representative from an absent shareholder so entitled. As Yukon law does not address abstentions and broker non-votes, such votes will be counted for the purpose of establishing a quorum, but will have no effect on the vote in regards to the matters to be voted upon at the meeting. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary authority or does not have instructions from the beneficial owner.

You may vote in person or by completing and mailing the enclosed proxy card. All shares entitled to vote and represented by properly executed proxies received before the polls are closed at the meeting, and not revoked or superseded, will be voted at the meeting in accordance with the instructions indicated on those proxies. In voting, please specify your choices by marking the appropriate spaces on the enclosed proxy card, signing and dating the proxy card and returning it in the accompanying envelope. If no directions are given and the signed proxy is returned, the proxy holders will vote the shares in favour of the election of the directors, the appointment of the auditor, the authorization of the board of directors to fix the remuneration of the auditor and the continuance described in this proxy statement-prospectus and at their discretion on any other matters that may properly come before the meeting. Our board of directors knows of no other business that will be presented for consideration at the meeting.

Any shareholder giving a proxy has the power to revoke the proxy at any time before the proxy is voted. In addition to revocation in any other manner permitted by law, a proxy may be revoked by an instrument in writing executed by the shareholder or by his attorney authorized in writing, or, if the shareholder is a corporation, under its corporate seal or by an officer or attorney thereof duly authorized, and deposited at the offices of American Stock Transfer and Trust Company, located at: 6201 15th Avenue, Brooklyn New York, 11219,
Telephone: (800) 937-5449, Fax: (718) 236-2641, at any time up to and including the last business day preceding the day of the meeting, or any adjournment thereof, or with the chairman of the meeting on the day of the meeting. Attendance at the meeting will not in and of itself constitute revocation of a proxy.


Under Yukon law, our shareholders have dissent rights arising from the continuance. To exercise those dissent rights, our shareholders must be shareholders of record on the record date and give written notice to us that they are exercising their dissent rights before the vote on the resolution from which they dissent. A shareholder who exercises dissent rights can require us to purchase those shares for cash at fair market value. Relevant sections of

Yukon law relating to your dissent rights are attached as Exhibit "99.2" to this proxy statement-prospectus. Please refer to page 34 for a more comprehensive discussion regarding your dissent rights under Yukon law.


SOLICITATION OF PROXIES

We will bear the entire cost of solicitation of proxies, including preparation, assembly and mailing of this proxy statement-prospectus, the proxy and any additional information furnished to our company's shareholders. Copies of solicitation materials will be furnished to banks, brokerage houses, depositories, fiduciaries and custodians holding shares of our common stock in their names that are beneficially owned by others to forward to these beneficial owners. We encourage all beneficially owners, upon receipt of the solicitation materials from the registered owners, to complete and forward the enclosed proxy card in accordance with the instructions set out on the proxy card. A copy of the proxy card is attached to this proxy statement-prospectus as exhibit "99.3". Abstentions from beneficial owners will be counted for the purpose of establishing a quorum, but will have no effect on the vote in regards to the matters to be voted upon at the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote in person at the meeting, you must obtain from such broker, bank or other nominee, a proxy issued in your name.

We may reimburse persons representing beneficial owners for their costs of forwarding the solicitation material to the beneficial owners of our common stock. Original solicitation of proxies by mail may be supplemented by telephone, facsimile, electronic mail or personal solicitation by our directors, officers or other regular employees. No additional compensation will be paid to directors, officers or other regular employees for such services. We do not presently intend to employ any other party to assist in the solicitation process. We have not incurred any costs to date in connection with the solicitation of proxies from our shareholders and we estimate that the total costs will be $50,000.

                  SUMMARY OF BUSINESS MATTERS TO BE VOTED UPON

This section highlights selected information in this proxy statement-prospectus. The summary may not contain all of the information important to you. To understand our proposals to be voted upon at the meeting, you should read this entire document carefully, including the exhibits.

All figures in this proxy statement-prospectus are in United States dollars unless otherwise stated and all financial statements are prepared in accordance with United States generally accepted accounting principles.

NOTE REGARDING FORWARD LOOKING STATEMENTS

This proxy statement-prospectus includes or is based upon estimates, projections or other "forward-looking statements". Such forward-looking statements include any projections or estimates made by us and our management in connection with our business operations. Such forward-looking statements are based on the beliefs of our company. When used in this proxy statement-prospectus, the words "anticipate," "believe," "estimate," "expect," "intends" and similar expressions, as they relate to us, are intended to identify forward-looking statements, which include statements relating to, among other things, the ability of our company to continue to successfully compete in the telecommunications and financial products market. While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current information and judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein.

Such estimates, projections or other "forward-looking statements" involve various risks and uncertainties as outlined in this proxy statement-prospectus commencing on page 7 under "Risk Factors". We caution the reader that important factors in some cases have affected and, in the future, could materially affect actual results and cause actual results to differ materially from the results expressed in any such estimates, projections or other "forward-looking statements".

PROPOSAL 1: ELECTION OF DIRECTORS


Our board of directors is elected annually by our shareholders at the annual meeting. Our board of directors has selected the following four nominees who are eligible for election as directors based on their ability and experience and all of which are currently serving as directors of our company: Joshua Emanuel, John X. Adiletta, Vijay Fozdar and Graham Jackson. Alan Trope, a current director of our company, has determined not to seek re-election at the meeting. Shares represented by proxies which are marked "Withhold" with respect to the election of each director will be counted for determination of a quorum, but will not be counted as either an affirmative vote for or a negative vote against such election.


Our board of directors recommends that you vote FOR each of the nominees.

PROPOSAL 2: APPOINTMENT OF INDEPENDENT AUDITORS

Unless otherwise instructed, the proxies given pursuant to this solicitation will be voted for the appointment of Deloitte & Touche LLP, independent registered chartered accountants, to serve as independent auditors for our company for our company's fiscal year ending March 31, 2005. Shares represented by proxies which are marked "Withhold" with respect to the appointment of the auditor will be counted for determination of a quorum, but will not be counted as either an affirmative vote for or a negative vote against such appointment.

Deloitte & Touche LLP were first appointed auditors of our company on March 10, 1996. Representatives of Deloitte & Touche LLP are expected to be present at the meeting but not expected to make a statement. However, they are expected to be available to respond to appropriate questions. Deloitte & Touche LLP provided audit and other services during our fiscal year ended March 31, 2004 for fees totaling $142,720.

Our board of directors recommends you vote FOR the appointment of Deloitte & Touche LLP as independent auditors of our company.

PROPOSAL 3: AUTHORIZATION TO FIX AUDITOR REMUNERATION

Under Yukon law, the remuneration of our auditors must be set by ordinary resolution of our shareholders, or, if our shareholders so resolve, by our board of directors. In order to provide our company with the necessary flexibility to effectively manage the engagement of our company's auditors, it is important that our board of directors have the authority to negotiate and fix the remuneration to be paid to our auditor in connection with the services to be provided to our company.

Our board of directors recommends you vote FOR the authorization for our board of directors to fix the remuneration of our company's auditors.

PROPOSAL 4: THE CONTINUANCE

We are seeking to change our corporate jurisdiction from the Yukon Territory, Canada, to Delaware, United States, by means of a process called a "continuance" under Yukon law and called a "domestication" under Delaware law. The continuance will be effective upon approval of a certificate of domestication that we intend to file with the Secretary of State of the State of Delaware. A copy of the form of certificate of domestication is attached to this proxy statement-prospectus as Exhibit "99.1". Upon the effectiveness of the continuance: (i) we will become a Delaware corporation as if we had originally been incorporated in that jurisdiction; (ii) we will be discontinued in the jurisdiction of the Yukon Territory, with our shareholders being subject to the rights and privileges afforded under Delaware law; and (iii) we will register with the United States Securities and Exchange Commission, which we will refer to as the SEC, an aggregate of 43,889,334 shares of common stock of our continued company currently held by our shareholders.

Our board of directors recommends that you vote FOR the continuance.

DIVIDENDS

No cash dividends have been paid by our company on our common stock. We anticipate that our company's future earnings will be retained to finance the continuing development of our business. The payment of any future dividends will be at the discretion of our company's board of directors and will depend upon, among other things, future earnings, any contractual restrictions, the success of business activity, regulatory and corporate law requirements and the general financial condition of our company.

MARKET PRICE DATA


Our company's common stock is quoted on the OTC Bulletin Board under the symbol "DWVSF". On December 20, 2004, the closing price for our company's common stock on the OTC Bulletin Board was $0.06 U.S.. Our company's common stock was quoted on the TSX Venture Exchange under the symbol "DTV" but our board of directors determined that it was in the best interest of our company to delist from the TSX Venture Exchange. On December 2, 2004, our company requested that the
TSX Venture Exchange delist our company's common shares from trading on the TSX Venture Exchange, and on December 22, 2004, the TSX Venture Exchange delisted our company's common shares from trading on the TSX Venture Exchange.


SECURITY OWNERSHIP BY DIRECTORS, EXECUTIVE OFFICERS AND AFFILIATES


The following table sets out the percentage of outstanding shares owned by directors, executive officers and their affiliates that are entitled to vote on each matter properly brought before the meeting. As stated in the table, our company's directors and executive officers as a group own 2.8% or 1,249,334 shares of common stock of our company out of the 43,889,334 shares of our common stock issued and outstanding as of December 29, 2004. Other affiliates, specifically Integrated Data Corp., or IDC, own 50.06% of our common stock issued and outstanding as of December 29, 2004. We require that 66.67% of the shares represented at the meeting are voted in support of the special resolution at the meeting in order to approve the continuance.



                                              AMOUNT AND NATURE OF    PERCENTAGE
   NAME AND ADDRESS OF BENEFICIAL OWNER       BENEFICIAL OWNERSHIP   OF CLASS(1)
-------------------------------------------   --------------------   -----------
Joshua Emanuel                                      595,000              1.4%
Wayne, New Jersey

John Gunn                                            50,000                *%
North Vancouver, British Columbia

William Turner                                       88,000                *%
Tsawwassen, British Columbia

David Knox                                           33,334                *%
West Orange, New Jersey

David Linton                                         53,000                *%
Brampton, Ontario

John X. Adiletta                                    100,000                *%
Bernardsville, New Jersey

Vijay Fozdar                                        100,000                *%
Chino Hills, California

Graham Jackson                                      100,000                *%
Corwen, Wales

Alan Trope                                          230,000                *%
London, England

Directors and Executive Officers as a Group       1,249,334(2)           2.8%


        *       less than 1%


        (1) Based on 43,889,334 shares of common stock issued and outstanding as of December 29, 2004. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as otherwise indicated, we believe that the beneficial owners of the common stock listed above, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable.


        (2) Includes options to acquire an aggregate of 483,334 shares of common stock, exercisable within sixty days, which will be exercised or cancelled prior to the meeting.

BOARD OF DIRECTORS


Our board of directors is currently comprised of Joshua Emanuel, John X. Adiletta, Vijay Fozdar, Graham Jackson and Alan Trope. Alan Trope has determined not to seek re-election as a director of our company at the meeting. Subject to the election of Joshua Emanuel, John X. Adiletta, Vijay Fozdar and Graham Jackson at the meeting, such individuals will continue to serve as directors of our continued company upon the consummation of the continuance.


REGULATORY REQUIREMENTS

In order for our company to carry out the continuance, it is necessary for us to comply with the provisions of Yukon law.

The continuance is conditional upon us satisfying the quorum requirements as set out in our bylaws and the shareholder approval requirements for a special resolution as required under Yukon law in regards to the continuance. Our bylaws state that a quorum is satisfied when at least one person is present in person at the meeting who is a shareholder entitled to vote at the meeting or there is a duly appointed proxy or representative at the meeting from an absent shareholder so entitled to vote.

Yukon law permits a company to carry out a continuance from the Yukon Territory into another jurisdiction if the continuance is authorized by special resolution of not less than 66.7% of the votes cast by the shareholders at a meeting of the shareholders. Our company's bylaws require that notice of the meeting must be sent to the shareholders not less than 21 days and not more than 50 days before the meeting. Yukon law also states that notice of the meeting shall state that a dissenting shareholder is entitled to a right of dissent and the right to be paid the fair market value of their shares in respect of which the shareholder dissents, determined as of the close of business on the last business day before the day on which the resolution from which the shareholder dissents was adopted.

Upon receiving the requisite notice of a continuance and proof that a special resolution was approved by a company's shareholders, the registrar of corporations of the Yukon Territory will issue a certificate of discontinuance. Upon the date shown on the certificate of discontinuance, the corporation becomes an extra-territorial corporation as if it had been incorporated under the laws of the other jurisdiction that the corporation is continuing into.

As we are proposing to continue into the jurisdiction of Delaware, United States, we must also comply with the applicable provisions of Delaware law in order to successfully complete the continuance. A corporation will be permitted to continue from a foreign jurisdiction into the state of Delaware upon the filing of a certificate of domestication and a certificate of incorporation with the Secretary of State of the State of Delaware. Upon filing such documents, the existence of the continued corporation will be deemed to have commenced on the date the corporation commenced its existence in the jurisdiction in which the corporation was first incorporated. Please refer to "Material Differences of the Rights of our Shareholders After the Continuance" commencing on page 26, for information regarding the differences of your shareholder rights before and after the continuance.

Once the continuance is approved by applicable provincial and state authorities, no other regulatory approvals are necessary for consummation of the continuance, other than compliance with applicable securities laws.

DISSENT RIGHTS

Our shareholders have dissent rights under Yukon law in regards to the continuance. To exercise dissent rights under Yukon law, our shareholders must be shareholders of record as of the record date and give written notice to us that they are exercising their dissent rights before the vote on the resolution from which they dissent.

A shareholder who exercises their dissent rights can require us to purchase those shares for cash at fair market value. Relevant sections of Yukon law are attached as Exhibit "99.2" to this proxy statement - prospectus. Please refer to page 34 for a more comprehensive discussion regarding your dissent rights under Yukon law.


DISSENT RIGHTS ARE SUBJECT TO A NUMBER OF TECHNICAL LEGAL REQUIREMENTS. SHAREHOLDERS WHO DO NOT COMPLY STRICTLY WITH THOSE LEGAL REQUIREMENTS COULD LOSE THEIR RIGHTS. SHAREHOLDERS WHO WISH TO EXERCISE THEIR DISSENT RIGHTS SHOULD SEEK QUALIFIED INDEPENDENT LEGAL ADVICE.

INCOME TAX CONSEQUENCES

Some of the transactions described in this proxy statement-prospectus will have income tax consequences for our company and its shareholders.

Canada

On completion of the continuance, our company will become resident in the United States. Our company will be deemed to have disposed of all property owned by it immediately before the continuance at a price equal to the fair market value of the property. The deemed disposition may cause net taxable capital gains and income to arise for which our company will incur Canadian tax liability. Upon the continuance, our company will also be subject to a corporate emigration tax of 5% on the amount by which the fair market value of all of our company's property exceeds the aggregate of its liabilities and the amount of paid-up capital on all of its issued and outstanding shares.

Despite the foregoing, as at the date of this proxy statement - prospectus, our company's management believes that no Canadian federal taxes should be payable by our company as a result of the continuance. However, there can be no assurance that the Canada Revenue Agency ("CRA") will accept the valuations or the positions that our company has adopted in calculating the amount of Canadian tax that will be payable upon the continuance, including our company's calculation of the amount of historical tax losses that are available to offset any taxes that would otherwise be payable upon the continuance.

The continuance of our company to Delaware will not cause the shareholders of our company to be considered to have disposed of their shares. Accordingly, the shareholders will not realize any capital gains or capital losses as a result of the continuance.

Following the continuance, individual taxpayers resident in Canada will no longer be eligible for the dividend tax credit on any dividends they receive from our company.


As our company has delisted our common stock from trading on the TSX Venture Exchange, and our shares will not be listed on another prescribed exchange before the continuance, the continuance will cause the shares of our company's common stock to cease to be qualified investments for certain deferred income plans under the Income Tax Act, namely registered retirement savings plans, registered retirement income funds, deferred profit-sharing plans, and registered education savings plans. The potential tax consequences to such a deferred income plan of holding shares of our company's common stock as non-qualified investments are complex, and may include a 1% per month penalty tax calculated on the cost of the shares, tax imposed on dividends and other income received on the shares and on gains realized on the disposition of the shares, and for registered education savings plans, the deregistration of the plan.


United States-resident shareholders of our company will not generally be subject to Canadian tax by reason only of the continuance.


For a more complete discussion of the Canadian federal income tax consequences of the continuance, and a disclosure of the assumptions upon which this summary is based, please see page 31 "MATERIAL CANADIAN FEDERAL INCOME TAX CONSEQUENCES OF THE CONTINUANCE".

United States


The continuance should qualify as a tax-deferred reorganization for U.S. federal income tax purposes under Section 368(a) of the Internal Revenue Code. Accordingly, U.S. holders (as defined below) generally should not recognize gain or loss on the continuance of our company from Canada to the United States. See page 34 "Material U.S. Federal Income Tax Consequences" for a more detailed discussion regarding U.S. federal income tax consequences.


THE TAX SUMMARIES IN THIS PROXY STATEMENT- PROSPECTUS PROVIDE GENERAL INFORMATION ONLY. THEY ARE NOT MEANT TO PROVIDE ANY OF THE SHAREHOLDERS OF OUR COMPANY WITH LEGAL OR TAX ADVICE, AND SHOULD NOT BE INTERPRETED IN THAT MANNER. SHAREHOLDERS OF OUR COMPANY ARE STRONGLY ADVISED TO CONSULT WITH THEIR OWN TAX AND LEGAL ADVISORS REGARDING THE UNITED STATES AND CANADIAN INCOME TAX CONSEQUENCES OF THE CONTINUANCE IN THEIR PARTICULAR CIRCUMSTANCES.

                                  RISK FACTORS

The common shares of our company are considered speculative. Prospective investors should consider carefully the risk factors set out below.

RISKS RELATED TO OUR COMPANY

In the past two years we have reported earnings, but we have a past history of significant losses. Our history of fluctuating operating results raises doubt about our ability to achieve sustainable profitability.

We began offering merchandising services in 1994 and first offered prepaid phone card services in 1996. Accordingly, we have a limited operating history upon which investors may base an evaluation of our performance. As a result of operating expenses and development expenditures, we have incurred an accumulated deficit of $13,588,188 as at September 30, 2004. We expect that our operating expenses will increase with the expansion of our installed base of distribution points and with increasing marketing and development of our prepaid products and services. There can be no assurance that our revenues will increase sufficiently to support our anticipated expenditures.

We have low working capital which may adversely affect our ability to provide continuing operations.

We began selling prepaid cellular in PINs in Canada in 2002. In early 2003, as the program was launched with a number of large retailers, we had to make significant investments in inventory. If we are unable to sell our inventory or to collect the receivables in a timely manner, working capital will be reduced and this will adversely affect our ability to operate; in particular, to acquire additional inventory and pay our debts as they come due.

If we are not able to obtain further financing our business operations may fail.

As a growing business, we typically need more capital than we have available to us or can expect to generate through the sale of our products. In the past, we have had to raise, by way of debt and equity financing, considerable funds to meet our needs. There is no guarantee that we will be able to continue to raise funds needed for our business and our continuing operations. Failure to raise the necessary funds in a timely fashion will limit our growth and continuing operations, and may even cause us to fail.

The loss of any of our key customers could have a material adverse effect on our business, financial condition and results of our operations.

For the six month period ending September 30, 2004, 62% of our revenues came from ten customers, compared with 59% for the period ending September 30, 2003. In fiscal 2004, 44% of our revenues came from ten customers, compared with 44% in fiscal 2003. Loss of one or several of these customers would have a material adverse effect on our business, financial condition and results of operations.

The loss of our suppliers in Canada and the United States could have an adverse effect on our ability to provide continuing operations.

In Canada, we rely primarily on our relationship with the major telecommunications companies for prepaid cellular airtime and Canquest for prepaid long distance telephone services. We are reliant on Canquest for services provided to major accounts. Should we cease purchasing long distance services from Canquest, we expect that Canquest may fail. Loss of these services would have a material adverse effect on our ability to provide continuing operations, or, if we can access alternate services, they may be available only at higher costs which cannot be passed on to customers.

In the United States, we rely primarily on our relationship with AT&T for prepaid long distance telephone service, as well as for joint marketing of the AT&T Prepaid Card and our network systems. A significant portion of the prepaid phone cards sold in the United States by us are AT&T Prepaid Cards, and we utilize the AT&T brand name as the primary identity on most of our free-standing machines. Loss of use of the AT&T brand name or connection could result in substantial loss of revenues for our United States operations.

Production of free-standing machines consists of the assembly and testing by us of a high volume of quality components manufactured by third parties. We are dependent on a limited number of suppliers for certain of our key components, such as radio modems. We purchase component parts on a purchase order basis and have no supply commitments from any of our suppliers. Our reliance on certain vendors, as well as industry supply conditions generally, subject us to various risks, including the possibility of a shortage or a lack of availability of key components, quality control problems, increases in component costs and reduced control over delivery schedules, any of which could adversely affect our manufacturing and assembly process and thus our business and results of operations.

Our revenues are seasonable which may result in our operating results being, from time to time, below the expectations of analysts and investors.

We believe that sales of prepaid cellular and prepaid long distance products are seasonal, as many consumers purchase products while travelling during the peak travel months of July, August and September. Sales decrease during spring and fall and are lowest in the winter. A significant proportion of our operating expenses are fixed in advance for a quarter and if our sales are below expectations in a particular quarter, this could have a material adverse effect on our financial condition and results of operations. We believe that period-to-period statements of our operating results are not necessarily meaningful, should not be relied upon as indications of future performance and may result in volatility in the price of our common shares. Due to the foregoing factors, among others, our operating results may from time to time be below the expectations of analysts and investors.

We operate in a highly competitive industry and our failure to compete effectively may adversely affect our ability to generate revenue.

The prepaid product market is highly competitive and is served by numerous international, national and local firms. In the United States, we compete with major long-distance providers, including but not limited to Qwest, Verizon, MCI and Sprint, as well as with other prepaid phone card distributors, including but not limited to IDT Corporation. We also compete with AT&T in certain locations where AT&T offers prepaid phone cards directly or through other distributors. In Canada, we compete with long-distance providers, as with other prepaid phone card distributors, including but not limited to Goldline, TCI and Phone Time. In addition, in both Canada and the United States, as the use of cellular phones and phone charge cards increases, we face increased competition from providers of these products. Many of these competitors have significantly greater financial, technical and marketing resources, much larger distribution networks, and generate greater revenues and have greater name recognition than us. These competitors may be able to institute and sustain price wars, or imitate the features of our network systems products, resulting in a reduction of our share of the market and reduced price levels and profit margins. In addition, there are relatively low barriers to entry into the prepaid phone card market, and we have faced, and expect to continue to face, additional competition from new entrants. In both the United States and Canada, we also compete with prepaid phone card distributors which own and operate switch and transmission platforms. Such distributors may provide long distance services at a lower cost than us, and offer additional bundled features not available from our long-distance provider such as voicemail and facsimile services. We believe that our ability to compete also depends in part on a number of competitive factors outside our control, including the reliability of competitors' products and services, the ability of competitors to hire, retain and motivate qualified personnel, the price at which competitors offer comparable services and the extent of competitors' responsiveness to customer needs. There can be no assurance that we will be able to compete effectively on pricing or other requirements with current and future competitors or that competitive pressures will not materially adversely affect our business, financial condition and results of operations.

We have limited operating facilities and if we are unable to deliver our service in a timely manner, then we may lose some customers and their orders.

Our primary operations, including information systems (including the server and databases for our network systems), customer service, assembly and production and general administration, are housed in a single facility in Richmond, British Columbia. Any disruption in our operations at the facility in Richmond due to fire, natural disaster or otherwise, could have a material adverse effect on our business, financial condition and results of operations. Our operations are also dependent on the integrity of our network systems. In the event that our network systems (including the wireless and landline networks of other parties used by our network systems) experience substantial down time due to power loss, technical failure, unauthorised intrusion or other interruptions, our business and operations could be materially adversely affected and there can be no assurance that the procedures we have implemented to reduce business interruptions will be effective in all cases.

Rapid technological changes in our industry could render our products non-competitive or obsolete and consequently affect our ability to generate revenues.

Currently we derive substantially all of our revenues from the sale of prepaid cellular time and prepaid long distance phone cards. The prepaid products and services industry is characterised by rapid technological change, new products and services, new sales channels, evolving industry standards and changing client preferences. Our success will depend, in significant part, upon our ability to make timely and cost-effective enhancements and additions to our technology and to introduce new products and services that meet customer demands. We expect new products and services to be developed and introduced by other companies that compete with our products and services. The proliferation of new telecommunications technology, including personal and voice communication services over the internet, may reduce demand for long distance services, including prepaid phone cards. There can be no assurance that we will be successful in responding to these or other technological changes, to evolving industry standards or to new products and services offered by our current and future competitors. In addition, we may not have access to sufficient capital for our research and development needs in order to develop new products and services.

We hold no patents on our products and may not be able to protect our proprietary technology.

Although we have not obtained patent protection for any of our products, we have sought to protect our proprietary technology through a combination of copyright, trademark and trade secret laws, non-disclosure agreements and other forms of intellectual property protection. We have filed patent applications with the United States Patent and Trademark Office and have patents pending for the credit extension process using a prepaid card, multiple service provider prepaid wireless service card, method and system for issuing tokens based on two or more currencies, multiple denomination currency receiving and prepaid card dispensing apparatus, and prepaid broadband internet and software service method and apparatus. There is no assurance that these patents will be granted.

Previously, we filed two patent applications with the United States Patent and Trademark Office, including one for the free-standing machine and its method of operation, which were denied because the United States Patent and Trademark Office found previously developed similar technology prevented patenting of our technology. On May 13, 1997, we filed a continuation of the application for the free-standing machine and its method of operations with the United States Patent and Trademark Office. On June 1, 1998, the United States Patent and Trademark Office denied the application because of prior art. We have abandoned the application.

We own Canadian and United States federal registrations for the trademark "DATAWAVE" and design. There can be no assurance that our operations do not or will not violate the intellectual property rights of others, that they would be upheld if challenged or that we, would, in such an event, not be prevented from using such company's intellectual property rights, any of which could have a material adverse effect on our business, financial condition and results of operations.

In addition, our failure to obtain licenses required from third parties for other technology and intellectual property could delay or prevent the development, manufacture or sale of products. Although we rely, in part, on contractual provisions to protect our trade secrets and proprietary know-how, there is no assurance that these agreements will not be breached, that we would have adequate remedies for any breach or that our trade secrets will not otherwise become known or be independently developed by competitors. Although no lawsuits against us regarding infringement of any existing patents or other intellectual property rights are pending, nor have any claims been asserted, there can be no assurance that such infringement claims will not be asserted by third parties in the future. There also can be no assurance in the event of such claims of infringement that we will be able to obtain licenses on reasonable terms.

Our involvement in any intellectual property dispute or action to protect trade secrets and know-how, including actions brought by us, could result in a material adverse effect on our business. Adverse determinations in litigation in which we may become involved could subject us to significant liabilities to third parties, require us to grant licenses to or seek licenses from third parties and prevent us from manufacturing and selling our products. Any of these situations could have a material adverse effect on our business, financial condition and results of operations.

We could experience theft of our products and credit card fraud which could materially affect the operations of our business.

We have not experienced any material losses from theft to date but prepaid product users may attempt to obtain products without rendering payment to us by unlawfully using our access numbers and PINs. We attempt to manage these theft and fraud risks through our internal controls and our monitoring and blocking systems. We utilize national credit card clearance systems for electronic credit card settlement. We generally bear the same credit risks normally assumed by other users of these systems arising from returned transactions caused by unauthorised use, disputes, theft or fraud. To minimize our financial exposure, we limit the total amount that a customer may charge to purchase a prepaid product and also limit the amount that a customer may charge within a specified time frame using any free-standing machine. Although we believe that our risk management practices and bad debt reserves are adequate, there can be no assurance that such practices and reserves will protect us from theft of products, fraud and credit card losses, any of which could have a material adverse effect on our business, financial condition and results of operations.

We can also incur fraud loss from fraudulent, improper or unauthorised use of Prepaid MasterCard credit cards being issued by alliances and joint ventures we may be or could become involved in. We have not experienced any material losses to date resulting from involvement in alliances or joint ventures that issue Prepaid MasterCard credit cards, although we are still in the early stages of product roll-out. To minimize our financial exposure, we closely monitor Prepaid MasterCard credit card usage to detect fraudulent, improper or unauthorised use as does the financial institution issuing the Prepaid MasterCard credit card under a license from MasterCard.

We depend on experienced management and key technical employees and if we are unable to retain or hire such management and key technical employees in the future, then our ability to improve and implement new systems could be adversely affected.

Our growth has placed, and is expected to continue to place, significant demands on all aspects of our business including our management, financial, technical and administrative personnel and systems. Our future operating results will depend upon our ability to manage growth, including improving and implementing new systems and attracting, retaining, training, managing and motivating skilled employees, particularly managers and other senior technical personnel. There can be no assurance that a sufficient number of skilled employees will continue to be available to us or that we will be successful in training, retaining and motivating current or future employees or that such employees will achieve expected levels of performance. In addition, as we increase our service offerings and expand our target markets, there will be additional demands on our sales and marketing resources. We also rely on outside contractors to install and maintain our free-standing machines. Our inability to find and contract with sufficiently experienced contractors could have a material adverse effect on our operations, including decreased free-standing machine placements and increased machine servicing costs.

The loss of Josh Emanuel or other key employees would have a materially adverse effect on our business.

We believe that continued success will depend in large part upon the efforts and abilities of a number of key employees. In July 1999, we made management changes to promote employees, including the appointment of Josh Emanuel as President and Chief Executive Officer. The loss of the services of Mr. Emanuel or any one or more of our other key personnel could have a material adverse effect on our business because of their knowledge of the prepaid industry and their business acumen. We have no written management agreement with Mr. Emanuel or any other key employees.

Trading of our stock may be restricted by the SEC's penny stock regulations which may limit a stockholder's ability to buy and sell our stock.

The SEC has adopted regulations which generally define "penny stock" to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and "accredited investors". The term "accredited investor" refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of, our common stock.

The National Association of Securities Dealers, or NASD, has adopted sales practice requirements which may also limit a stockholder's ability to buy and sell our stock.

In addition to the "penny stock" rules described above, the NASD has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer's financial status, tax status, investment objectives and other information. Under interpretations of these rules, the NASD believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. The NASD requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit investors' ability to buy and sell our stock and have an adverse effect on the market for our shares.

Our common stock is illiquid and subject to price volatility unrelated to our operations.


Our common shares are currently traded on the OTC Bulletin Board, under the symbol "DWVSF". Further announcements concerning our or our competitors' technological innovations, new product and service offerings, changes in government regulations, conditions in our market segment or changes in earnings estimates by analysts may cause the price of our common shares to fluctuate substantially. In addition, stock prices for many technology and telecommunications companies fluctuate widely for reasons that may be unrelated to their operating results. These fluctuations, as well as general economic, political and market conditions, may adversely affect the trading price of our common shares.

We are affected by government regulations in the United States and Canada which may delay or hinder our ability to provide services and products.

The following summary of regulatory developments and legislation does not purport to describe all present and proposed federal, state and local regulations and legislation affecting the telecommunications industry. Other existing federal and state regulations are currently the subject of judicial proceedings, legislative hearings and administrative proposals which could change, in varying degrees, the manner in which this industry operates. Neither the outcome of these proceedings, nor their impact upon the telecommunications industry or us can be predicted at this time.

The telecommunications industry is highly regulated in the United States at the federal, state and local levels. Various international authorities may also seek to regulate the services provided or to be provided by us. In the United States, federal laws and the regulations of the Federal Communications Commission (FCC) generally apply to interstate telecommunications, while state public utility commissions, public service commissions or other state regulatory authorities generally exercise jurisdiction over telecommunications that originate and terminate within the same state. In Canada, the telecommunications industry is regulated by the Canadian Radio, Television and Telecommunications Commission
(CRTC).

The FCC and state regulatory authorities in the United States and the CRTC in Canada may address regulatory non-compliance with a variety of enforcement mechanisms, including monetary forfeitures, refund orders, injunctive relief, license conditions, and/or license revocation. The regulation of the telecommunications industry is changing rapidly and the regulatory environment varies substantially from state to state. Moreover, as deregulation at the federal level occurs, some states are reassessing the level and scope of regulation that may be applicable to telecommunications companies. There can be no assurance that future regulatory, judicial or legislative activities will not have a material adverse effect on our business, financial condition and results of operations.

United States. We are a switchless distributor of long distance telephone time purchased from carriers such as, but not limited to, AT&T. We believe that we are not regulated as a carrier because our name is not on our prepaid phone cards and the telephone number on the prepaid phone cards is that of the underlying, regulated carrier and not ours. Accordingly, we have not obtained any federal or state authorizations. To the extent that federal or state regulators enforce applicable laws and regulations differently, we may be found in violation of such laws or regulations and may be required to alter our business strategy.

The sale of long distance telephone service through prepaid phone cards may be subject to "escheat" laws in various states. These laws generally provide that payments or deposits received in advance or in anticipation of the provision of utility services, including telephone service, that remain unclaimed for a specific period of time after the termination of such services are deemed "abandoned property" and must be submitted to the state. In the event such laws are deemed applicable, we may be required to deliver such amounts to certain states in accordance with these laws, which could have a material adverse effect on our business, financial condition or results of operations.

Pursuant to the Telecommunications Act of 1996, the FCC was granted the authority to implement certain policy objectives, including the establishment of the Universal Service Fund. The purpose of the Universal Service Fund is to subsidize the provision of local telecommunications services to low-income consumers, schools, libraries, health care providers and rural and insular areas that are costly to serve. Pursuant to a FCC order, Universal Service Fund contributions are generally equal to approximately four percent of a carrier's interstate and international gross revenues, and approximately one percent of its intra-state "end user" gross revenues, effective January 1, 1998. The FCC will adjust the amount of these contributions each calendar quarter, and they may increase significantly in future periods. Our underlying carriers may pass their respective costs through to us.

The taxation of prepaid telephone card sales and use is evolving and is not specifically addressed by the laws of many of the states in which we do business. Some states and localities charge a tax on the point-of-sale purchase of prepaid telephone cards while others charge a tax on usage of prepaid telephone cards. While we believe that we have adequate funds reserved for any taxes we may ultimately be required to pay, there can be no assurance that this will be the case. In addition, certain authorities may enact legislation which specifically provides for taxation of prepaid telephone cards or other services provided by us or may interpret current laws in a manner resulting in additional tax liabilities to us.

Prepaid MasterCard Credit Cards being issued by alliances and joint ventures we may be or could become involved in are issued under a license granted to the issuing financial institution by MasterCard. The program(s) are subject to MasterCard rules and regulations. The financial institution also must ensure that the program(s) comply with Bank Safety and Soundness regulations of the United States Office of the Comptroller of the Currency and all other

U.S. Office of the Comptroller of the Currency regulations such as Privacy, Know Your Customer, Anti-Money Laundering and the Patriot Act to name a few. Our failure to comply could adversely affect our business plan and revenues if any required approvals are withdrawn.

Canada. We have a license to resell long distance telephone time from the CRTC, a federal body which regulates media and telecommunications in Canada. The CRTC has similar powers to the FCC in the United States. Any telecommunications service provider in Canada is required to be licensed by the CRTC. We believe that we have all necessary CRTC licenses to carry on our business. Revenues generated from long distance and international communications operations are taxed according to set tariffs. The license that we have from CRTC is applicable for those who do not operate their own telecommunications facilities, and requires us to make contributions based on our revenues according to set tariffs.

In addition, most provinces charge provincial sales taxes on products and services. In some cases we are liable to collect the sales taxes and remit to the provinces. We believe we have taken adequate steps to collect and remit the sales taxes where necessary, but our failure to do so would result in us being liable for taxes owed, which could adversely affect our financial condition.

Some of our assets and some of our directors and officers are outside the United States, with the result that it may be difficult for investors to enforce within the United States any judgments obtained against us or any of our directors or officers.

We are organized under the laws of the Yukon, Canada. Our principal executive office is located in British Columbia, Canada. However, outside the United States, it may be difficult for investors to enforce judgments against us obtained in the United States in any such actions, including actions predicated upon civil liability provisions of federal securities laws. In addition, several of our officers and two of our directors reside outside the United States, and nearly all of the assets of these persons and our assets are located outside of the United States. As a result, it may not be possible for investors to effect service of process within the United States upon such persons or to enforce against us or such persons judgments predicated upon the liability provisions of the United States securities laws. There is substantial doubt as to the enforceability against us or any of our directors and officers located outside the United States in original actions or in actions of enforcement of judgments of United States courts or liabilities predicated on the civil liability provisions of United States federal securities laws.

Upon the consummation of the continuance, our company may be subject to Canadian income tax liabilities which may adversely effect our company's working capital.

Upon the continuance, our company will be deemed to have disposed of all of its property at its fair market value, which may cause our company to incur Canadian tax liability. Our company will also be subject upon the continuance to a corporate emigration tax based on the amount by which the fair market value of all of our company's property exceeds the aggregate of its liabilities and the amount of paid-up capital on all of its issued and outstanding shares. Our company's management, in consultation with certain of our company's advisors, has reviewed our company's assets, liabilities, paid-up capital, and tax loss carryforwards, and has concluded that no Canadian federal taxes should be payable by our company as a result of the continuance. However, there can be no assurance that the CRA will accept the valuations or the positions that our company has adopted in calculating the amount of Canadian tax that will be payable upon the continuance, including our company's calculation of the amount of historical tax losses that are available to offset any taxes that would otherwise be payable upon the continuance. Accordingly, there is no assurance that the CRA will conclude after the effective time of the continuance that no Canadian federal taxes are due as a result of the continuance or that the amount of Canadian federal tax found to be due will not be significant.

PROPOSAL 1

                      NOMINATION AND ELECTION OF DIRECTORS

The articles of our company provide for a board of directors of no fewer than three and no greater than eight directors with the number of directors to be set from time to time by a resolution of our board of directors. Each director is elected by a plurality of votes at each annual meeting, continuing in office until the next annual meeting and until such director's successor is elected and has been qualified, or until such director's earlier death, resignation or removal. Our board of directors currently operates with five directors.

Shares represented by proxies which are marked "Withhold" with respect to the election of each director will be counted for determination of a quorum, but will not be counted as either an affirmative vote for or a negative vote against such election.

During fiscal 2004, our board of directors had four formal meetings and all of the directors attended each of the four meetings. During the same period, our board of directors acted by unanimous consent on seven occasions.

NOMINEES FOR ELECTION

Joshua Emanuel

Mr. Emanuel is responsible for the day to day operations of our company. Mr. Emanuel has been our Chairman from July 2002 to present, Chief Executive Officer of our company from 1999 to present and Vice President of Sales and Marketing of our United States subsidiary from 1997 to 1999.

John X. Adiletta

Mr. Adiletta is principal of PCS Management Group, based in Bernardsville, New Jersey and the Chief Executive Officer and a director of Somerset International Group, Inc., a public holding company, located in Bedminster, New Jersey. As an experienced executive in the telecommunications industry, Mr. Adiletta brings expertise in managing high growth and capital intensive operations to our board of directors.

Vijay Fozdar

Mr. Fozdar is Chief Executive Officer and a Director of AsiaDemand, Inc., a China-based distribution and technology transfer firm. He is Vice Chairman of OilChina, a subsidiary of China National Petroleum Corporation and Vice-Chairman of Sino-ChangChing, both AsiaDemand joint ventures. Mr. Fozdar is also Senior Managing Director of Bristol WorldSource, Inc., a mergers and acquisitions advisory firm.

Graham Jackson

Mr. Jackson is Chairman of KK Finefoods Ltd. in the United Kingdom and Marketing Director of Links Leisure Ltd. He is a continual visitor to Europe on business and has held various senior executive positions in companies in the United Kingdom.

MANAGEMENT

The following table sets forth the names, positions and ages of our executive officers and directors. Our board of directors elects officers and their terms of office are, except to the extent governed by employment contracts, at the discretion of our board of directors.

                   POSITION HELD WITH THE              AGE   DATE FIRST ELECTED
NAME               COMPANY                                   OR APPOINTED
----------------   ---------------------------------   ---   ------------------------
Joshua Emanuel     Chief Executive Officer, Director   54    Chairman of the Board of
                                                             Directors - July 2002
                                                             Director - July 1999

Larry Wetzel       Vice President, Sales U.S.          56    April 2004

John Gunn          General Manager,                    61    July 1999
                   Chief Financial Officer,                  March 2003
                   Secretary

David Knox         Chief Operating Officer             42    April 2004
                   Vice President,                           April 2000
                   Chief Technology Officer

David Linton       Vice President, Sales and           47    February 2003
                   Marketing Canada

William Turner     Vice President, Business            43    July 1999
                   Development

John X. Adiletta   Director                            55    December 2003

Vijay Fozdar       Director                            54    September 2003

Graham Jackson     Director                            61    July 2003

Alan Trope         Director                            37    November 2002

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Except as otherwise disclosed herein, no director, senior officer, principal shareholder, or any associate or affiliate thereof, had any material interest, direct or indirect, in any transaction since the beginning of our last financial year that has materially affected us, or any proposed transaction that would materially affect us, except for an interest arising from the ownership of shares of our company where the member will receive no extra or special benefit or advantage not shared on a pro rata basis by all holders of shares in the capital of our company.

During fiscal 2004, we agreed to indemnify our officers and directors from liabilities or costs arising from their acting as directors or officers or from conducting their duties on behalf of our company.

An officer made a $500,000 secured interest-bearing loan to a supplier in September 2002. The loan became due at March 31, 2003 but, at the discretion of the lender, the loan was extended on a month-to-month basis at the original terms. The loan was repaid in full on or before July 29, 2004.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, and persons who own more than 10% of our common stock, to file reports regarding ownership of, and transactions in, our securities with the SEC and to provide us with copies of those filings. Based solely on our review of the copies of such forms received by us, or written representations from certain reporting persons, we believe that during fiscal year 2004, all filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with.

COMMITTEES OF THE BOARD OF DIRECTORS

Standing committees of our board of directors include an audit committee, a compensation committee and a corporate governance and a nominating committee.

AUDIT COMMITTEE


In the year ended March 31, 2004, there were four meetings held by our audit committee. The audit committee was formed in May 2000. The audit committee currently consists of Messrs. Fozdar, Adiletta and Trope. Mr. Fozdar is the Chair of the audit committee and is a non-employee director of our company. Messrs. Adiletta and Trope are also non-employee directors of our company. Mr. Trope has determined to not seek re-election at the meeting and will resign as a member of our audit committee upon the meeting date. All of the members of the audit committee are independent as defined by Rule 4200 (a) (14) of the NASD Rules. This committee is directed to review the scope, cost and results of the independent audit of our books and records, the results of the annual audit with management and the adequacy of accounting, financial, and operating controls; to recommend annually to the board of directors the selection of the independent auditors; to consider proposals made by the independent auditors for consulting work; and to report to the board of directors, when so requested, on any accounting or financial matters. The board of directors adopted a charter for the audit committee in September 2000.


COMPENSATION COMMITTEE

In the year ended March 31, 2004, there was one meeting held by the compensation committee. The compensation committee was formed in May 2000. The compensation committee currently consists of Messrs. Emanuel, Fozdar, Adiletta and Jackson. Mr. Fozdar is the Chair of the committee and is a non-employee director of our company. Messrs. Adiletta and Jackson are also non-employee directors of our company. The compensation committee reviews and approves annual salaries, bonuses and other forms and items of compensation for senior officers and employees. Except for plans that are, in accordance with their terms or as required by law, administered by the our board of directors or another particularly designated group, the compensation committee also administers and implements all stock option and other stock-based and equity-based benefit plans (including performance-based plans), recommends changes or additions to those plans, and reports to our board of directors on compensation matters.

CORPORATE GOVERNANCE COMMITTEE

In the year ended March 31, 2004, there was one meeting held by the corporate governance committee. We established a corporate governance and nominating committee in March 2003. Our corporate governance committee consists of Graham Jackson, Vijay Fozdar and John X. Adiletta. The corporate governance committee recommends to our board of directors the adoption of corporate governance guidelines similar to those recommended by the Toronto Stock Exchange to its listed companies. Under the guidelines, our board of directors adopts a strategic planning process, which also identifies the principal risks of our business and ensures the implementation of an appropriate system to manage these risks. Our board of directors is working towards aligning itself with these guidelines and similar corporate governance rules proposed by the SEC and as required by the Sarbanes-Oxley Act of 2002. Our board of directors itself monitors the effectiveness of senior management and the corporate governance committee of our board of directors identifies and reports on candidates to be nominated to our board of directors.

VOTING SECURITIES AND OWNERSHIP OF VOTING SECURITIES BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


We have set forth in the following table certain information regarding our shares of common stock beneficially owned as of December 29, 2004 for: (i) each shareholder we know to be the beneficial owner of 5% or more of shares of our common stock; (ii) each of our executive officers and directors; and (iii) all executive officers and directors as a group. In general, a person is deemed to be a "beneficial owner" of a security if that person has or shares the power to vote or direct the voting of such security, or the power to dispose or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which the person has the right to acquire beneficial ownership within 60 days. As of December 29, 2004, we had 43,889,334 common shares issued and outstanding. Accordingly, 43,889,334 shares are entitled to one (1) vote per share at the meeting.

As of December 29, 2004, we had 176 registered holders of our common shares, 145 of whom were residents of the United States. The total shareholdings of such United States shareholders of record as of December 29, 2004 were 28,925,190 common shares representing 66% percent of our issued and outstanding capital.

To the best of our knowledge, there are no voting arrangements with other shareholders of our company.

                                  NUMBER OF COMMON SHARES   PERCENTAGE OF ISSUED SHARE
NAME AND ADDRESS OF SHAREHOLDER     BENEFICIALLY OWNED                CAPITAL
-------------------------------   -----------------------   --------------------------
Integrated Data Corp. (1)                21,972,030                   50.06%
625 West Ridge Pike
Conshohocken, PA
U.S.A.  19428

(1) Management is unaware of all the beneficial owners of the shares of Integrated Data Corp., a Delaware corporation, whose shares trade on the OTC Bulletin Board.

Security Ownership of Management


                                                 AMOUNT AND NATURE OF    PERCENTAGE
      NAME AND ADDRESS OF BENEFICIAL OWNER       BENEFICIAL OWNERSHIP   OF CLASS(1)
   -------------------------------------------   --------------------   -----------
   Joshua Emanuel                                      595,000              1.4%
   Wayne, New Jersey

   John Gunn                                            50,000                *%
   North Vancouver, British Columbia

   William Turner                                       88,000                *%
   Tsawwassen, British Columbia

   David Knox                                           33,334                *%
   West Orange, New Jersey

   David Linton                                         53,000                *%
   Brampton, Ontario

   John X. Adiletta                                    100,000                *%
   Bernardsville, New Jersey

   Vijay Fozdar                                        100,000                *%
   Chino Hills, California

   Graham Jackson                                      100,000                *%
   Corwen, Wales

   Alan Trope                                          230,000                *%
   London, England

   Directors and Executive Officers as a Group       1,249,334(2)           2.8%


        *       less than 1%


        (1) Based on 43,889,334 shares of common stock issued and outstanding as of December 29, 2004. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as otherwise indicated, we believe that the beneficial owners of the common stock listed above, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable.


        (2) Includes options to acquire an aggregate of 483,334 shares of common stock, exercisable within sixty days.

All directors hold office until the next annual meeting of shareholders of our company and until their successors have been elected and qualified. The articles of our company permit our board of directors to appoint directors to fill vacancies that may occur on our board from time to time. Our articles also permit our board of directors to add additional directors between successive annual meetings so long as the number appointed does not exceed more than one-third of the number of directors appointed at the last annual meeting. Our officers serve at the discretion of our board of directors. There are no arrangements or understandings among any of our directors or officers. There are no family relations among any of our directors or officers.

INTERESTS OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

Except as disclosed in this proxy statement-prospectus, management of our company is not aware of any material interest in any matter to be acted upon or any material transaction, direct or indirect, of any director or senior officer of our company, of any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to all outstanding shares of our company, or of any associate or affiliate of the foregoing persons, other than as follows:


        (1)     As of December 29, 2004, IDC owns 21,972,030 or 50.06% of the issued and outstanding shares of our company. IDC intends to vote all of its shares, owned directly or indirectly, in favour of the proposals to be voted upon at the meeting;


        (2) Joshua Emanuel is currently the Chief Executive Officer and a director of our company. Upon the continuance, Mr. Emmanuel will continue to hold the position of Chief Executive Officer of our continued company, and upon his re-election at the meeting, will continue to be a director of our continued company. Mr. Emanuel intends to vote all of his shares, owned directly or indirectly, in favor of the proposals to be voted upon at the meeting;

        (3) John X. Adiletta is currently a director of our company and will continue to be a director of our continued company upon Mr. Adiletta's re-election at the meeting and upon the continuance. Mr. Adiletta intends to vote all of his shares, owned directly or indirectly, in favor of the proposals to be voted upon at the meeting;

        (4) Vijay Fozdar is currently a director of our company and will continue to be a director of our continued company upon Mr. Fozdar's re-election at the meeting and upon the continuance. Mr. Fozdar intends to vote all of his shares, owned directly or indirectly, in favor of the proposals to be voted upon at the meeting;

        (5) John Gunn is currently the General Manager, Chief Financial Officer and Secretary of our company and will continue to hold these positions in our continued company upon the continuance. Mr. Gunn intends to vote all of his shares, owned directly or indirectly, in favor of the proposals to be voted upon at the meeting;

        (6) David Knox is currently the Chief Operating Office of our company and will continue to hold this position in our continued company upon the continuance. Mr. Knox intends to vote all of his shares, owned directly or indirectly, in favor of the proposals to be voted upon at the meeting;

        (7) David Linton is currently Vice President, Sales and Marketing Canada of our company and will hold this position in our continued company upon the continuance. Mr. Linton intends to vote all of his shares, owned directly or indirectly, in favor of the proposals to be voted upon at the meeting;

        (8) William Turner is currently Vice President, Business Development of our company and will hold this position in our continued company upon the continuance. Mr. Turner intends to vote all of his shares, owned directly or indirectly, in favor of the proposals to be voted upon at the meeting;


        (9) Alan Trope is currently a director of our company. Mr. Trope has determined not to seek re-election as a director at the meeting. Mr. Trope intends to vote all of his shares of our company, owned directly or indirectly, in favor of the proposals to be voted upon at the meeting; and

        (10) Graham Jackson is currently a director of our company and will continue to be a director of our company upon his re-election at the meeting and upon the continuance. Mr. Jackson intends to vote all of his shares of our company, owned directly or indirectly, in favor of the proposals to be voted upon at the meeting.

COMPENSATION OF EXECUTIVE DIRECTORS

The particulars of compensation paid to the following persons:

(a)     our chief executive officer;

(b) each of our four most highly compensated executive officers who were serving as executive officers at the end of the most recently completed financial year ended March 31, 2004 and whose total salary and bonus exceeds $100,000 (Cdn$135,000) per year; and

(c) any additional individuals for whom disclosure would have been provided under (b) but for the fact that the individual was not serving as an executive officer of our company at the end of the most recently completed financial year who we will collectively refer to as the named executive officers, of our three most recently completed fiscal years, are set out in the summary compensation table as follows:

                           SUMMARY COMPENSATION TABLE

                                          ANNUAL COMPENSATION                LONG TERM COMPENSATION
                                   ---------------------------------   ----------------------------------
                                                                                 AWARDS           PAYOUTS
                                                                       ------------------------   -------
                                                            OTHER      SECURITIES   RESTRICTED                ALL
NAME AND                  FISCAL                            ANNUAL       UNDER       SHARES OR     LTIP      OTHER
POSITION                   YEAR     SALARY                 COMPENS      OPTIONS     RESTRICTED     PAY-     COMPEN-
OF PRINCIPAL              ENDING   (U.S. $)     BONUS     ATION (1)     GRANTED     SHARE UNITS    OUTS      SATION
-----------------------   ------   ---------   -------   -----------   ----------   -----------   -------   --------
Josh Emanuel               2004    $ 222,000     Nil         Nil          Nil           Nil         N/A        Nil
President and CEO          2003    $ 204,252     Nil         Nil          Nil           Nil         N/A        Nil
                           2002    $ 200,000     Nil         Nil        184,500         Nil         N/A        Nil

David Knox                 2004    $ 165,000     Nil         Nil          Nil           Nil         N/A        Nil
Vice President, Chief      2003    $ 156,667   $ 9,000       Nil        100,000         Nil         N/A        Nil
Technology Officer         2002    $ 150,000     Nil         Nil        400,000         Nil         N/A        Nil

John Gunn                  2004    $ 111,376     Nil         Nil          Nil           Nil         N/A        Nil
General Manager, CFO       2003    $  78,074     Nil         Nil          Nil           Nil         N/A        Nil
                           2002    $  77,261     Nil         Nil          Nil           Nil         N/A        Nil

        (1) The value of perquisites, other personal benefits, securities and property for the named executive officers that do not exceed the lesser of $50,000 or 10% of the total of the annual salary and bonus is not reported herein.

LONG-TERM INCENTIVE PLANS - AWARDS IN MOST RECENTLY COMPLETED FISCAL YEAR

We have no long-term incentive plans in place and therefore there were no awards made under any long-term incentive plan to the named executive officers during our most recently completed fiscal year. A "Long-Term Incentive Plan" is a plan under which awards are made based on performance over a period longer than one fiscal year, other than a plan for options, SARs (stock appreciation rights) or restricted share compensation.

OPTIONS

Our company has a 1998 Stock Option Plan and a 2000 Stock Option Plan. Under the terms of both plans, our board of directors may grant stock options to employees, officers, directors and independent consultants of our company and our subsidiaries for their contributions to our company. Options under our 1998 Stock Option Plan include options granted prior to the implementation of the plan which were deemed to be re-granted under the 1998 Stock Option Plan. Options granted under both plans are not transferable by an optionee, and each option is exercisable only by such optionee. The expiry date will be fixed by our board of directors but will be no later than the tenth anniversary of the award date. The exercise price of each option under both plans will be not less than 100% of the fair market value on the date of grant. In no case will an optionee be granted an option where the number of shares that may be purchased by an optionee pursuant to the option exceed, when added to the number of shares available for purchase pursuant to options previously granted to the optionee which remain exercisable, 5% of our issued and outstanding share capital as of the award date of the option being granted.

Upon the 1998 Stock Option Plan initiation, approximately 5,370,000 common shares were reserved for issuance and at September 30, 2004, approximately 817,000 were available for issuance. As of March 31, 2004, stock options in respect of 4,448,902 shares of our common stock were outstanding, of which 2,528,879 were issued to directors and officers of our company. However, a majority of outstanding stock options expired on April 4, 2004 such that on September 30, 2004, 872,500 stock options remained outstanding under the 1998 Stock Option Plan.

Our company's 2000 Stock Option Plan authorizes the issuance of up to 4,715,761 options in addition to those authorized under our 1998 Stock Option Plan. No options have yet been granted under the 2000 Stock Option Plan. Our company intends to issue all future options under the 2000 Stock Option Plan and further intends to terminate the 1998 Stock Option Plan upon the expiry or exercise of all of the options currently outstanding pursuant to the 1998 Stock Option Plan.

The following table sets forth the individual grants of options to purchase shares of our common stock made to each of our officers and directors as of September 30, 2004:

                      NUMBER OF SHARES
                   ISSUABLE UPON EXERCISE    EXERCISE PRICE
OPTIONEE                 OF OPTIONS         PER SHARE (CDN.)  EXPIRATION DATE
----------------   ----------------------   ----------------  ---------------
John X. Adiletta           100,000             $     0.29      July 31, 2007

Vijay Fozdar                50,000             $     0.25      July 31, 2005
                            50,000             $     0.29      July 31, 2007

Graham Jackson             100,000             $     0.29      July 31, 2007

Alan Trope                 100,000             $     0.29      July 31, 2007

OPTIONS GRANTS IN THE LAST FISCAL YEAR

During the most recently completed fiscal year, no stock options were granted to the named executive officers.

AGGREGATED OPTION EXERCISED IN THE LAST FISCAL YEAR AND FISCAL YEAR END OPTION VALUES

The following table shows aggregate exercise of options to purchase our common shares in fiscal 2004 by the named executive officers.

                                                   NUMBER OF SECURITIES UNDERLYING     VALUE OF UNEXERCISED IN-THE
                                                     UNEXERCISED OPTIONS/SARS AT          -MONEY OPTIONS/SARS AT
                                                         FISCAL YEAR END (#)               FISCAL YEAR END ($)
                        SHARES       AGGREGATE       EXERCISABLE /UNEXERCISABLE       EXERCISABLE / UNEXERCISABLE(1)
                      ACQUIRED ON      VALUE     ----------------------------------   ------------------------------
NAME                 EXERCISE (#)    REALIZED      Exercisable      Unexercisable      Exercisable    Unexercisable
------------------   ------------    ---------   ---------------  -----------------   -------------  ---------------
Joshua Emanuel            Nil           Nil           Nil                 -                $  0           $   0

David Knox                Nil           Nil           100,000             -                $  0           $   0

John Gunn                 Nil           Nil           Nil                 -                $  0           $   0

David Linton              Nil           Nil           50,000              -                $  0           $   0

(1) The values for "in-the-money" options are calculated by determining the difference between the fair market value of the securities underlying the options as of March 31, 2004 ($0.09 per share on the OTC Bulletin Board) and the exercise price of the individual's options.

TERMINATION OF EMPLOYMENT, CHANGE IN RESPONSIBILITIES AND EMPLOYMENT CONTRACTS

No employment contracts exist between our company and the named executive officers.

There are no compensatory plans or arrangements with respect to the named executive officers resulting from the resignation, retirement or other termination of employment or from a change of control.

REPRICING OF OPTIONS/SARS

We did not reprice any options awarded to any executive officers during 2004.

LONG-TERM INCENTIVE PLANS-AWARDS IN LAST FISCAL YEAR

We have no long-term incentive plans.

COMPENSATION OF DIRECTORS

Compensation for the named executive officers has already been disclosed above.

We currently compensate our independent directors with annual cash compensation of $16,000. Non-employee directors are also granted 100,000 incentive stock options on election. Employee directors are granted incentive stock options based on annual performance reviews. All stock option grants during fiscal 2004 were made pursuant to our Second Amended and Restated 1999 or 2000 Stock Option Plans.


We had no other standard arrangement pursuant to which directors are compensated by our company for their services in their capacity as directors except for the granting from time to time of incentive stock options in accordance with the policies of the TSX Venture Exchange. Our company was listed on the TSX Venture Exchange under the symbol "DTV" until December 22, 2004 when the TSX Venture Exchange delisted our company's common shares from trading on the TSX Venture Exchange. The TSX Venture Exchange delisted our shares pursuant to our company's written request dated December 2, 2004 to have our shares delisted from the TSX Venture Exchange. As a result, our stock option grants were no longer subject to the policies of the TSX Venture Exchange as of December 22, 2004.


During the most recently completed financial year, we granted 350,000 stock options to our directors.

MANAGEMENT CONTRACTS

Management functions of our company are substantially performed by directors or executive officers of our company and not, to any substantial degree, by any other person with whom we have contracted. There are no written agreements with our executive officers.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

The compensation committee of our board of directors determines compensation for the Chief Executive Officer, reviews and makes recommendations regarding compensation of executive officers, and supervises the administration of equity plans for executives and all employees. The compensation committee currently consists of Messrs. Emanuel, Fozdar, Adiletta and Jackson. Mr. Fozdar is the Chair of the committee and is a non-employee director of our company. Messrs. Adiletta and Jackson are also non-employee directors of our company.

Executive Compensation Objectives:

On behalf of our board of directors, the compensation committee reviews and makes recommendations concerning:

        1. the compensation policy with respect to employees or any of its subsidiaries insuring that we are in compliance with all legal compensation reporting requirements;

        2. the compensation of the Chief Executive Officer and other officers of our company;

        3. management compensation programs including stock option plans, incentive plans and perquisites; and

        4.      the annual review or, if appropriate, an interim review of:

                (a)     management succession plans and process;

                (b) performance appraisal and management and employee development programs;

                (c) contingency plans in the event of the unexpected disability of key management; and

                (d) proposed personnel changes involving officers reporting to the Chief Executive Officer.

Components of Compensation

Executive compensation consists primarily of base salary and stock options.

Base Salary. We target executives' base salaries according to general market conditions. In determining each executive officer's base salary, the compensation committee takes into account competitive market data for similar positions at high-technology companies, individual responsibilities and performance, and internal equity within our company.

Stock Options. Our equity incentives have been in the form of stock options. Stock options are issued at an exercise price of fair market value on the date of grant. Options granted in fiscal 2003 vest rateably over three years. Fair-market-value stock options become valuable and exercisable only if the executive officer continues to work at our company and would likely be exercised only if the stock price subsequently increases.

CEO Compensation

The Chief Executive Officer's salary and stock option grants follow the policies set forth above. In deciding on Mr. Emanuel's compensation package, the compensation committee considered compensation practices at companies similar in size and complexity to our company. Mr. Emanuel's current annual salary for the 2004 calendar year is $230,000.

EXECUTIVE EMPLOYMENT AGREEMENTS

We have not entered into any employment agreements with our officers and directors.

COMPENSATION COMMITTEE

Our compensation committee is composed of Joshua Emanuel, Vijay Fozdar, John X. Adiletta and Graham Jackson. Joshua Emanuel is Chief Executive Officer of our company and does not participate in any discussion on his own compensation. For the year ended March 31, 2004, no other member of the compensation committee had any direct or indirect material interest in any transaction with our company in which the amount involved exceeded $60,000.

                     OUR BOARD OF DIRECTORS RECOMMENDS THAT
                  YOU VOTE FOR THE ELECTION OF THE NOMINEES AS
                            DIRECTORS OF OUR COMPANY.

PROPOSAL 2

                       APPOINTMENT OF INDEPENDENT AUDITORS

Unless otherwise instructed, the proxies given pursuant to this solicitation will be voted for the appointment of Deloitte & Touche LLP, independent registered chartered accountants, to serve as independent auditors of our company until our next annual general meeting in 2005. Shares represented by proxies which are marked "Withhold" with respect to the appointment of the auditor will be counted for determination of a quorum, but will not be counted as either an affirmative vote for or a negative vote against such appointment.

Deloitte & Touche LLP were first appointed auditors of our company on March 10, 1996. Representatives of Deloitte & Touche LLP are expected to be present at the meeting but not expected to make a statement. However, they are expected to be available to respond to appropriate questions.


Our audit committee has considered and determined that the services provided by Deloitte & Touche LLP are compatible with maintaining the principal's accountant's independence. Additional information concerning our audit committee can be found under "Committees of the Board of Directors" on page 15 of this proxy statement-prospectus.


Fees Paid to Auditors

Deloitte & Touche LLP provided our company with audit and other services during the fiscal period ended March 31, 2004 for fees totalling $142,720. This included the following fees:

                                       FISCAL YEAR ENDED
                                         MARCH 31, 2004
                                       -----------------
Audit Fees
     Annual audit fee                   $        77,605
     Quarterly reviews                  $        29,564
     Total audit fees                   $       107,169
Audit Related Services
     Assistance with due diligence      $        13,378
     AICPA SAS 70 third party review    $        22,173
     Total audit related services       $        35,551
Total                                   $       142,720

Audit Fees. This category includes the fees for the examination of our consolidated financial statements and our quarterly reviews of interim financial statements. This category also includes advice on audit and accounting matters that arose during or as a result of the audit or the review of our interim financial statements, and the preparation of an annual "management letter" on internal control matters.

Audit Related Services. Audit-related services are closely related to the financial audit process and primarily consist of statutory audits required by non-United States jurisdictions; audits of benefit plans; audits of vendors, licensees and customers to confirm that contract terms of pricing and payment are being met; internal control advisory services; work on registration statements filed with the SEC; assistance with due diligence; AICPA SAS 70 third party review; and related accounting advice.

Other Services. Other services consist largely of tax services provided in the United States and Canada.

                     OUR BOARD OF DIRECTORS RECOMMENDS THAT
              YOU VOTE FOR THE APPOINTMENT OF DELOITTE & TOUCHE LLP
                     AS INDEPENDENT AUDITORS OF OUR COMPANY.

PROPOSAL 3

                    AUTHORIZATION TO FIX AUDITOR REMUNERATION

Under Yukon law, the remuneration of our auditors must be set by ordinary resolution of our shareholders, or, if our shareholders so resolve, by our board of directors. In order to provide our company with the necessary flexibility to effectively manage the engagement of our company's auditors, it is important that our board of directors have the authority to negotiate and fix the remuneration to be paid to our auditor in connection with the services to be provided to our company.

                     OUR BOARD OF DIRECTORS RECOMMENDS THAT
            YOU VOTE FOR THE AUTHORIZATION OF OUR BOARD OF DIRECTORS
                    TO FIX THE REMUNERATION OF OUR AUDITORS.

PROPOSAL 4

                                 THE CONTINUANCE

GENERAL OVERVIEW OF THE CONTINUANCE

Our company is proposing to change our jurisdiction from the Yukon Territory, Canada, to Delaware, United States by means of a process called a "continuance" under Yukon law and a "domestication" under Delaware law. The continuance will be effective upon approval of a certificate of domestication that we will file with the Secretary of State of the State of Delaware. A copy of the form of certificate of domestication is attached to this proxy statement-prospectus as Exhibit "99.1". Upon the effectiveness of the continuance, our company will: (i) become a Delaware corporation as if we had originally been incorporated in that jurisdiction; (ii) be discontinued in the jurisdiction of the Yukon Territory, with our shareholders being subject to the rights and privileges afforded under Delaware law; and (iii) register an aggregate of 43,889,334 shares of common stock of our continued company to our shareholders.


Our board of directors is currently comprised of Joshua Emanuel, John X. Adiletta, Vijay Fozdar, Graham Jackson and Alan Trope. Except for Alan Trope, who has determined not to seek re-election at the meeting, and subject to their re-election at the meeting, such persons will continue to serve as directors of our continued company.


SHARES BEING REGISTERED

At the date of this proxy statement-prospectus, there were 43,889,334 shares of our common stock issued and outstanding. This proxy statement-prospectus relates to the 43,889,334 common shares of our company that, upon approval of the special resolution at the meeting and the completion of the necessary procedures under Yukon law and Delaware law, will be registered as common shares of our continued company.

DESCRIPTION OF OUR CAPITAL STOCK PRIOR TO THE PROPOSED CONTINUANCE

The authorized capital of our company is 100,000,000 common shares without par value. Our common stock has dividend and voting rights that are set out in our bylaws. Dividends may be paid, subject to the applicable provisions of Yukon law and subject to the discretion of our board of directors. Dividends may be paid in money, property or stock. The voting rights for the common shares of our company entitle a holder to one (1) vote per share of common stock held, provided that the holder is a holder on a record date declared by our board of directors.

The common stock of our continued company will have dividend and voting rights that are set out in the proposed bylaws of our continued company which are attached as Exhibit 3(ii).2 to this proxy statement-prospectus. Dividends may be paid, subject to the applicable provisions of Delaware law and subject to the discretion of our board of directors. The voting rights for the common stock of our continued company will entitle a holder to one vote per share of common stock held, provided that the holder is a holder on a record date declared by the board of directors. The common shares of our continued company carry no pre-emptive rights, conversion rights, redemption provisions, or sinking fund provisions.

OUR REASONS AND RECOMMENDATION FOR THE CONTINUANCE

Our board of directors believes that the continuance of our company as a United States domiciled and public company is in the best interests of our shareholders because: (i) it will eliminate the cross-border financing issues and concerns of United States institutional lenders, thereby providing our company greater access to needed financing to meet our growing business requirements; and (ii) it will give our current and future shareholders increased liquidity through a broader, more dynamic and deeper public market for their shares. As a jurisdiction, Delaware is our ideal choice for redomestication, given it is both well known and widely-used by both public companies and shareholders.

MATERIAL DIFFERENCES OF THE RIGHTS OF OUR SHAREHOLDERS AFTER THE CONTINUANCE

After the continuance, shareholders of our company will become subject to Delaware law. Delaware law is similar in many ways to Yukon law, to which we are now subject, but differs in several material respects, including the following:

Vote on Extraordinary Corporate Transactions

Under Yukon law, continuances, sales of substantially all of the assets of a corporation, amendments to the articles of incorporation and other extraordinary corporate actions require authorization by a special resolution, meaning a resolution passed by two-thirds of the votes cast by the shareholders who voted in respect of that resolution, or by an instrument signed by all shareholders entitled to vote on that resolution. Under Delaware law, mergers or consolidations require the approval of the holders of a majority of the outstanding stock of the corporation entitled to vote thereon. A sale, lease or exchange of all or substantially all the property and assets of a corporation requires the approval of the holders of a majority of the outstanding stock of the corporation entitled to vote thereon, and an amendment to the certificate of incorporation of a corporation generally requires the approval of the holders of a majority of the outstanding stock entitled to vote thereon.

Bylaw Amendments

Under Yukon law, either shareholders or directors may make, amend or repeal bylaws (subject to any restrictions under the articles, bylaws or any unanimous shareholder agreement), but any such action of the directors with respect to the bylaws are subject to confirmation by resolution passed by a majority of the votes cast by the shareholders entitled to vote on that resolution. Under Delaware law, after a corporation has received any payment for any of its stock and where authorized by the certificate of incorporation, the directors, may adopt, amend or repeal the bylaws.

Removal of Directors

Directors generally may be removed under Yukon law at a special meeting by ordinary resolution, meaning a resolution passed by a majority of the votes cast by the shareholders who voted in respect of that resolution. Directors generally may be removed, with or without cause, under Delaware law by holders of a majority of shares then entitled to vote at an election of directors. Directors of a Yukon Territory corporation may be removed at any time without cause; directors of a Delaware corporation may be removed without cause unless the board is classified, in which case directors may be removed for cause only, unless the certificate of incorporation provides otherwise.

Quorum of Shareholders

A quorum for a shareholder meeting under Yukon law consists of the holders of a majority of shares entitled to vote present in person or represented by proxy at the meeting unless the bylaws provide otherwise. The bylaws of our company provide that at least one person present being either a shareholder entitled to vote or a duly appointed proxy or representative from an absent shareholder so entitled to vote will constitute a quorum. Under the Delaware law, a quorum consists of a majority of shares entitled to vote present in person or represented by proxy unless the certificate of incorporation or bylaws provide otherwise, but in no event may a quorum consist of less than one-third of shares entitled to vote at the meeting.

Notice and Call of Shareholder Meetings

Under Yukon law, shareholder meetings may be called by the board of directors, who must call a meeting when so requested by holders of not less than five percent of the issued shares that carry the right to vote. If the directors do not within 21 days after receiving a request by the shareholders to call a meeting, any shareholder who signed the request may call the meeting. The requirements to call a shareholders meeting is also dependent upon the bylaws of the corporation. Under Delaware law, unless the certificate of incorporation or bylaws authorize additional persons, only the board of directors may call a special shareholders' meeting. Under Delaware law, written notice of any meeting of shareholders shall be given not less than 10 nor more than 60 days before the date of the meeting to each shareholder entitled to vote at such meeting (provided that a minimum of 20 days notice is required for a merger).

Shareholder Written Consent in Lieu of Meeting

Under Yukon law, shareholder actions without a meeting may be taken by resolution in writing signed by all of the shareholders entitled to vote. Under Delaware law, shareholders may act by written consent without a meeting if holders of outstanding stock, having not less than the minimum number of votes that would be necessary to take such action at a meeting at which all shares entitled to vote thereon were present and voting, execute a written consent providing for such action unless otherwise provided in the corporation's certificate of incorporation.

Appraisal Rights

Delaware law grants appraisal rights in a merger or consolidation to holders of stock, unless such stock is either:

        (a) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the NASD; or

        (b) held of record by more than 2,000 shareholders; provided that such holders receive shares of stock of the corporation surviving the merger or consolidation which is, on the effective time of the merger or consolidation, either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the NASD or held of record by more than 2,000 shareholders.

Yukon law does not contain any similar exemption from its provisions relating to dissenters' rights of appraisal for amalgamations. Notwithstanding the foregoing, appraisal rights are available under Delaware law for sales of all or substantially all of the corporation's assets, any merger or consolidation in which the corporation is a constituent corporation, or for amendments to its certificate of incorporation if the certificate of incorporation so provides.

Shareholders are entitled to dissent and appraisal rights under Yukon law in connection with any sale of substantially all the assets of a corporation outside the ordinary course of business, for amendments to its articles of incorporation such as those affecting share issuance, transferability or ownership of shares of the class held by a dissenting shareholder, or amendments to its articles of incorporation to add, change or remove any restriction on the business of the corporation, or relating to amalgamation, or continuance. Also, Yukon law provides rights of appraisal to shareholders of a class of shares entitled to vote on proposals to amend the articles of incorporation to vary the number of authorized shares of the class, effect a reclassification or cancellation of shares of the class, affect restrictions, right or privileges attached to such shares, create a new class of shares, or constrain the issue or transfer of ownership of such shares.

Shareholder Register

A Delaware corporation's stock list showing the names, addresses and the number of shares registered in the name of each shareholder may be inspected by shareholders of record for any purpose germane to a shareholder's meeting. Under Yukon law, shareholders and creditors, where the corporation is a distributing corporation, may inspect the list of shareholders.

Dividends and Distributions

Delaware law and Yukon law treat dividends similarly. Delaware law permits a corporation, unless otherwise restricted by the certificate of incorporation, to declare and pay dividends out of surplus or, if there is no surplus, out of the net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year (provided that the amount of capital of the corporation is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets). In addition, Delaware law generally provides that a corporation may redeem or repurchase its shares only if such redemption or repurchase would not impair the capital of the corporation and the capital of the corporation is not impaired.

Under Yukon law, a corporation may not declare or pay a dividend or redeem or repurchase its shares if the corporation is, or would after the payment be, unable to pay its liabilities as they become due, or if the realizable value of the corporation's assets would thereby be less than the aggregate of its liabilities and share capital of all classes.

Director Qualifications and Number

There is no residency requirement for directors under Yukon law and Delaware law. Delaware law provides that the number of directors shall be fixed by, or in the manner provided in, the bylaws unless the certificate of incorporation fixes the number of directors. The articles of incorporation of a Yukon Territory corporation must specify the number or a range for the number of directors (minimum and maximum), and reductions in size within that range can generally be effected by a majority vote of the shareholders at a special meeting. A Yukon Territory distributing corporation must have a minimum of three directors.

Director Liability

Delaware law permits the certificate of incorporation of a Delaware corporation to contain a provision limiting the personal liability of a director to the shareholders or the corporation for monetary damages for breach of fiduciary duty, except:

        (1) for any breach of a directors' duty of loyalty to the corporation or its shareholders;

        (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of laws;

        (3) for paying a dividend or approving a stock repurchase in violation of statutory limitations; or

        (4) for any transaction from which a director derived an improper personal benefit.

Such a provision does not affect a director's liability under United States federal securities laws.

Under Yukon law, directors of a corporation who vote for or consent to a resolution authorizing the issue of shares for consideration other than money are jointly and severally liable to the corporation to make good any amount by which the consideration received is less than the fair equivalent of the money that the corporation would have received if the shares had been issued for money. Directors of a corporation who authorize an improper purchase, redemption or other acquisition of shares, authorize improper payments of dividends, commissions, financial assistance, indemnities or other improper payments to a shareholder are jointly and severally liable to restore to the corporation any amounts so distributed. In addition, directors of a corporation may be jointly and severally liable to employees for certain wages and salaries payable to each employee for services performed for the corporation. Yukon law has no provision limiting directors' liability as does Delaware law.

Indemnification of Officers, Directors and Others

Both Delaware law and Yukon law authorize a corporation to indemnify its directors, officers, employees and agents against all reasonable expenses (including legal fees) and, provided that such individual, who we will refer to as the indemnitee, acted in good faith and for a purpose which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, in the case of a criminal proceeding, had reasonable grounds to believe his or her conduct was lawful. Delaware law authorizes a corporation to indemnify its directors, officers, employees and agents against all reasonable expenses (including legal fees) in connection with a lawsuit by or in the right of the corporation to procure a judgment in its favor if such person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be paid as to any claim, issue or matter as to which such person has been adjudged liable to the corporation unless it is determined by the court making such adjudication of liability that, despite such finding, such person is fairly and reasonably entitled for such expenses deemed proper. Delaware law contemplates that the determination of whether the indemnitee is entitled to indemnification is to be made in the specific case by a majority vote of the directors who are not parties to such action, even though less than a quorum, by independent legal counsel in a written opinion or by the shareholders, unless otherwise determined by a court of competent jurisdiction, whereas Yukon law contemplates a determination exclusively by a court.

Under Delaware law and Yukon law, there is a right of mandatory indemnification to the extent that an indemnitee is successful on the merits or otherwise in defense of any action, suit or proceeding or any claim, issue or matter therein. Delaware law allows for the advance payment of an indemnitee's expenses prior to the final disposition of an action, provided that the indemnitee, if an officer or director of the corporation, undertakes to repay any such amount advanced if it is later determined that the indemnitee is not entitled to indemnification with regard to the action for which his or her expenses were advanced, whereas Yukon law does not expressly contemplate such an advance payment.

Delaware law and Yukon law permit a corporation to maintain insurance on behalf of an indemnitee against any liability asserted against such indemnitee by reason of his or her having been a director or officer, whether or not the corporation would have the power to indemnify him or her against such liabilities under the applicable provisions of the respective act. Yukon law limits this in that insurance is not available where the liability relates to a director's failure to act honestly and in good faith with a view to the best interests of the corporation. In addition, Delaware law provides that the indemnification rights provided by the provisions described above are not exclusive of any rights to indemnification or advancement of expenses to which such indemnitee may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, but Yukon law does not contemplate such arrangements.

Oppression Relief and Equitable Remedies

Yukon law creates a cause of action for "oppression" and "unfairness" with respect to security holders, creditors, directors and officers, and vests the courts with broad remedial powers in connection therewith; Delaware law contains no comparable provision, and the scope of the equitable powers of Delaware law as defined by existing case law is less certain than the scope of the powers in Canada.

Certain differences between the powers granted to corporations under Delaware law and the powers granted under Yukon law may make a Delaware corporation somewhat less vulnerable than a corporation governed by Yukon law to hostile takeover attempts. These differences include the absence of power of shareholders to call special meetings unless expressly granted as discussed above, the power of the directors to ascribe attributes to a series of preferred stock authorized by the certificate of incorporation which give the series a priority over another series within the class, and the restrictions on business combinations discussed below. On the other hand, because of such provisions as the power of shareholders to take action without a meeting by less than unanimous consent, the Delaware law may, under such circumstances, facilitate a hostile takeover attempt.

Business Combinations

Section 203 of Delaware law provides that any person who acquires 15 percent or more of a corporation's voting stock, thereby becoming an interested shareholder, may not engage in certain "business combinations" with the target corporation for a period of three years following the date the person became an interested shareholder, unless:

        (1) the board of directors of the corporation has approved, prior to the date such person acquires 15 percent or more of the voting stock, either the business combination or the transaction that resulted in the person becoming an interested shareholder;

        (2) upon consummation of the transaction that resulted in the person becoming an interested shareholder, that person owns at least 85 percent of the corporations' voting stock outstanding at the time the transaction is commenced (excluding shares owned by persons who are both directors and officers and shares owned by employee stock plans in which participants do not have the right to determine confidentially whether shares will be tendered in a tender or exchange offer); or

        (3) the business combination is approved by the board of directors and authorized by the affirmative vote (at an annual or special meeting and not by written consent) of at least two-thirds of the outstanding voting stock not owned by the interested shareholder.

For the purpose of determining whether a person is the "owner" of 15 percent or more of a corporation's voting stock for these purposes, ownership is defined broadly to include the right, directly or indirectly, to acquire the stock or to control the voting or disposition of the stock. A "business combination" is also defined broadly to include:

        (1) merger and sales or other dispositions of 10 percent or more of the assets of a corporation with or to an interested shareholder;

        (2) certain transactions resulting in the issuance or transfer to the interested shareholder of any stock of the corporation or its subsidiaries;

        (3) certain transactions which would result in increasing the proportionate share of the stock of a corporation or its subsidiaries owned by the interested shareholder; and

        (4) receipt by the interested shareholder of the benefit (except proportionately as a shareholder) or any loans, advances, guarantees, pledges or other financial benefits.

These restrictions placed on interested shareholders do not apply under certain circumstances, including, but not limited to, the following:

        (1) if the corporation's original certificate of incorporation contains a provision expressly electing not to be governed by the relevant section of Delaware law; or

        (2) if the corporation, by action of its shareholders, adopts an amendment to its bylaws or certificate of incorporation expressly electing not to be governed by such section, provided that such an amendment is approved by the affirmative vote of not less than a majority of the outstanding shares entitled to vote and that such an amendment will not be effective until 12 months after its adoption and will not apply to any business combination with a person who became an interested shareholder at or prior to such adoption.

We intend to file a certificate of incorporation with the Secretary of State of the State of Delaware that contains a provision stating that our company will not be governed by Section 203 of Delaware law. Upon acceptance of our certificate of incorporation, our company will not be subject to the restrictions of section 203 and our company will be permitted to carry out "business combinations" with interested shareholders.

Yukon law does not contain a comparable provision with respect to business combinations. However, policies of certain Canadian securities regulatory authorities, including Rule 61-501 of the Ontario Securities Commission ("Rule 61-501"), contain requirements in connection with related party transactions. Related party transaction means, generally, any transaction by which an issuer, directly or indirectly, acquires or transfers an asset or acquires or issues treasury securities or assumes or transfers a liability from or to, as the case may be, a related party by any means in any one or any combination of transactions. "Related Party" is defined in Rule 61-501 and includes directors, senior officers and holders of at least 10 percent of the voting securities of the issuer.

Rule 61-501 requires more detailed disclosure in the proxy material sent to security holders in connection with a related party transaction, and, subject to certain exceptions, the preparation of a form of valuation of the subject matter of the related party transaction and any non-cash consideration offered therefor and the inclusion of a summary of the valuation in the proxy material. Rule 61-501 requires, subject to certain exceptions, that the minority shareholders of the issuer separately approve the transaction, either by simple majority or two-thirds of the votes cast, depending on the circumstances.

      MATERIAL CANADIAN FEDERAL INCOME TAX CONSEQUENCES OF THE CONTINUANCE

GENERAL

In the opinion of Clark, Wilson, Canadian counsel to our company, the following section is a summary of the material Canadian federal income tax consequences of the continuance to our company, to Canadian-resident shareholders of our company, and to United States-resident shareholders of our company. The following summary is based on the facts set out in this proxy statement-prospectus, and on additional information provided to counsel by management of our company.

Although portions of the summary of tax consequences to United States-resident shareholders may apply to shareholders residing in other jurisdictions, this summary does not specifically address tax consequences to such shareholders and accordingly such shareholders are urged to contact their own tax advisors to determine the tax consequences to them. This summary does not include the consequences of any provincial, municipal, or other local tax laws or regulations, any tax laws of any jurisdictions outside of Canada, or any other tax laws other than the federal income tax laws of Canada.

The summary of Canadian tax consequences in the following section, as well as the abbreviated summary of Canadian tax consequences set forth in the "SUMMARY" section of this proxy statement-prospectus, are based on the current wording of the Income Tax Act of Canada, the regulations made under that act, the Canada-United States Income Tax Convention, 1980, as amended, and counsel's understanding of administrative materials published by the CRA. This summary takes into account all proposed amendments to the Income Tax Act that have been announced by the Minister of Finance before the date of mailing of this proxy statement - prospectus. However, there is no assurance that such proposed amendments will be enacted in their current form, or at all. Apart from such proposed amendments, these summaries do not take into account or anticipate any changes in law, whether by legislative, governmental, or judicial action. No advance income tax ruling has been obtained from the CRA to confirm the tax consequences of any of the transactions described in this proxy statement - prospectus.

The summary of consequences to shareholders of our company applies only to shareholders who, for the purposes of the Income Tax Act, hold their shares of our company's common stock as capital property, deal at arm's length with our company, and are not affiliated with our company. The summary does not apply to a shareholder in relation to whom our company is or will be a foreign affiliate within the meaning of the Income Tax Act, or who holds more than 10 per cent of our company's common stock.

A shareholder will generally be considered to be holding shares as capital property unless the shareholder holds the shares in the course of carrying on a business, acquired the shares in a transaction that is an adventure in the nature of trade, or holds the shares as "mark-to-market" property for the purposes of the Income Tax Act. Shareholders should consult their own tax advisors if they have questions as to whether they in fact hold their shares of our company's common stock as capital property. Shareholders who do not hold their shares as capital property should consult their own tax advisors regarding the consequences of the continuance to them.

THE TAX SUMMARIES IN THIS PROXY STATEMENT-PROSPECTUS PROVIDE GENERAL INFORMATION ONLY. THEY ARE NOT MEANT TO PROVIDE ANY OF THE SHAREHOLDERS OF OUR COMPANY WITH LEGAL OR TAX ADVICE, AND SHOULD NOT BE INTERPRETED IN THAT MANNER. THEY DO NOT COVER ALL OF THE TAX CONSEQUENCES THAT MIGHT BE RELEVANT TO ALL OF THE SHAREHOLDERS OF OUR COMPANY, AND WILL NOT APPLY IN THE SAME WAY TO ALL THE SHAREHOLDERS OF OUR COMPANY. SHAREHOLDERS OF OUR COMPANY ARE STRONGLY ADVISED TO CONSULT WITH THEIR OWN TAX AND LEGAL ADVISORS REGARDING THE UNITED STATES AND CANADIAN INCOME TAX CONSEQUENCES OF THE CONTINUANCE IN THEIR PARTICULAR CIRCUMSTANCES.

OUR COMPANY

On the continuance, our company will be deemed under the provisions of the Canada-United States Income Tax Convention to be resident in the United States, and to no longer be resident in Canada. Under the Income Tax Act, the change in our company's residence from Canada to the United States will cause our company's tax year to end immediately before the continuance, and a new tax year to begin at the time of the continuance. Furthermore, our company will be deemed to have disposed of all of its property immediately before the continuance for proceeds of disposition equal to the fair market value of the property at that time. This deemed disposition may cause our company to incur Canadian tax liability on the basis of the resulting deemed capital gains and income.

Furthermore, our company will be subject to a separate corporate emigration tax imposed by the Income Tax Act on corporations departing from Canada. The emigration tax will be imposed on the amount by which the fair market value of all of our company's property immediately before the continuance exceeds the aggregate of its liabilities at that time and the amount of paid-up capital on all of the issued and outstanding shares of our company's common stock. Tax will be imposed at a rate of 5% on our company's net assets determined under the foregoing formula, unless one of the main reasons for our company changing its residence to the United States was to reduce the amount of this corporate emigration tax or the amount of Canadian withholding tax paid by our company, in which case the rate will be 25%.

Our company's management has reviewed our company's assets, liabilities, paid-up capital, and tax loss carryforwards, and has advised counsel that no Canadian federal taxes should be payable by our company as a result of the continuance. This conclusion is based in part on determinations of factual matters including the fair market value of our company's property, and counsel expresses no opinion on such matters of factual determination. Furthermore, facts underlying our company's assumptions and conclusions may also change prior to the effective time of the continuance. Our company has not applied to the CRA for a ruling as to the amount of federal taxes payable by our company as a result of the continuance and does not intend to apply for such a ruling given the factual nature of the determinations involved. In addition, our company has not applied to the CRA for a determination of our company's past losses, and does not intend to apply for such a determination prior to the continuance. There can be no assurance that the CRA will accept the valuations or the positions that our company has adopted in calculating the amount of Canadian tax that will be payable upon the continuance, including our company's calculation of the amount of historical tax losses that are available to offset any taxes that would otherwise be payable upon the continuance. Accordingly, there is no assurance that the CRA will conclude after the effective time of the continuance that no Canadian federal taxes are due as a result of the continuance or that the amount of Canadian federal taxes found to be due will not be significant.

Due to our company's change in residence upon the continuance, our company will no longer be subject to taxation in Canada on our worldwide income. However, if our company carries on a business through a permanent establishment located in Canada, as that expression is defined in the tax convention, it will be subject to Canadian tax on business profits attributable to the permanent establishment.

For the purposes of calculating any Canadian tax liability of our company after the continuance, our company will be unable to deduct historic losses incurred prior to becoming a Delaware corporation. The continuance will therefore eliminate our company's past Canadian tax losses as a source of future deductions.

SHAREHOLDERS RESIDENT IN CANADA

The following portion of the summary of Canadian federal tax consequences applies to shareholders of our company who are resident in Canada for the purposes of the Income Tax Act.

Shareholders of our company who remain holding shares of our company's common stock after the continuance will not be considered to have disposed of those shares by reason only of the continuance. Accordingly, the continuance will not cause these shareholders to realize a capital gain or loss on their shares of our company's common stock, and will have no effect on the adjusted cost base of their shares of our company's common stock.

Following the continuance, any dividends received by an individual shareholder on the shares of our company's common stock will not be eligible for the gross-up and dividend tax credit treatment generally applicable to dividends on shares of taxable Canadian corporations. Any dividends received by a corporate shareholder on the shares of our company's common stock will be included in calculating that shareholder's income and will generally not be deductible. To the extent that United States withholding taxes are imposed on dividends paid by our company to Canadian-resident shareholders, Canadian resident shareholders will generally be entitled to claim a foreign tax credit against their Canadian income tax.

Pursuant to a request made December 2, 2004, our Company has delisted our shares of common stock from the TSX Venture Exchange effective December 22, 2004. Our company has no plans to list our shares on another prescribed exchange as defined in the regulations under the Income Tax Act. Because the shares of our company's common stock are not listed on a prescribed exchange, the cessation of Canadian residence that occurs upon the continuance will cause our shares of our company's common stock to cease at that time to be a qualified investment for certain deferred income plans under the Income Tax Act, namely trust governed by deferred profit sharing plans, registered retirement savings plans, registered retirement income funds, and registered education savings plans.

The tax consequences to such a deferred income plan of holding shares of our company's common stock as non-qualified investments are complex, and persons holding shares of our company's common stock in such a plan are urged to consult with their own tax advisors regarding the potential consequences. Generally speaking, any such deferred income plan that continues to hold shares of our company's common stock after the shares cease to be qualified investment will be subject to a 1% per month penalty tax calculated on the cost of the shares. Registered retirement savings plans and registered retirement income funds that continue to hold shares of our company's common stock as non-qualified investments will be subject to tax on income earned from and capital gains realized on the disposition of those shares. Registered education savings plans that continue to hold shares of our company's common stock as non-qualified investments are liable to be deregistered, thereby losing their tax-free status altogether.


In addition, shares of our company's common stock will be considered foreign property for deferred income plans after the continuance. A deferred income plan, other than a registered education savings plan, that holds foreign property in excess of prescribed limits may become subject to penalty taxes under the Income Tax Act. All deferred income plan shareholders are urged to contact their tax advisors to determine the consequences to them of continuing to hold shares of our company's common stock after the continuance.

Canadian residents are required under the Income Tax Act to report their foreign property holdings if the aggregate cost amount of their foreign holdings exceeds CDN$100,000. Following the continuance, the shares of our company's common stock will constitute foreign property for the purposes of this rule and their cost amount will count towards the calculation of the CDN$100,000 threshold.

Although the matter is not free from doubt, it is reasonable to conclude based on administrative positions published by the CRA that the amount paid to a shareholder who dissents to the continuance should be treated as proceeds of disposition of that shareholder's shares of our company's common stock. Accordingly, the dissenting shareholder would recognize a capital gain or loss to the extent that the amount received as proceeds for the disposition of that shareholder's shares exceeds or is less than the shareholder's adjusted cost base of the shares.

SHAREHOLDERS RESIDENT IN THE UNITED STATES

The following portion of the summary of Canadian federal tax consequences applies to shareholders of our company who are resident in the United States and not in Canada for the purposes of the Income Tax Act, and who do not use or hold their shares of our company's common stock in the course of carrying on a business in Canada.

Shareholders of our company who remain holding shares of our company's common stock after the continuance will not be considered to have disposed of their shares of our company's common stock by reason only of the continuance. Accordingly, the continuance will not cause these shareholders to realize a capital gain or loss on their shares of our company's common stock, and will have no effect on the adjusted cost base of their shares of our company's common stock.

After the continuance, United States-resident shareholders of our company will not be subject to Canadian withholding tax on dividends received from our company.

After the continuance, the shares of our company's common stock of our company will not be taxable Canadian property to United-States resident shareholders, and therefore will not cause such shareholders to be subject to taxation in Canada on any subsequent disposition of the shares, provided that more than 50% of the fair market value of the shares is not derived directly or indirectly from one or any combination of real property situated in Canada, Canadian resource properties, and timber resource properties.

Although the matter is not free from doubt, it is reasonable to conclude based on administrative positions published by the CRA that the amount paid to a shareholder who dissents to the continuance should be treated as proceeds of disposition of that shareholder's shares of our company's common stock. Based on this conclusion, no Canadian tax need be withheld or remitted on a payment made to a dissenting shareholder resident in the United States.

                  MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

As described below, the consummation of the continuance is contingent upon receipt by our company of a legal opinion from our company's U.S. legal counsel. The following is a summary of the anticipated material U.S. federal income tax consequences to U.S. holders, as described below, arising from and relating to the continuance of our company.

This summary is for general information purposes only and does not purport to be a complete analysis or listing of all potential U.S. federal income tax consequences that may apply to a U.S. holder as a result of the continuance. In addition, this summary does not take into account the individual facts and circumstances of any particular U.S. holder that may affect the U.S. federal income tax consequences of the continuance to such U.S. holder. Accordingly, this summary is not intended to be, and should not be construed as, legal or U.S. federal income tax advice with respect to any U.S. holder. U.S. holders should consult their own financial advisor, legal counsel, or accountant regarding the U.S. federal, state, local, and foreign tax consequences of the continuance.

SCOPE OF THIS DISCLOSURE

Authorities

This summary is based on the Internal Revenue Code of 1986, as amended, which we will refer to as the Code, Treasury Regulations, published Internal Revenue Service ("IRS") rulings, published administrative positions of the IRS, and U.S. court decisions that are applicable as of the date of this proxy statement-prospectus. Any of the authorities on which this summary is based could be changed in a material and adverse manner at any time, and any such change could be applied on a retroactive basis. This summary does not discuss the potential effects, whether adverse or beneficial, of any proposed legislation that, if enacted, could be applied on a retroactive basis.

U.S. Holders

For purposes of this summary, a U.S. holder is a beneficial owner of shares of our company that, for U.S. federal income tax purposes, is (a) a citizen or resident of the U.S., (b) a corporation, or other entity classified as a corporation for U.S. federal income tax purposes, that is created or organized in or under the laws of the U.S. or any state thereof, including the District of Columbia, (c) an estate if the income of such estate is subject to U.S. federal income tax regardless of its source, or (d) a trust if (i) such trust has validly elected to be treated as a U.S. person for U.S. federal income tax purposes or (ii) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of such trust. Notwithstanding the foregoing, the term U.S. holder in this summary does not include IDC, and this summary does not address the U.S. federal income tax consequences of the continuance to IDC.

Non-U.S. Holders

A non-U.S. holder is a beneficial owner of shares of our company other than a U.S. holder. Subject to the discussion below under "Information Reporting; Backup Withholding Tax," a non-U.S. holder generally should not be subject to U.S. federal income tax on gain, if any, recognized pursuant to the continuance, unless (a) such gain is effectively connected with a U.S. trade or business of the non-U.S. holder (or, if the Convention Between the United States of America and Canada with Respect to Taxes on Income and on Capital, signed September 26, 1980, as amended, applies, such gain is attributable to a U.S. permanent establishment of the non-U.S. holder) or, (b) in the case of gain recognized by an individual non-U.S. holder, such individual is present in the U.S. for 183 days or more in the taxable year of the continuance and certain other conditions are satisfied.

Non-U.S. holders should consult their own financial advisor, legal counsel, or accountant regarding the U.S. federal, state, local, and foreign tax consequences (including the potential application and operation of any tax treaties) of the continuance.

U.S. Holders Subject to Special U.S. Federal Income Tax Rules Not Addressed

This summary does not address the U.S. federal income tax consequences of the continuance to U.S. holders that are subject to special provisions under the Code, including the following U.S. holders: (a) U.S. holders that are tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts; (b) U.S. holders that are financial institutions, insurance companies, real estate investment trusts, or regulated investment companies or that are broker-dealers or dealers in securities; (c) U.S. holders that have a "functional currency" other than the U.S. dollar; (d) U.S. holders subject to the alternative minimum tax provisions of the Code; (e) U.S. holders that own shares of our company as part of a straddle, hedging transaction, conversion transaction, constructive sale, or other arrangement involving more than one position; (f) U.S. holders that acquired shares of our company through the exercise of employee stock options or otherwise as compensation for services; (g) partners of partnerships that hold shares of our company or owners of other entities classified as partnerships or "pass-through" entities for U.S. federal income tax purposes that hold shares of our company; (h) U.S. holders that own or have previously owned, directly or indirectly (applying the ownership attribution rules of Section 958 of the Code), 10% or more of the total combined voting power of all classes of the shares of our company entitled to vote; and (i) U.S. holders that hold shares of our company other than as a capital asset within the meaning of Section 1221 of the Code. U.S. holders that are subject to special provisions under the Code, including U.S. holders described immediately above, should consult their own financial advisor, legal counsel or accountant regarding the U.S. federal, U.S. state and local, and foreign tax consequences of the continuance.

Tax Consequences in Other Jurisdictions Not Addressed

This summary does not address the U.S. state or local tax consequences, or the tax consequences in jurisdictions other than the U.S., of the continuance to U.S. holders. Each U.S. holder should consult its own financial advisor, legal counsel, or accountant regarding the U.S. federal, state, local, and foreign tax consequences of the continuance.

Transactions Not Addressed


This summary does not address the U.S. federal income tax consequences to U.S. holders of transactions entered into prior to, concurrently with, or subsequent to the continuance (regardless of whether any such transaction is undertaken in connection with the continuance), including, but not limited to, the following transactions: (a) any exercise of any stock option, warrant, or other right or obligation to acquire shares of our company; (b) any conversion of any note, debenture, or other debt instrument of our company into shares of our company; or (c) any conversion of one class of shares of our company into a different class of shares of our company.


U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE CONTINUANCE

The Continuance as a Tax-Deferred Reorganization

Qualification of the Continuance as a Tax-Deferred Reorganization


It is a condition to the obligation of our company to complete the continuance that our company receive a legal opinion from our U.S. legal counsel to the effect that the continuance should qualify as a tax-deferred reorganization under Section 368(a) of the Code, which we will refer to as a reorganization. Such legal opinion will be based on certain factual assumptions regarding, and the truth and accuracy of certain factual representations made by, our company and will be subject to certain limitations. If one or more of such assumptions or representations proves to be untrue or inaccurate, the positions taken in such legal opinion and this summary may not apply, and the actual U.S. federal income tax consequences of the continuance to U.S. holders may be materially different than the U.S. federal income tax consequences discussed in this summary.

It is anticipated that the continuance may qualify as a reorganization under either or both of Section 368(a)(1)(F) of the Code (which we will refer to as a Type F reorganization) or Section 368(a)(1)(D) of the Code (which we will refer to as a Type D reorganization). The continuance will fail to qualify as a Type F reorganization if holders of 1% or more of the shares of our company exercise the right to dissent from the continuance. The continuance may fail to qualify as a Type D reorganization if the continued company in Delaware fails to acquire "substantially all" of the assets of our company in the continuance. For ruling purposes, the IRS defines "substantially all" as 70% of the gross assets and 90% of the net assets of our company. In determining if the continued company in Delaware acquires the requisite amount of assets of our company, payments of cash by us to any holders of shares of our company that exercise the right to dissent from the continuance will not be considered as assets acquired by the continued Company in Delaware. Accordingly, if holders of a significant number of the shares of our company exercise the right to dissent from the continuance, the continuance may fail to qualify as a Type D reorganization.

The requirements that must be satisfied in order for the continuance to qualify as either a Type F reorganization or a Type D reorganization are complex, and each U.S. holder should consult its own financial advisor, legal counsel, or accountant regarding these requirements.


Assuming that the continuance qualifies as a reorganization, the following U.S. federal income tax consequences should result to U.S. holders: (a) no gain or loss should be recognized by a U.S. holder that holds shares of our continued company, (b) the aggregate basis of shares of our continued company received by a U.S. holder in the continuance should be equal to the aggregate basis of our company shares exchanged therefor by such U.S. holder, and (c) the holding period of shares of our continued company received by a U.S. holder in the continuance should include the holding period of our company shares exchanged therefor by such U.S. holder.

Dissenting U.S. Holders

A U.S. holder that exercises the right to dissent from the continuance should recognize gain or loss in an amount equal to the difference, if any, between (i) the amount of cash received by such U.S. holder in exchange for the shares of our company (other than amounts, if any, that are or are deemed to be interest for U.S. federal income tax purposes, which amounts will be taxed as ordinary income) and (ii) the tax basis of such U.S. holder in the shares of our company.

Such gain or loss should be capital gain or loss, which will be long-term capital gain or loss if the shares of our company are held for more than one year. Preferential tax rates apply to long-term capital gains of a U.S. holder that is an individual, estate, or trust. There are currently no preferential tax rates for long-term capital gains of a U.S. holder that is a corporation. Deductions for capital losses and net capital losses are subject to complex limitations. For a U.S. holder that is an individual, estate, or trust, capital losses may be used to offset capital gains and up to U.S.$3,000 of ordinary income. An unused capital loss of a U.S. holder that is an individual, estate, or trust generally may be carried forward to subsequent taxable years, until such net capital loss is exhausted. For a U.S. holder that is a corporation, capital losses may be used to offset capital gains, and an unused capital loss generally may be carried back three years and carried forward five years from the year in which such net capital loss is recognized.

INFORMATION REPORTING: BACKUP WITHHOLDING TAX

Taxable payments made pursuant to the continuance generally will be subject to information reporting and backup withholding tax, at the rate of 28%, if a U.S. holder (a) fails to furnish such U.S. holder's correct U.S. taxpayer identification number (generally on Form W-9), (b) furnishes an incorrect U.S. taxpayer identification number, (c) is notified by the IRS that such U.S. holder has previously failed to properly report items subject to backup withholding tax, or (d) fails to certify, under penalty of perjury, that such U.S. holder has furnished its correct U.S. taxpayer identification number and that the IRS has not notified such U.S. holder that it is subject to backup withholding tax. However, U.S. holders that are corporations generally are excluded from these information reporting and backup withholding tax rules. Any amounts withheld under the U.S. backup withholding tax rules will be allowed as a credit against a U.S. holder's U.S. federal income tax liability, if any, or will be refunded, if such U.S. holder furnishes required information to the IRS. Each U.S. holder should consult its own financial advisor, legal counsel, or accountant regarding the information reporting and backup withholding tax rules.

NO IRS RULING


No ruling from the IRS has been requested, or will be obtained, regarding the U.S. federal income tax consequences of the continuance to U.S. holders. Neither this summary nor the legal opinion provided by U.S. legal counsel are binding on the IRS, and the IRS is not precluded from taking a position that is different from, and contrary to, the positions taken in this summary or such legal opinion. In addition, because the authorities on which this summary and such legal opinion are based are subject to various interpretations, the IRS and the U.S. courts could disagree with one or more of the positions taken in this summary or such legal opinion.

                        DISSENT RIGHTS OF THE CONTINUANCE

Section 193 of Yukon law gives dissent rights to our shareholders who oppose the continuance. A shareholder may dissent only with respect to shares registered in their name. A dissenting shareholder who complies with section 193 of Yukon law can require us to purchase their shares at fair market value. Fair market value is determined as of the last business day preceding the adoption of the resolution from which the shareholder dissents.

To exercise the right of dissent, a shareholder must send our company, at the following address, written notice of objection to the resolution referred to above.

DataWave Systems Inc.
Suite 110, 13575 Commerce Parkway
Richmond, British Columbia, Canada
V6V 2L1

Attention: John Gunn

The notice must be sent prior to the meeting. A vote against a resolution does not constitute notice of dissent, for purposes of section 193 of Yukon law. Yukon law does not specify whether a failure to vote against a resolution prevents a shareholder from dissenting with respect to that resolution. If the issue arises in any dispute with a dissenting shareholder, we intend to take the position that a failure to vote against a resolution does prevent a shareholder from exercising dissent rights.

Following delivery of a notice of dissent, either our company or any dissenting shareholder may apply to the Supreme Court of the Yukon Territory to fix the fair value of the shares of the dissenting shareholder. If a court application is brought, we must, unless the court otherwise orders, send every dissenting shareholder a written offer to pay a price which the directors consider to be the fair value of our company's shares. The same offer must be sent to each dissenting shareholder:

        (1) at least ten days before the hearing date for the application, if the application is brought by our company; or

        (2) within ten days after our company is served with notice of the court application, if the application is brought by a dissenting shareholder.

Every offer made to dissenting shareholders must be on the same terms, and must be accompanied by a statement showing how the fair value was determined.

On the hearing of a court application, the Supreme Court of the Yukon Territory will make an order fixing the fair value of the shares of the dissenting shareholders, giving judgment against our company for that amount in favor of the dissenting shareholders, and fixing a time within which we must pay that amount. Any time before the Supreme Court makes an order fixing the value of the shares, a dissenting shareholder may make an agreement with us for purchase of the dissenting shareholder's shares.

A dissenting shareholder ceases to have any rights as a shareholder, other than the right to be paid fair value for his shares, on the earlier of:

        (1) the action approved by the resolution, from which the shareholder dissents, becoming effective;

        (2) the making of an agreement between our company and the dissenting shareholder for payment for the shares; or

        (3) the pronouncement of a court order fixing the fair value of the shares.

Until one of these events occurs, a dissenting shareholder may withdraw their dissent, or we may rescind the resolution to which objection was taken.

Under subsection 193(20) of Yukon law, our company cannot make a payment to a dissenting shareholder if there are reasonable grounds for believing that:

        (1) our company is, or would after the payment be, unable to pay our liabilities as they become due; or

        (2) the net realizable value of our assets would thereby be less than the aggregate of our liabilities.

If either of these conditions applies, our company must, within ten days of either:

        (1) the pronouncement of a court order fixing the value of a dissenting shareholder's shares; or

        (2) making any agreement to pay for a dissenting shareholder's shares;

notify each dissenting shareholder that it is unable lawfully to pay dissenting shareholders for their shares. Within 30 days of receiving that notice, a dissenting shareholder may give written notice to our company withdrawing the notice of objection, in which case the dissenting shareholder is reinstated to the full rights of a shareholder of our company. If the notice of objection is not withdrawn, the dissenting shareholder has the status of a claimant against our company, to be paid as soon as our company is lawfully able to do so or, in a liquidation, to be ranked subordinate to the rights of creditors, but in priority to shareholders.

THE FOREGOING SUMMARY IS NOT MEANT TO PROVIDE A COMPREHENSIVE STATEMENT OF THE PROCEDURES TO BE FOLLOWED BY A DISSENTING SHAREHOLDER AND IS QUALIFIED IN ITS ENTIRETY BY THE PROVISIONS OF SECTION 193 OF YUKON LAW, A COPY OF WHICH IS ATTACHED AS EXHIBIT "99.2" TO THIS PROXY STATEMENT - PROSPECTUS. FAILURE TO COMPLY WITH SECTION 193 OF YUKON LAW MAY RESULT IN THE LOSS OF ALL OF A SHAREHOLDER'S DISSENT RIGHTS. ACCORDINGLY, SHAREHOLDERS WHO DESIRE TO EXERCISE DISSENT RIGHTS SHOULD SEEK QUALIFIED PROFESSIONAL LEGAL ADVICE, AND SHOULD CAREFULLY CONSIDER AND COMPLY WITH THE PROVISIONS OF SECTION 193 OF YUKON LAW.

                     OUR BOARD OF DIRECTORS RECOMMENDS THAT
                          YOU VOTE FOR THE CONTINUANCE.

                           DESCRIPTION OF OUR BUSINESS

HISTORY OF OUR COMPANY

Our company was incorporated by registration of its memorandum and articles under the laws of the Province of British Columbia on August 12, 1986, under the name Monte Carlo Resources Ltd. On May 16, 1989, we changed our name to C.R. Provini Financial Services Corp., on January 24, 1994, to DataWave Vending Inc., and on January 15, 1997, to DataWave Systems Inc. On September 1, 2000, we completed a continuance of our corporate jurisdiction from British Columbia to the Yukon Territory. Our registered and records office and address for service in the Yukon is care of Austring, Fendrick, Fairman & Parkkari, 3081 Third Avenue, Whitehorse, Yukon Territory, Canada, Y1A 4Z7.

In late 1993 we consolidated our share capital on a five for one basis. On January 31, 1994, we acquired, by way of reverse merger, all of the issued and outstanding shares of North American Photo Vending Corporation, a privately-held British Columbia corporation, which subsequently changed its name to DataWave Vending (Canada) Inc. In connection with our acquisition of DataWave Vending (Canada), we changed our name to DataWave Vending Inc.

Since the 1994 reverse merger, we have operated our business primarily through our subsidiaries and have been involved primarily in the sale and distribution of prepaid products using our proprietary technologies. We develop, own and operate point-of-sale-activation terminals and electronic merchandisers that we market and place through the United States and Canada.

We have five subsidiaries. Neither we nor any of our subsidiaries have been subject to any bankruptcy, receivership or similar proceedings, (although a company that we held a 50% interest in, PhoneLine Cardcall International, Inc., did file for bankruptcy in 1999 and has now been dissolved).

The names of our subsidiaries, their dates of incorporation, our percentage voting ownership of each and the jurisdictions in which they are incorporated are as follows:

                                      PERCENTAGE (%)                           JURISDICTION OF
NAME OF SUBSIDIARY OR ASSOCIATE       INTEREST HELD    DATE OF INCORPORATION    INCORPORATION
-----------------------------------   --------------   ---------------------   ----------------
DataWave Services (Canada) Inc. (1)       100 %           April 28, 1992       British Columbia

DataWave Systems (U.S.) Inc.              100 %          February 8, 1995           Nevada

CXP Canada Inc. (2)                       100 %           March 10, 1995            Canada

DataWave Services (U.S.) Inc.(3)          100 %          February 8, 1995           Nevada

Cardxpress Vending, Inc.                  100 %          November 14, 1991         Delaware

NextWave Card Corp. (4)                    50%             June 1, 2003            Alberta

(1) DataWave Vending (Canada) Inc. was renamed DataWave Services (Canada) Inc. on March 31, 2002

(2)     Phone Line International Inc. was renamed CXP Canada Inc. on January 27,
        2003

(3)     Wholly-owned subsidiary of DataWave Systems (U.S.) Inc.

(4) We have entered into an agreement on December 31, 2002 to invest in a corporation that will develop and provide prepaid stored value cards and products.

Acquisition of AT&T PrePaid Card Company

On July 13, 2001 we acquired for $1,280,507 cash, 100% of the issued and outstanding shares of AT&T PrePaid Card Company, a prepaid card business manufacturing and distributing prepaid long distance telephone cards to retailers in Canada. AT&T Prepaid Card Company was incorporated in March 1999 under the Nova Scotia Business Corporation Act. AT&T Prepaid Card Company was subsequently renamed DataWave PrePaid Card Company and was amalgamated into DataWave Vending (Canada) Inc. on March 31, 2002, subsequently renamed DataWave Services (Canada) Inc. on March 31, 2002.

Offices

Our principal office is located at Suite 110, 13575 Commerce Parkway, Richmond, British Columbia, Canada V6V 2L1 and our phone number is (604) 295-1800. We also maintain offices in Wayne, New Jersey and Mississauga, Ontario, Canada.

Our internet homepage is located at www.datawave.com, and www.datawave.ca. The information in, or that can be accessed through our home page is not part of this proxy statement-prospectus. Our annual reports on Form 10-KSB, quarterly reports on Form 10-QSB, current reports on Form 8-K, and amendments to such reports are available, free of charge, on our internet homepage as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.

Business Overview

We are an innovator and developer of prepaid and stored-value telephony and financial products. We pioneered network systems that allow for point-of-sale-activation of high value, high shrinkage products, such as cash cards, prepaid phone cards and prepaid wireless time. This proprietary system works equally well over the internet, or with various card activation devices. Our network systems have been designed to work both with the prepaid platforms of other parties, as well as telecommunication and financial switches. Our systems are scalable and flexible and can be readily modified to offer new premium stored-value products, such as prepaid gift cards and prepaid internet cards.

We sell and distribute prepaid products through a network that includes, but is not limited to, point-of-sale-activation terminals, free-standing "smart" machines, and cash registers or the web-based applications of some major retail chains. All of these devices are connected to our proprietary server and database software through wireless, land line wide area networks or host-to-host connectivity, and are capable of dispensing multiple prepaid products and services. In addition, our company sells prepaid phone cards and point-of-sale activated prepaid cellular PINs on a wholesale basis to certain retail operators and other customers.

Our network systems distribute inactive prepaid products, which are activated only once they are purchased by the consumer, thus eliminating the risk of theft and the cost of inventory management for the retailer.

Our network systems feature:

    o the ability to activate prepaid products by assigning a value to them at the time of purchase;

    o the ability to print a prepaid PIN number on a receipt voucher at the point of purchase;

    o   real-time monitoring of distribution networks;

    o   detailed reporting and sales analysis - either paper or web-based;

    o the ability to remote download price adjustments or new products and services to the distribution points;

    o the capability to execute multiple simultaneous transactions in a non-stop processing environment; and

    o consumer convenience - payment options, multiple products and denominations; detailed receipts, including tax information, terms and conditions and other relevant instructions/information.

Historically, our core revenues have come from the sale of prepaid long distance phone cards. In recent years, we have pioneered the move into prepaid cellular, prepaid cash and prepaid debit card products.

In Canada, until this past year, we had followed the traditional business model of selling bulk pre-activated "live" prepaid phone cards to retail establishments. We have now successfully introduced point-of-sale-activation technology into the retail environment. This enables us to activate or recharge prepaid products through point-of-sale-activation terminals and the cash register systems or web-based applications of major chains. During fiscal 2004, we installed more than 1,750 terminals and as at September 30, 2004, we had an installed base of 3,587 company-owned terminals. We are also providing prepaid products to 636 distributor-owned terminals and host-to-host (cash register) locations.

In the United States, we have established a network of free-standing vending machines that sell prepaid long distance phone cards. We also sell phone cards through over-the-counter units and during fiscal 2004 we introduced a point-of-sale-activation host-to-host solution to a grocery chain in the North-Eastern states. As at September 30, 2004, we had an installed base of 1,012 free-standing vending machines and more than 279 over-the-counter units and host-to-host retail locations.

Business Strategy

Our business strategy is to sell prepaid telephony and financial products and services such as phone cards, cellular airtime, internet services, gift cards and stored-value cards using our proprietary network systems. Elements of our business strategy include increasing our penetration of premier site locations in the United States and retail locations in Canada, expanding our strategic relationships with suppliers, delivering new prepaid product and service offerings, developing relationships with other providers of prepaid products and services, and maintaining our electronic distribution network technological leadership.

Our goals include:

    o identifying and capitalizing on business opportunities that will make us the market leader in point-of-sale activated stored-value telephony and financial products;

    o developing profitable, high volume stored-value opportunities that leverage our existing technologies and relationships; and

    o pursuing only those opportunities that have high volume and a quick time to market, with realistic capital expenditures.

In fiscal 2004, we met these goals by:

    o rolling out point-of-sale-activation technology to over 1,750 locations in Canada;

    o   securing agreements with all the national cellular carriers in Canada;

    o introducing point-of-sale-activation for cellular and telephone time to our existing national customers in Canada and gaining several new national accounts;

    o negotiating agreements with national distributors in Canada to use our technologies and to sell our prepaid products in other markets in Canada;

    o signing an agreement with a leading provider of wholesale and retail telecommunications services that gives us new prepaid products for both the Canadian and the United States marketplace;

    o integrating our point-of-sale-activation technology into the cash register system of the Wal-Mart Group in Mexico, enabling them to sell prepaid long distance phone cards from Alestra, our Mexican long distance partner;

    o integrating a mediation host, with direct connectivity into the cash register system of a United States based grocery chain;

    o building and installing cash card platforms at a secure collocation facility to ensure both physical and logical security for all cash card and financial services products;

    o completing an International Funds Transfer program and other cash card programs for the financial services market in both Canada and the United States;

    o completing pilot tests of a prepaid debit card program for NextWave, a joint venture with National Money Mart; complete roll-out to 300 stores started in April, 2004; and

    o licensing our technologies to Lipman USA, Inc., a subsidiary of Lipman Electronic Engineering, Ltd. in Israel, which enables them to build a multi-functional automated teller machine kiosk.

Products and Development

Our company's original focus was on the development of photographic electronic merchandisers. We subsequently wound-up the affairs of the division and the production and development of this product line has ceased. The following discussion will only include limited references to the photographic electronic merchandiser product and, where mentioned, it will be for historical comparative purposes only.

Our company then concentrated on selling prepaid long distance phone cards through free-standing "smart" machines. An over-the-counter program was developed as an alternative to the free-standing machine product line, giving us access to locations where placement of a free-standing machine could not be justified, either due to low revenue expectations or to physical considerations, such as available space.

In June 2002, the over-the-counter program was enhanced for roll-out in Canada. This new program includes the ability to dispense prepaid wireless/cellular PINs on a printed voucher, in addition to activating or recharging other prepaid products, through stand-alone point-of-sale-activation terminals and cash registers utilizing host-to-host connectivity. The point-of-sale-activation program will be expanded into the United States during fiscal 2005.

Our current business focus is on the placement and marketing of point-of-sale-activation terminals, free-standing machines and host-to-host connectivity for the sale and distribution of multiple prepaid products, and the development and application of the network technologies required to support processing.

We own and operate all our terminals and network systems.

The Products

Prepaid long distance phone cards allow consumers to make domestic long distance and international calls using time that has already been purchased. Typically, phone cards offer savings on calls made away from home or the office and provide the same rate any time of the day or week. Rates differ depending on the country of origination and destination of the call. Our company purchases time from a number of the major long-distance carriers and this enables us to tailor phone card programs to the needs of our customers.

Prepaid cellular/wireless vouchers enable consumers who have prepaid programs on their cellular/wireless phones to purchase additional time to 'top-up' their phones. The PIN and relevant instructions are printed on a receipt at the point of purchase, thereby eliminating the need for a physical card product. Rates differ by carrier and denomination purchased. We are the largest reseller of prepaid cellular time in Canada, purchasing from all the national cellular carriers.

Prepaid cash cards give consumers, who may not have a bank account, the ability to withdraw cash from automated teller machines and purchase goods or services from all merchants on the applicable debit and/or credit card network. Consumers purchase cards for a given amount and can go back to the seller to recharge/add additional funds as and when the card balance is depleted. Consumers can check their card balance and transaction history online at a secure website.

Prepaid internet products let consumers prepay for various products and services that are available over the internet. These products provide an alternative to using a credit card and are extremely popular with younger consumers.

The Market

In Canada, the rollout of our point-of-sale-activation technology has been successful, allowing us to cement relationships with existing customers and sign contracts with new customers. We currently activate prepaid phone cards, prepaid cellular time, and prepaid internet products through point-of-sale-activation terminals. In host-to-host applications, we are able to add prepaid cash cards to the product mix.

We also sell bulk quantities of specific denominated pre-activated "live" prepaid phone cards to retail establishments.

In the United States, we distribute prepaid phone cards primarily through our free-standing machines and, to a lesser extent, through host-to-host applications. We also supply "batch" prepaid phone cards and promotional phone cards to certain customers. These cards are activated with a specific amount of long distance time when the customer calls us. In fiscal 2004, less than 4% of revenues were derived from these batch and promotional programs.

In fiscal 1999, we introduced a recharge capability for all prepaid phone cards sold in the United States. By calling a 1-800 number, a customer can add time to an existing prepaid phone card and charge the cost to a credit card. In the period ending September 30, 2004, approximately 5% of revenues were derived from this program. Prepaid phone cards sold in Canada are not usually rechargeable.

Our Suppliers

We purchase long distance time and services from several carriers for both Canadian and United States businesses. In Canada we use Canquest and Goldline. In the United States our primary supplier is AT&T, but we also purchase from IDT and Verizon. Our prepaid cellular/wireless time comes from Bell, Microcell Communications, Rogers/AT&T and Telus Mobility in Canada and from AT&T Wireless, Cingular, T-Mobile, TracFone and Verizon Wireless in the U.S.

We also distribute pre-activated prepaid phone cards through machines not connected to our network systems. Approximately 1% of our machines are not networked and thus sell preactivated calling cards. In the period ending September 30, 2004, less than 1% of our net revenues came from the sale of preactivated phone cards sold through non-networked machines.

We currently sell prepaid internet products from Moontaxi (music downloads) and GameBlast (games).

Please refer to "Management's Discussion and Analysis" of our company commencing at page 50 for a discussion of the financial results of our operations.

Future Products and Services

Our network systems are scalable and flexible and permit us to offer new prepaid products and services as they become available. Our ability to remote download new products, services or pricing to our distribution points enables us to respond quickly to the changing demands of growing markets.

In addition to ensuring that we remain competitive with our telecommunications and financial products, we intend to expand the range of prepaid internet products. New products will likely include digital photography, ring tones, and additional music downloads.

The trial of a prepaid debit card program at National Money Mart in Canada during fiscal 2004 has led to a national rollout during the first half of fiscal 2005. The potential exists to upgrade some or all of these customers to a prepaid credit card and to introduce a similar program to Money Mart's affiliates in the United States

We may continue to work with ABN AMRO to develop other financial products for the United States market.

Revenues

We derive substantially all of our revenues from the sale of prepaid cellular products and prepaid long distance telephone products. Airtime is purchased from cellular and long distance carriers. Sales of prepaid calling cards and PINs under third party brands, where we are not the primary obligor of the related phone service, do not incur significant inventory risk, have no significant continuing obligation with respect to operation of the card or PIN subsequent to sale, and where the price to the consumer is fixed and determinable and collection is reasonably assured, are recognized at the date of sale on a net agency basis. The resulting net agency revenue earned is calculated as the difference between the gross proceeds received and the cost of the related phone time.

Sales of prepaid cellular PINs, where we are not the primary obligor and do not incur unmitigated significant inventory or return risk, is recognized at the date of sale on a net agency basis. PIN inventory levels reflect the purchased value of the cost of the PIN and are managed to supply a level of ten days sales; the resulting accounts payable liability is paid within the normal trade terms offered by the supplier (including cash discounts for early payment). The underlying sales arrangements entered into by us will and do impact the presentation of revenues, inventory, accounts receivable and resulting gross margin and working capital respectively. Accounts receivable reflect the wholesale value of the PINs and are almost always collected within twenty days.

Sales of our company or custom branded cards where we incur inventory risk but do not provide the related telephone time are recognized on a gross basis at the date of sale to the retailer when title to the card transfers, collection of proceeds is reasonably assured, the full obligation to the phone service provider is fixed and determinable, and we have no significant continuing obligations.

Revenues from certain prepaid phone cards where our obligation to the phone service provider is not fixed or determinable at the date of delivery is deferred and recognized on a gross basis when services are rendered as the card is used or expires.

In July, 2001 we considerably expanded our involvement in the Canadian prepaid long distance telephone market by purchasing for cash 100% of the issued and outstanding shares of AT&T PrePaid Card Company, a prepaid card business involved in manufacturing and distributing prepaid long distance telephone cards. In Canada, we are a reseller and wholesale distributor of prepaid phone cards to retail establishments.

In the United States marketplace we believe that our relationship with AT&T provides us with competitive advantages in the prepaid phone card market. One element of our business strategy is to increase our penetration of premier site locations and to expand our strategic relationship with AT&T for the distribution of prepaid phone cards.

There are still opportunities for growth in this market but development of other technologies and increasing pressure on margins will limit our ability to remain profitable by depending solely on the sale of prepaid long distance telephone cards.

In addition to phone cards, our business strategy is to deliver new prepaid products and services through our network systems. We are developing relationships with other providers of prepaid products and services and evaluating other technologies to take advantage of these opportunities.

A key part of this strategy is maintaining our leadership in electronic distribution network technology. During our fiscal year ended March 31, 2004 and throughout the six months ended September 30, 2004, we continued our development efforts to enhance our network systems for introduction of new products and to provide transaction processing capability.

Operations

Operations for transaction processing include computer and network systems, processing, customer service and terminal configuration, roll-out and maintenance and are primarily based in Richmond, British Columbia.

Our Network Systems. Our network systems offer features that benefit us, telecommunications providers, retail locations, consumers and other product and service providers. The following features distinguish our network systems from many traditional channels of distribution for prepaid products and services:

1.      Scalable and flexible network and point-of-sale architectures:

            we can offer a variety of branded products and services and increase the number of distribution points; and we can integrate with third party switches;

2.      Point-of-sale-activation of prepaid products and services:

            reduces losses and shrinkage from theft of "live" inventory; reduces inventory financing and management control costs;

    o   Wireless and landline networks:

            permits flexibility and mobility in site placement; facilitates connectivity to a variety of applications;

    o   Twenty-four hours a day, seven days a week system availability;

    o   Remote self-diagnostics:

            free-standing machines alert us when accumulated cash should be picked up, when inventory levels are low, when malfunctions occur or when other technical service is required; ensures efficient maintenance scheduling and reduces down time; reduces operating expenses and improves cash management by maintaining inventory levels;

    o   Remote downloads:

            efficient updating of information including price and tax changes; accelerates introduction of new products and services;

    o   Real-time credit card verifications, approval and limits:

            reduces credit risks;

    o   Consumer convenience:

            customer determined purchase denomination; cash or credit card acceptance; itemized customer sales receipt, including taxes; twenty-four hours a day, seven days a week customer service; and

    o   Detailed audit trail of transactions:

            permits timely and accurate monthly commission payments; complete monthly reporting - either traditional paper or web-based.

Our operations centre is the key to the overall function of our networks, serving as an inventory and information repository for the distribution of prepaid products. Our operations centre distributes prepaid products to the distribution points and records all transactions originating at that level. Proprietary communications protocols manage the information flow allowing for multiple message formats that include real-time, just-in-time and batch inventory processing for PIN-based products. Sophisticated inventory management systems are maintained that provide reorder points, product and pricing changes as well as extensive management and reporting capabilities.

Customer payment processing supports Electronic Data Interchange (EDI) message formats, Automated Clearing House (ACH) services or formats that are customer specific. EDI is the computer-to-computer exchange of business data in standard formats. ACH is a nationwide electronic funds transfer network, consisting of banks and other financial institutions. Web-based reporting systems are available to provide customers with a seamless view of activity levels. Communication protocols are TCP/IP based which allows for connectivity to a wide range of communications devices and ensures network scalability as well as the capability to develop custom interfaces for customers and suppliers. With point-of-sale-activation terminals, retailers can process reports at the terminal level; the terminal processes requests and communicates with our operations centre to validate data before printing the report at the terminal.

Our transaction processing facilities run on industry standard Intel based hardware. We use both Microsoft and Linux operating systems. We use multiprocessor servers with RAID Level 5. RAID, or Redundant Array of Inexpensive Disks, is a method of combining several hard drives into one unit. Level 5 is the optimum combination of performance and data protection that provides a recovery path in case of failure. We use Sybase and SQL data base management systems; all data is stored fully encrypted and secure with full redundancy and complete backup procedures. Backups are stored off site in a secure facility. Network administrators and systems engineers are on call twenty-four hours a day, seven days a week.

Our customer service operates twenty-four hours a day, seven days a week, and provides terminal and free-standing machine support, including transaction monitoring. Remote diagnostics can handle many problems and an escalation process enables prompt resolution. Our customer service provides first level response for all products.

In fiscal 2003 and fiscal 2004 we completed several significant system upgrades to expand our processing capabilities and to increase system availability and reliability:

    o moved our cash card processing operations to an Allstream hosted facility in Vancouver that provides a more stable physical environment and better access to telecom resources. We invested in new hardware for this facility, including state of the art Sun, Cisco and IBM systems. The facility and processing environment underwent a SAS Level 1 audit during the summer of 2003 and was determined to be compliant;

    o created redundancy in our point-of-sale-activation operations by running a second set of systems at an Allstream hosted facility in Vancouver. We are now able to process point-of-sale-activation transactions from either facility (Vancouver or Richmond). Data is replicated in real-time between facilities (using Sybase Replication Server) and we have communication links with delivery and supply chains from both facilities;

    o we are deploying a VOIP system to handle calls in all three of our offices and to handle transactions from the landline based free-standing machines deployed in the United States; and

    o we have augmented a number of leased line communication links to suppliers and clients with Cisco IPSEC VPN technology to reduce costs and/or improve resiliency.

The Market for the Products and Services

The market for prepaid products is one of the fastest growing in the world. Increased use of wireless communications, use of the internet for business and a wider acceptance of 'smart' or stored-value cards is driving rapid growth in the use of other prepaid products.

The market for prepaid long distance phone cards consists of two primary groups: the credit-challenged and those who make long distance calls, both domestic and international, when they are away from their home or office.

Prepaid cellular/wireless products have gained rapid acceptance, particularly in Canada. This product appeals to the credit-challenged, the budget-conscious, those who wish to provide family members with a method of contacting them in an emergency, and those who do not wish to sign a long-term contract with a cellular provider.

Internet sales have grown exponentially in the past year and this is due in no small part to the variety of products and services being offered. This trend is expected to continue making prepaid internet products an essential part of any prepaid product line.

As cash continues to decline as the standard payment method for day to day purchases-for example, it cannot be used for on-line shopping, which is rapidly accounting for a larger percentage of commercial transactions-the financial world has to offer consumers other options. Prepaid cash cards allow consumers, who may not have a traditional bank account, to pay for goods and services through existing debit or credit card networks. They also provide a secure alternative for internet purchases as they limit financial risk to the balance on the card.

Consumers are increasingly looking for self-service and vendors are increasingly looking for "smarter" distribution systems. This creates an opportunity to offer multiple prepaid products and services via a "smart" distribution network. We believe that we are well positioned to capitalize on this trend because of the features and benefits of our network systems, as well as other components of our strategy.


The prepaid phone card market in the United States has not expanded significantly in recent years, we believe in part because of reduced travel after September 11, 2001 and in part because more consumers are using their cell phones for long distance calls. Our growth is expected to be mainly in other geographic areas or with other products and services. See "Risk Factors" beginning on page 7 for a discussion regarding the risks associated with the market for our products and services.


Marketing Strategy

Our marketing strategy is to become a leader in delivering prepaid products and services such as phone cards, prepaid cellular or wireless time, prepaid financial products, and in the future, prepaid gift and stored value cards through our network systems. Key elements of our marketing strategy are summarized below:

Deliver new prepaid product and service offerings: We believe that the trend towards convenient, self-service, cost-efficient merchandising provides us with the opportunity to utilize the flexibility of our network systems to offer new prepaid products and services. We currently provide prepaid phone cards, prepaid cellular/wireless time, prepaid cash cards and have recently begun offering prepaid web products. We intend to enhance these product lines and to evaluate the market for potential new product and service offerings.

Develop relationships with other providers of prepaid products and services: We are continually evaluating new strategic relationships that will enable us to offer additional prepaid products and services of brand-name vendors.

Maintain electronic distribution network technological leadership: The capabilities or our network systems provide superior consumer convenience and risk management compared to traditional channels of distribution. We intend to continue to develop our proprietary system to ensure that we remain at the forefront of point-of-sale-activation technology and continue to keep abreast of market trends.

Increase penetration of premier site locations: Our objective is to increase the number of distribution points by increasing our penetration of existing and new sites. To accomplish this objective, we intend to develop new strategic relationships and expand our current relationship with AT&T to gain access to sites such as airports, hotel chains, shopping malls, travel plazas, supermarkets and other prime locations. We also intend to target new regional and national retail chains in Canada as customers for the already successful point-of-sale-activation terminals.

The Marketing Plan

Through September 30, 2004 we placed 3,587 point-of-sale terminals in retail locations in Canada for activation of prepaid phone cards and prepaid wireless vouchers and had a further 636 host-to-host locations. We are also seeking to expand our Canadian market share by targeting additional regional and national retailers for bulk sales of pre-activated phone cards.

Through September 30, 2004 we placed approximately 1,012 free-standing machines and 279 over-the-counter unit devices in the United States. Our company's plan is to continue to place free-standing machines in the United States. During fiscal 2005, we will be launching a point-of-sale-activation program in the United States and will also be looking to increase the number of customers with host-to-host connectivity.

We employ in-house sales and marketing personnel and also have contracts with independent agents in the United States. The independent agents generally concentrate on identifying new site locations and arranging site contracts on our behalf.

In Canada, we employ in-house sales and marketing personnel, along with third parties, to service existing customers and market new potential customers.

Employees

As of September 30, 2004, we and our subsidiaries employed a total of 80 individuals. Of these, 15 employees serve in a management and administrative capacity, 17 employees serve in a sales and marketing capacity, 22 employees serve in a product development capacity, 3 employees serve in a production capacity and 23 employees serve in a service and support capacity. These employees operate out of the following offices of our company:

                       MANAGEMENT AND   SALES AND     PRODUCT                    SERVICE
OFFICE LOCATION        ADMINISTRATION   MARKETING   DEVELOPMENT   PRODUCTION   AND SUPPORT   TOTAL
--------------------   --------------   ---------   -----------   ----------   -----------   -----
Richmond, B.C.               12             3            20            3           14         52

Mississauga, Ontario          1             9            2            Nil           4         16

Wayne, New Jersey             2             5           Nil           Nil           5         12

TOTALS:                      15            17            22            3           23         80

We expect to hire additional personnel as and when circumstances warrant.

                            DESCRIPTION OF PROPERTIES

We do not own any real property.

We occupy approximately 15,000 square feet in Richmond, British Columbia for our executive offices, finance, customer support, product development and operations under a lease expiring on December 31, 2013. We also occupy approximately 6,200 square feet in Mississauga, Ontario under a lease which expires on January 31, 2011. DataWave Services (U.S.) Inc. occupies approximately 5,500 square feet in Wayne, New Jersey under a lease which expires May 31, 2010. We believe that our current lease arrangements provide adequate space for our foreseeable future needs as well as those of our subsidiaries.

                                LEGAL PROCEEDINGS

We know of no material, active, or pending legal proceeding against our company, nor are we involved as a plaintiff in any material proceeding or pending litigation. There are no proceedings in which any of our company's directors, officers, or affiliates, or any registered or beneficial shareholder, is an adverse party or has a material interest adverse to our company's interest.

            MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS


Our common shares are traded on the OTC Bulletin Board under the symbol "DWVSF". Our company's common stock was quoted on the TSX Venture Exchange under the symbol "DTV" but our board of directors determined that it was in the best interest of our company to delist from the TSX Venture Exchange. On December 2, 2004, our company requested that the TSX Venture Exchange delist our company's common shares from trading on the TSX Venture Exchange and on December 22, 2004, the TSX Venture Exchange delisted our company's common shares from trading on the TSX Venture Exchange.


The following tables set forth, for the periods indicated, the high and low closing prices for our common shares on the TSX Venture Exchange as reported by the exchange and the high and low bid information for our common shares, as regularly quoted on the OTC Bulletin Board. All closing prices reported by the TSX Venture Exchange have been converted to United States dollars based upon the exchange rates in effect on the last business day of each relevant fiscal period. The exchange rate as of the last day of the most recent quarterly period ending September 30, 2004 was 1.2699. All quotations for the OTC Bulletin Board reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions. Trading on the OTC Bulletin Board commenced in the second quarter of fiscal 1998.

                      TSX VENTURE EXCHANGE
                            (CANADA)         OTC BULLETIN BOARD
                      --------------------   ------------------
                       High          Low       High       Low
                      -------      -------    -------   -------
FISCAL 2004

    First Quarter     $  0.15      $  0.11    $  0.18   $  0.10

    Second Quarter    $  0.16      $  0.12    $  0.16   $  0.11

    Third Quarter     $  0.13      $  0.10    $  0.14   $  0.09

    Fourth Quarter    $  0.11      $  0.08    $  0.11   $  0.08

FISCAL 2003

    First Quarter     $  0.18      $  0.10    $  0.18   $  0.10

    Second Quarter    $  0.18      $  0.08    $  0.17   $  0.09

    Third Quarter     $  0.15      $  0.09    $  0.16   $  0.09

    Fourth Quarter    $  0.12      $  0.09    $  0.12   $  0.08


As of December 29, 2004 there were 176 shareholders of record of our common shares.


DIVIDENDS

We have not paid dividends on our common stock in the past and do not anticipate paying dividends in the near future. We intend to retain earnings, if any, for use in our business and do not anticipate paying any cash dividends. Our directors will determine if and when dividends should be declared and paid in the future based on our financial position at the relevant time. All of our shares of common stock are entitled to an equal share in any dividends declared and paid.

                             SELECTED FINANCIAL DATA

The following information represents selected financial data for our company for the previous five fiscal years (year ended March 31). Such selected consolidated financial data is qualified in its entirety by, and should be read in conjunction with, the consolidated financial statements of our company.

                     DATAWAVE SYSTEMS INC. AND SUBSIDIARIES
                          STATEMENTS OF OPERATIONS DATA

                                          2004            2003         2002(1)           2001        2000(2)(3)(4)
                                      ------------    ------------   ------------    ------------    -------------
STATEMENT OF OPERATIONS DATA

Revenues                              $ 18,043,679    $ 18,121,228   $ 13,201,215    $  6,818,968    $   6,958,449
Cost of revenues (2)                    10,855,665      12,156,352      8,209,045       3,958,793        3,264,775
General and administrative (3)           2,812,821       2,704,411      1,904,935       1,640,387        2,134,446
Selling and marketing                    1,562,150       1,492,623      1,050,438         352,192          508,982
Product development                      1,405,248       1,096,792      1,007,170       1,000,679          351,940
Depreciation and amortization              835,035         296,975        455,674         561,493          718,791
                                      ------------    ------------   ------------    ------------    -------------
Operating income (loss)                    572,760         374,075        573,953        (694,576)         (20,485)
Other income                                13,888          21,891         46,443         136,621                -
Equity investment (loss)                   (64,491)              -              -               -                -
Foreign exchange                            51,279          25,529          2,178         (61,960)         (65,084)
Interest expense                                 -               -              -               -          (54,618)
Gain on settlement (4)                           -               -              -               -        1,381,896
Income taxes                               (79,000)              -        (15,000)        (13,380)        (133,934)
                                      ------------    ------------   ------------    ------------    -------------
Net income (loss)                     $    494,436    $    421,495   $    607,574    $   (633,295)   $   1,107,775
                                      ============    ============   ============    ============    =============
Net income (loss) per share - basic   $       0.01    $       0.01   $       0.01    $      (0.01)   $        0.04
                                      ============    ============   ============    ============    =============

                     DATAWAVE SYSTEMS INC. AND SUBSIDIARIES
                               BALANCE SHEETS DATA

                                   2004          2003        2002(1)         2001          2000
                               -----------   -----------   -----------   -----------   -----------
BALANCE SHEETS DATA

Cash and cash equivalents      $   852,406   $ 2,139,063   $ 1,881,888   $ 2,462,033   $ 2,437,885
Machinery and equipment, net     2,332,997     1,488,682       968,055       967,905     1,172,433
Intangible assets, net           2,224,148     2,193,149     2,216,190             -             -
Total assets                    12,646,605     9,693,729     7,276,298     4,649,803     5,208,268
Current liabilities            $ 7,791,940   $ 5,971,482   $ 4,312,167   $ 2,254,560   $ 2,179,251
Long term liabilities              673,627       267,766             -             -             -
                               -----------   -----------   -----------   -----------   -----------
Total liabilities              $ 8,465,567   $ 6,239,248   $ 4,312,167   $ 2,254,560   $ 2,179,251
                               -----------   -----------   -----------   -----------   -----------
Shareholders' equity           $ 4,181,038   $ 3,454,481   $ 2,964,131   $ 2,395,243   $ 3,029,017
                               -----------   -----------   -----------   -----------   -----------
Cash dividends per share       $         -   $         -   $         -   $         -   $         -

(1) AT&T Prepaid Company was acquired on July 14, 2001.
(2) In 2000, includes $822,455 recovery in purchase commitments.
(3) In 2000, includes $563,801 compensation cost on release of escrow shares.
(4) In 2000, includes $2.5 million gain on settlement of creditors, net of $1.2 million fair value of warrants issued on settlement.

                       SUPPLEMENTARY FINANCIAL INFORMATION

The following information represents selected unaudited quarterly financial information to September 30, 2004 and September 30, 2003:

                                          Six Months Ended     Six Months Ended
                                         September 30, 2004   September 30, 2003
                                         ------------------   ------------------
STATEMENT OF OPERATIONS DATA

Revenues                                 $        9,846,530   $        8,817,254

Cost of revenues                                  5,929,937            5,303,506

General and administrative                        1,578,668            1,408,064

Net income                                          240,975              277,979

Earnings per share - basic and diluted                 0.01                 0.01

                                      As at
                                September 30, 2004
                                ------------------
BALANCE SHEET DATA

Cash and cash equivalents       $        2,249,931

Machinery and equipment                  2,483,506

Intangible assets, net                     294,881

Total assets                            16,681,290

Current liabilities                     11,594,301

Long-term liabilities                      657,546
                                ------------------
Total liabilities                       12,251,847
                                ------------------
Shareholders' equity                     4,429,443

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following is a discussion and analysis of our results of operations and financial position for the two years ended March 31, 2004, the interim period ended September 30, 2004, and the factors that could affect our future financial condition and results of operations. Historical results may not be indicative of future performance.

This discussion and analysis should be read in conjunction with our consolidated financial statements and the notes thereto included elsewhere in this proxy statement-prospectus. Our consolidated financial statements are prepared in accordance with United States Generally Accepted Accounting Principles. All references to dollar amounts in this section are in United States dollars unless expressly stated otherwise. Please see our "Note on Forward Looking Statements" and "Risk Factors" for a complete list of our risk factors.

Company Overview

We are an innovator and developer of prepaid and stored-value telephony and financial products. Our company pioneered network systems that allow for point-of-sale-activation of high value, high shrinkage products, such as cash cards, prepaid phone cards and prepaid wireless time. This proprietary system works equally well over the internet, or with various card activation devices. Our network systems have been designed to work both with the prepaid platforms of other parties, as well as telecommunication and financial switches. Our systems are scalable and flexible and can be readily modified to offer new premium stored-value products, such as prepaid gift cards and prepaid internet cards.

Management's Summary

Revenues for the year ended March 31, 2004 were $18,043,679 compared with $18,121,228 for fiscal 2003. Revenues for the six months ended September 30, 2004, were $9,846,530 compared with $8,817,254 for the same period in 2003. While revenues decreased slightly during fiscal 2004 from fiscal 2003, revenues increased during the six months ended September 30, 2004 from the same period in 2003. Revenues increased in all business areas in the six months ended September 30, 2004.

Gross margin for fiscal 2004 was $7,188,014, an increase of $1,223,138 over fiscal 2003. Gross margin percentage increased from 32.9% to 39.8%. While the gross margin earned in prepaid long distance decreased by $1,847,019 this was offset by increases in prepaid cellular margins of $1,493,826, fees and services margins of $1,142,896 and margins from other business of $318,828. Gross margin of $3,916,593, for the six month period ended September 30, 2004, increased by 11% or $402,845 over the same period last year. While the gross margin earned in prepaid long distance decreased by $154,865, this was offset by increases in prepaid cellular net agency revenues of $61,018, fees and services margins of $474,570 and margins from other business of $15,174.

Operating costs and expenses, excluding cost of revenues, increased by $1,024,453 to $6,615,254 for fiscal 2004 compared with $5,590,801 for fiscal
2003 primarily due to increased technology and product development costs and depreciation expense associated with the investment in point-of-sale-activation terminals. Operating costs and expenses, excluding cost of revenues, increased by $405,026 to $3,746,107 for the six months ended September 30, 2004 compared with $3,340,681 for the same period last year. Our company's operating costs also increased due to increased depreciation costs of $190,205, increases in general and administrative expenses of $170,604 and includes merger costs of $167,015. These increases were offset by a reduction in product development costs. Selling and marketing expenses were unchanged from the same period last year. Net income for fiscal 2004 of $494,436 was $72,941 or 17% higher than fiscal 2003. Net income for the six months ended September 30, 2004 of $240,975 was $37,004 less than the same period in fiscal 2004. Net income before merger costs was $407,990, or 47% higher than the same period 2004.

We incurred merger costs of $167,015 in connection with a proposed and subsequently abandoned merger as contemplated in an agreement and plan of merger dated June 2, 2004, among our company, IDC and Integrated Data Corp. Acquisition, Inc. ("Acquisition Co"). The merger agreement contemplated that, subject to our company consummating the continuance, our company would carry out a merger of our continued company, with and into Acquisition Co, a wholly-owned subsidiary of IDC, with Acquisition Co as the surviving corporation. However, IDC's and our board of directors mutually determined that, considering the costs and legal requirements to effect the merger, it was not in the best interests of IDC to proceed with the proposed merger at this time. On November 9, 2004, our company and IDC mutually agreed to terminate the proposed merger.

Revenues in Canada and the United States are substantially dependent upon the number of unit placements and locations offering prepaid products. The following table lists the number of point-of-sale-activation terminals, free-standing machines, over-the-counter units and traditional (or non-networked) machines in which our prepaid products are sold. Our company owns and operates point-of-sale-activation terminals, free-standing machines, over-the-counter units and traditional vending machines.

The following table reflects the growth of our business:

                                                                September 30,   September 30,
                                                                    2004             2003
                                                                -------------   -------------
CANADA

Point-of-sale-activation terminals (owned)                              3,587           1,553

Point-of-sale-activation terminals (serviced or host-to-host)             636             240

UNITED STATES

Free-standing machines                                                  1,012           1,019

Traditional machine units                                                   4              11

Over-the-counter units (terminals)                                        279             300

Point-of-sale-activation terminals (serviced or host to host)             145               -

MEXICO

Point-of-sale-activation terminals (serviced or host to host)             200               -
                                                                -------------   -------------
Total                                                                   5,863           3,123
                                                                =============   =============

Critical Accounting Policies and Estimates

The following accounting policies and estimates are the most important to our financial position and results of operations, because they require the exercise of significant judgment or the use of estimates.

The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. We believe that the estimates we use are reasonable, however actual results could differ from those estimates.

Our financial statements are prepared in accordance with accounting principles that are generally accepted in the United States. Our accounting policies are set out in Note 2 starting at page F-6 of the accompanying audited consolidated financial statements for the year ended March 31, 2004.

Revenue and Cost Recognition

Our revenues are primarily generated from the resale of prepaid long distance and cellular telephone time. Most of our long distance and all our cellular calling cards and virtual vouchers or PINs are activated at the point-of-sale using our proprietary technologies. We recognize revenues when the following criteria are met:

        (1)     persuasive evidence of an arrangement exists;

        (2)     delivery has occurred or services have been rendered;

        (3)     the price is fixed or determined; and

        (4)     collectibility is reasonably assured.

Our revenue in Canada is primarily from the sale of prepaid long distance and from the activation and dispensing of prepaid cellular PINs. Prepaid cellular PINs incur inventory risk. Inventory levels reflect the purchased value of the cost of the PIN and are managed to supply a level of ten days activations; the resulting accounts payable liability is paid within the normal terms offered by the supplier (including cash discounts for early payment). Where our company is not the primary obligor or does not incur significant unmitigated inventory or return risk, revenue is recorded at the date of sale on a net agency basis. The underlying sales arrangements entered into by our company will impact the presentation of revenues, inventory, accounts receivable and resulting gross margin and working capital respectively. Accounts receivable reflect the wholesale value of the PINs and are almost always collected within twenty days.

Most of our revenue in the United States is from the sale of prepaid long distance through our network of vending machines and is recorded on a net agency basis. Inventory risk (as the liability to the carrier is incurred at the point-of-sale) is not created. The related United States accounts receivable is the retail value of the product and is typically collected within two weeks of the sale; this is primarily cash in our vending machines which is collected on a regular basis.

Sales of our company's or custom branded cards where we incur significant inventory risk but do not provide the related telephone time are recognized on the gross basis on the date of sale to the consumer when title to the card transfers, collectibility of proceeds is reasonably assured, the full obligation to the phone service provider is fixed and determinable, and we have no significant continuing obligations.

Cost of revenues for prepaid long distance phone cards consists primarily of long distance telephone time, standard phone cards, net of amounts earned on early payments to suppliers and commissions to agents and site landlords. Direct costs are also associated with the free-standing machines including direct production salaries, parts and accessories and costs to service the machines. Cost of revenues for transaction fees and services consists of network and communication service costs, costs of maintaining and supporting point-of-sale-activation terminals and third party processing costs for transactions.

The presentation of the revenues of the majority of our business activities on a net agency basis impacts our financial statements. Where we obtain legal title to PIN and cellular time inventory but are not the primary obligor or incur significant unmitigated inventory or return risk our recording of inventory, the related trade payables and net agency revenue from its sale significantly impacts our financial statements.

Impairment of Long-lived Assets, Including Goodwill

We review our long-lived assets, other than goodwill, for impairment whenever events or changes in circumstances indicate that the carrying value of such assets may not be recoverable. To determine recoverability, we compare the carrying value of the assets to the estimated future undiscounted cash flows. Changes in estimates of cash flow may impact our determination of revocability. Measurement of an impairment loss for long-lived assets held for use is based on the fair value of the asset. Long-lived assets classified as held for sale are reported at the lower of carrying value and fair value less estimated selling costs. For assets to be disposed of other than by sale, an impairment loss is recognized when the carrying value is not recoverable and exceeds the fair value of the asset. For goodwill, an impairment loss will be recorded to the extent that the carrying amount of the goodwill exceeds its fair value. For each of the years ended March 31, 2004 and 2003 and each of the six months ended September 30, 2004 and 2003, no such impairment losses were identified.

Deferred Income Taxes

We have significant tax assets relating to historical operating losses. Based on our assessment of the certainty of likelihood of realization we have recorded a full valuation allowance against such assets and have recorded no related tax asset. Future conditions that impact our assessment of such realization may impact the recognition of such assets.

Significant New Accounting Pronouncements

In January 2003, the Financial Accounting Standards Board, or FASB, issued FASB Interpretation No. 46 (FIN46), Consolidation of Variable Interest Entities - an interpretation of ARB No. 51. In December 2003, FASB issued a revised interpretation (FIN 46R). Under the revised interpretation, an entity deemed to be a business, based on certain specified criteria, need not be evaluated to determine if it is a Variable Interest Entity. Our company must apply the provisions to variable interests in entities created before February 1, 2003. The adoption of FIN 46R and FIN 46 did not have a material impact on our operating results or financial condition in fiscal 2004.

Selected Financial Operating Data

                                          Six Months              Fiscal Year
                                     Ended September 30,        Ended March 31,
                                     --------------------    --------------------
                                       2004        2003        2004        2003
                                     --------    --------    --------    --------
Revenue
 Sales                                   63.3%       55.8%       61.8%       61.4%
 Net agency sales                        36.7%       44.2%       38.2%       38.6%
                                     --------    --------    --------    --------
Total revenue                           100.0%      100.0%      100.0%      100.0%
                                     --------    --------    --------    --------

Operating costs and expenses
 Cost of revenue                         60.2%       60.1%       60.2%       67.1%
 General and administrative              16.0%       16.0%       15.6%       14.9%
 Selling and marketing                    8.4%        9.3%        8.7%        8.2%
 Product development                      6.3%        8.5%        7.8%        6.1%
 Depreciation and amortization            1.7%        0.0%        4.6%        1.6%
                                          5.6%        4.1%   --------    --------
                                     --------    --------
Total operating costs and expenses       98.3%       98.0%       96.9%       97.9%

Operating income                          1.7%        2.0%        3.1%        2.1%
Other income                              0.0%        1.0%        0.1%        0.1%
Equity income (loss) from investee        0.3%        0.0%       (0.4)%       0.0%
Foreign exchange gain                     0.4%        0.2%        0.3%        0.1%
                                     --------    --------    --------    --------
Income before income taxes                2.4%        3.2%        3.1%        2.3%

Income taxes                              0.0%        0.0%       (0.4)%       0.0%
                                     --------    --------    --------    --------
Net income                                2.4%        3.2%        2.7%        2.3%
                                                             --------    --------

Revenues

Revenues decreased slightly to $18,043,679 for the year ended March 31, 2004 from $18,121,228 for the fiscal year ended March 31, 2003. The decrease is the result of a decline in traditional prepaid long distance revenues which is offset by significant increases in new business where activation and dispensing of prepaid cellular PINs is the primary product. Revenues were $5,310,921 for the quarter ended September 30, 2004 compared with $4,693,396 for the quarter ended September 30, 2003. Revenues were $9,846,530 for the six months ended September 30, 2004 compared with $8,817,254 for the six months ended September 30, 2003. Revenues for the core business of prepaid long distance increased in the first and second quarters of fiscal 2005 in both Canada and the United States compared with the same periods last year.

The new business has been developed for the Canadian marketplace and during fiscal 2004 we installed more than 1,750 terminals compared with 529 in the previous year. The installed base in Canada at September 30, 2004 was 3,587 with a further 636 host-to-host locations and distributor operated terminals. In March 2004, daily point-of-sale-activations averaged 20,609 compared to the December 2002 daily average of 2,874 activations. In September 2004, the daily point-of-sale activations averaged 25,738 compared with the daily average of 17,188 in September 2003.

Gross proceeds for prepaid cellular and prepaid internet products were $57,825,057 in fiscal 2004 compared with $5,790,818 in fiscal 2003. Gross proceeds for prepaid cellular and prepaid internet products were $22,178,692 in the quarter ended September 30 compared with $14,891,191 in the same period last year. Gross proceeds for prepaid cellular and prepaid internet products were $40,824,139 in the six month period ended September 30, 2004 compared with $25,348,357 in the same period last year. We record this revenue on a net agency basis (gross proceeds less payments to suppliers). In fiscal 2004 net agency sales from this business were $1,666,956 compared with $61,523 in the previous year. This business generated transaction fees of $1,434,809 for fiscal 2004 compared with $138,085 in fiscal 2003. In the quarter ended September 30, net agency sales from this business were $426,042 compared with $412,668 in the same period last year. This business generated transaction fees of $631,411 for the quarter compared with $349,993 in the same period last year. In the six months ended September 30, 2004, net agency sales from this business were $811,380 compared with $743,414 in the same period last year. This business generated transaction fees of $1,114,091 for the six months compared with $611,473 in the same period last year.

Net revenues in Canada were $10,870,809 for the year ended March 31, 2004 compared with $10,634,196 for fiscal 2003, an increase of $236,613 or 2%. Our net revenues in Canada increased by 17.9% to $3,422,926 for the quarter ended September 30, 2004 compared to $2,903,999 for the quarter ended September 30, 2003. Our net revenues in Canada increased by 10% to $6,073,233 for the six months ended September 30, 2004 compared to $5,518,814 for the six months ended September 30, 2003.

Revenues in Mexico were $97,968 for the year ended March 31, 2004 and $18,136 for the quarter ended September 30, 2004. Revenues in Mexico were $37,127 for the six months ended September 30, 2004. In October 2003, we signed an agreement with Alestra, the company that provides AT&T's broadband and added value services in Mexico. Alestra has agreed to use our point-of-sale authorization technology to sell prepaid phone cards.

Revenues in the United States were $7,172,870 for fiscal 2004 compared with $7,487,032 for fiscal 2003, a decrease of $314,162 or 4%. The decrease in revenues is a reflection of the travel slowdown in the United States as more customers are using cellular phones for long distance needs. Point-of-sale and over-the-counter unit revenues declined as did promotional revenues. Net revenues for the quarter ended September 30,2004, in the United States, primarily from the retail sale of prepaid calling cards through our network of vending machines, were $1,869,859 for the quarter compared with $1,789,397 in the same period last year, an increase of 4.5%. Net revenues for the six months ended September 30, 2004, in the United States, primarily from the retail sale of prepaid calling cards through our network of intelligent vending machines, were $3,736,170 compared with $3,298,440 in the same period last year, an increase of 13.3%. Free-standing machine revenue increased but recharge revenues decreased slightly.

Our ten largest customers accounted for 44% of revenues in fiscal 2004 compared with 44% in fiscal 2003. Our ten largest customers accounted for 62% of revenues in the six months ended September 30, 2004 compared with 59% for the same period last year. We are actively seeking to expand our customer base for point-of-sale-activation of prepaid products to mitigate the risk inherent in such a concentration.

Cost of Revenues

Cost of revenues was $10,855,665 or 60.2% of revenues, for the fiscal year ended March 31, 2004, compared to $12,156,352 or 67.1% of revenues, during the fiscal year ended March 31, 2003. Cost of revenues was $3,282,883 or 61.8% of revenues, for the quarter ended September 30, 2004, compared to $2,853,554 or 60.8% of revenues, during the quarter ended September 30, 2003. Cost of revenues was $5,929,937 or 60.2% of revenues, for the six months ended September 30, 2004, compared to $5,303,506 or 60.1% of revenues, during the six months ended September 30, 2003. Our cost of revenues consists primarily of payments to carriers who provide long distance telephone time and various services related to supplying and maintaining our network systems, including transaction processing costs. In the United States, additional costs are incurred for site commissions and servicing and maintaining our network of free standing machines.

Gross margin increased to $7,188,014 in fiscal 2004 compared with $5,964,876 in fiscal 2003 and increased to $2,028,038 for the quarter ended September 30, 2004 compared with $1,839,942 for the same period last year. Gross margin increased to $3,916,593 for the six months ended September 30, 2004 compared with $3,513,748 for the same period last year. New business, including prepaid cellular, prepaid internet products and transaction processing fees, accounted for 16% of total revenues during fiscal 2004. Prepaid cellular and prepaid internet products operate on a margin of less than 2% (revenue is accounted for on a net agency basis). Margins on prepaid long distance for our company were 27% in fiscal 2004, 25% in the three month period ending September 30, 2004 and 27% in the six month period ended September 30, 2004. Gross margin for the new business was $2,854,412 or 40% of the total in fiscal 2004 and was $976,374 or 48% of the total in the quarter ended September 30. Gross margin for the new business was $1,780,417 or 45% of the total in the six months ended September 30, 2004. It is expected that the new business sales will continue to grow and become a larger contributor to gross margin in fiscal 2005.

Gross margin on prepaid long distance was $3,989,774 for fiscal 2004 compared with $5,836,793 in fiscal 2003; margins fell from 33% in fiscal 2003 to 27% in fiscal 2004. Prepaid long distance accounted for 56% of the gross margin in fiscal 2004 compared with 98% in fiscal 2003, a decline of 42%. This reflects the shift in our business from traditional prepaid long distance to the new business. Prepaid long distance is expected to remain flat in Canada, but grow in the United States, in the next fiscal year. Gross margin on prepaid long distance was $1,052,602 for the quarter ended September 30, 2004 compared with $1,151,080 in the same period of 2003; margins decreased from 29.1% for the quarter last year to 24.7% in the current quarter. Gross margin on prepaid long distance was $2,083,937 for the six months ended September 30, 2004 compared with $2,338,802 in the same period last year; margins decreased from 31% for the six months ended September 30, 2004 to 26.5% in the same period during 2003.

General and Administrative

General and administrative expenses were $2,812,821 or 15.6% of revenues during fiscal 2004, compared to $2,704,411 or 14.9% of revenues during fiscal 2003.

The increase in costs in fiscal 2004 of approximately $110,000 resulted from the following changes:

    o legal, accounting, audit and consulting fees increased by about $200,000. Additional costs were incurred for regulatory compliance;

    o customer service and administrative costs for the new point-of-sale-activation business in Canada were approximately $80,000 higher than in the previous year;

    o bank charges and processing fees decreased by about $40,000 due to the decline in business in the United States;

    o travel expenses decreased by approximately $30,000 due to reduced travel in the United States;

    o salaries decreased by approximately $160,000 as a result of executive management changes and a reduction in staff for service and support; and

    o   various other expenses increased by about $60,000.

General and administrative expenses were $819,880 or 15.4% of revenues during the quarter ended September 30, 2004, compared to $769,735 or 16.4% of revenues during the same period last year. General and administrative expenses were $1,578,668 or 16.0% of revenues for the six months ended September 30, 2004, compared to $1,408,064 or 16.0% of revenues during the same period last year. Salary costs increased as certain costs previously allocated to product development are now included in general and administrative expense.

Selling and Marketing Expenses

Selling and marketing expenses were $1,562,150 or 8.7% of revenues during fiscal 2004, compared with $1,492,623 or 8.2% of revenues during fiscal 2003. The increase is attributable to the increase of sales staff for the Canadian business. Selling and marketing expenses were $399,384 or 7.5% of revenues during the quarter ended September 30, 2004, as compared to $412,872 or 8.8% of revenues during the quarter ended September 30, 2003. Selling and marketing expenses were $826,374 or 8.4% of revenues during the six months ended September 30, 2004 as compared to $824,137 or 9.3% of revenues during the six months ended September 30, 2003.

Selling expenses consist primarily of salaries and associated employee expenses.

Advertising expense for fiscal 2004 was $52,372 compared with a recovery of $143,736 in fiscal 2003. Costs of advertising and promotion for new product launches are charged back to suppliers; the recovery in 2003 was for product changes in the United States. Advertising expenses for the three and six months ended September 30, 2004 were $11,705 and $73,253 respectively.

Product Development Expenses

Product development expenses increased $308,456 or 28% over last year. Expenses for the year ended March 31, 2004 were $1,405,248 or 7.8% of revenues compared with $1,096,792 or 6.1% of revenues during fiscal 2003. Product development expenses were $331,146 or 6.2% of revenues during the quarter ended September 30, 2004, compared to $370,878 or 7.9% of revenues during the quarter ended September 30, 2003. Product development expenses were $621,401 or 6.3% of revenues during the six months ended September 30, 2004, as compared to $746,036 or 8.5% of revenues during the six months ended September 30, 2003. Reduced salary costs and the allocation of some resources to general and administrative activities accounted for the decrease.

During fiscal 2004, we continued our rapid expansion of point-of-sale technology to the Canadian marketplace with standalone terminals and development of host-to-host connections for certain customers. Development costs incurred after technological feasibility was established for programs associated with specific customers were deferred and will be amortized over the life of the agreements (March 31, 2004 - $49,335, 2003 - $Nil). The net amount deferred at September 30, 2004 was $90,532 (September 30, 2003 - $Nil).

The rapid growth of our Canadian business required further development of transaction processing and reporting systems. Point-of-sale technology allows authorization or recharging of prepaid phone cards and sale of a prepaid wireless voucher or PIN, as well as offering real-time use software monitoring and reporting. Costs of $43,208 for internal use software that have a useful life greater than one year and that support current and future business were capitalized and will be amortized over the life of the agreements.

We completed re-engineering of our systems and utilities, consolidation of platforms, standardization of database messaging and structures and improved network availability and performance. We moved our cashcard production operations to a hosted facility in Vancouver that provides a more stable physical environment and better access to telecom resources. We also invested in new hardware for this facility. We created redundancy in our point-of-sale-activation operations by running a second set of systems at a hosted facility in Vancouver.

Resources have also been focused on programs to develop new networks, platforms and relationships for supporting stored value card-based transaction programs and point-of-sale card programs. This results in increased operational support costs for the point-of-sale-activation roll-out in Canada.

Depreciation and Amortization

Depreciation and amortization expense increased to $835,035 or 4.6% of revenues for the year ended March 31, 2004 from $296,975 or 1.6% of revenues for the previous year. Depreciation and amortization expense increased to $303,039 or 5.7% of revenues during the quarter ended September 30, 2004, from $198,899 or 4.2% of revenues for the quarter ended September 30, 2003. Depreciation and amortization expense increased to $552,649 or 5.6% of revenues during the six months ended September 30, 2004, from $362,444 or 4.1% of revenues for the six months ended September 30, 2003. The increase is the result of our investment in point-of-sale-activation terminals and the supporting network infrastructure that started in November 2002 and will be depreciated on a straight line basis over three years. Depreciation expense of $55,894 was incurred for the equipment acquired under capital lease arrangements. At September 30, 2004 we have installed 3,587 point-of-sale terminals in Canada and support another 636 locations with host-to-host network connections.

Amortization of intangible assets was $98,232 for the year ended March 31, 2004, compared with $98,664 for the previous year and was $24,558 for the quarter ended September 30, 2004. Amortization of intangible assets was $49,116 for the six months ended September 30, 2004. Intangible assets are comprised of customer lists and goodwill acquired in the purchase of AT&T's Canadian prepaid card operations. The customer list is being amortized on a straight-line basis over six years. Goodwill is not amortized. We periodically evaluate the recoverability of the carrying value of goodwill for impairment at least annually by assessing whether the projected cash flows are sufficient to recover the unamortized costs of these assets. The net book value of intangible assets at March 31, 2004 and 2003 was $378,529 and $442,510 respectively and was $294,881 at September 30, 2004.

Provision for Income Taxes

We have consolidated net operating losses and capital losses which can be applied to reduce future taxable income. The realization of these losses is dependent upon future earnings, if any, the timing and amount of which are uncertain. Accordingly no accounting recognition has been given to these losses.

Liquidity and Capital Resources

We have financed our operations, including development, from cash flow generated from our operating activities during fiscal 2004 and 2003. We had a working capital surplus of $83,320 at March 31, 2004 compared with a deficit of $13,584 at March 31, 2003 and we have working capital of $223,446 at September 30, 2004 compared with a deficit of $121,684 at September 30, 2003. We use cash to pay trade payables, finance the expansion of our wholesale Canadian prepaid long distance phone operations into small independent retail stores and finance our entrance into wholesale point-of-sale prepaid cellular sales in the Canadian marketplace.

Cash and cash equivalents at March 31, 2004 was $852,406 compared with $2,139,063 at March 31, 2003 and was $2,249,931 at September 30, 2004 compared with $1,999,280 at September 30, 2003.

Our operating activities consumed cash of $81,956 during the year ended March 31, 2004 compared with cash provided of $1,006,581 during the year ended March 31, 2003. The decrease in operating cash flow is due to:

    o accounts receivable increased by $2,305,139, including $1,633,991 for sales of point-of-sale dispensed products. This is due to the growth in sales of prepaid cellular and is offset by;

    o accounts payable and accrued liabilities increased by $1,812,949 including $1,478,832 for wireless products, PINs and cellular airtime. More favorable credit terms negotiated during the second and third quarters of 2004 with Canadian suppliers of cellular PINs increased the amounts due; and

    o inventories increased by $1,009,052, primarily for prepaid cellular PIN products.

Our operating activities provided cash of $2,015,013 during the six months ended September 30, 2004 compared with $340,975 during the six months ended September 30, 2003. The increase in operating cash flow is due to management of receivables and inventory and payments to suppliers. The increase in operating cash flow for the six months ended September 30, 2004 is due to:

    o accounts payable and accrued liabilities increased by $3,445,776 including $2,851,074 for wireless products (PINs and cellular airtime); and

    o deferred revenue increased by $352,387, primarily for sales of prepaid long distance telephone time, and is offset by;

    o accounts receivable increased by $726,861, primarily for sales of point-of-sale dispensed products. This is due to the growth in sales of prepaid cellular; and

    o inventories increased by $1,909,826, primarily as a result of the growth in sales of prepaid cellular PINs products. Inventory levels represent approximately ten days sales.

Our underlying sales arrangements for Canadian prepaid cellular PINs have a significant impact on cash flows. Accounts receivable for cellular product sales are paid within twenty days; as at September 30, 2004, all accounts receivable for cellular products outstanding at the end of the year had been paid. Inventories for cellular products are maintained at levels to support ten days sales and are turned over three times a month. We actively manage working capital - inventory, accounts receivable and accounts payable - by quick turnover of inventory, collection terms of accounts receivable and trade terms granted by suppliers, however our cash flows are dependent on our ability to continue managing the business cycle. We believe that cash flows in fiscal 2005 will be sufficient to finance our capital investments, primarily for additional point-of-sale-activation terminals.

By May 31, 2004 cash and cash equivalents had increased to $2,701,622 reflecting decreases in accounts receivable and inventories as well as increases in accounts payable and accrued liabilities and working capital which was $243,828.

Cash used for investing in capital expenditures for machinery and equipment was $1,170,118 in the year ended March 31, 2004 compared with $725,706 for the previous year. The increase in the year is attributable to:

    o purchase of terminals used to dispense point-of-sale prepaid cellular PINs in Canada. We completed installation of more than 1,750 point-of-sale terminals in Canada during the year which brings our total point-of-sale terminals installed in Canada to approximately 2,300;

    o   leasehold improvements for new office space; and

    o infrastructure investments in a co-location facility to support new business initiatives for new prepaid products such as NextWave.

Cash used for investing in capital expenditures for machinery and equipment was $585,851 in the six months ended September 30, 2004 compared with $480,758 in the same period last year. Expenditure in the six months are attributable to capital expenditures for terminals used to dispense point-of-sale prepaid cellular PINs in Canada. We completed installation of more than 1,300 point-of-sale terminals in Canada during the six months which brings the total point-of-sale terminals installed in Canada to 3,587.

The following table sets forth our best estimates for material long-term obligations as at September 30, 2004. Operating leases include commitments for office space, computers and office equipment. In January, 2004, we relocated our corporate offices in Richmond, British Columbia leasing 15,000 square feet for a ten year term. The table excludes commitments such as open purchase orders under long term agreements with customers and suppliers. We have no minimum purchase or supply arrangements in place. We expect that these commitments will become due in fiscal 2005 and future years. Our contractual obligations as of September 30, 2004 were:

                                                    Payments Due by Period
                                             ------------------------------------
         Contractual                         Less Than                                 After
         Obligations              Total       One Year     1-3 Years    4-5 Years     5 Years
-----------------------------   -----------  ----------   -----------  ----------   -----------
Capital Lease Obligations       $   155,623  $   66,022   $    89,601  $        -   $         -
Operating Leases                  2,635,807     332,055       920,080     339,052     1,044,620
                                -----------  ----------   -----------  ----------   -----------
Total Contractual Obligations   $ 2,791,430  $  398,077   $ 1,009,681  $  339,052   $ 1,044,620
                                ===========  ==========   ===========  ==========   ===========

Future Capital Needs and Resources

While there is no certainty that our general revenue will be sufficient to cover all of our anticipated expenses, we believe that we currently have sufficient cash resources and working capital to meet our ongoing obligations as they become due. In addition to current cash requirements, we have established NextWave, a joint venture with National Money Mart which will require an investment of our resources and may require the use of cash, and which is impacted by the available cash flow from operations.

We expect to continue using cash flow generated from our operations to further finance the expansion of our wholesale point-of-sale prepaid cellular business in the Canadian market and possibly the United States market. Typical cash flow terms are net 30 days for the purchase of inventory from suppliers and net 7 to 14 days for collections from customers. Our limited credit facility from vendors limits our working capital and cash flows to expand the business. We negotiated extensions of credit with vendors during the second and third quarters of 2003. As this business expands, we will need to purchase additional inventory and point-of-sale terminals. A risk to our liquidity is that customers do not pay on-time creating a temporary negative cash flow situation. Furthermore, significant expansion of the wholesale point-of-sale prepaid cellular business in Canada is in part dependent upon expansion of credit limits from vendors to finance the purchase of PINs for inventory. Another risk to liquidity is the seasonality of revenues. Sales in the third and fourth fiscal quarters in both the United States and Canada are seasonally lower than the first and second quarters.

A continued decline in the travel-related industry, which our United States revenues are dependent upon, and general softness in the United States and Canadian economies could continue to pressure our cash levels. Our cash flow from operations is impacted by our gross margin on sales. Pricing competition may reduce revenue. Our ability to negotiate supply contracts will impact our gross margin, net income and operating cash flow.

Additionally, our working capital and capital requirements will depend upon numerous factors, including the level of resources that we devote to the continued development of our network systems and the development of new products and new technology, and the overall structure of potential future strategic alliances and acquisitions of products or other businesses.

We believe that we currently have sufficient cash resources and working capital to meet our ongoing obligations as they become due during the 2005 fiscal year. Depending on the overall structure of potential future product initiatives, strategic alliances and acquisitions, we may have additional capital requirements related to funding these potential future product initiatives, strategic alliances and acquisitions of products or other businesses. Accordingly, we may seek funding from a combination of sources, including equity and debt financing. No assurances can be given that additional funding will be available or, if available, at terms acceptable to us. If adequate capital is not available, our business can be materially and adversely affected.


Please refer to the section titled "Risk Factors" on page 7 of this proxy statement-prospectus for additional information on risk.


Effect of Inflation

In our view, at no time during any of the last three fiscal years has inflation had a material impact on our sales, earnings or losses from operations, or net earnings.

Trend Information

The implementation and roll-out of point-of-sale technology in Canada is well established and we continue to increase market share for sale of prepaid products using our technologies. Sales of prepaid cellular PINs and revenues from point-of-sale-activation transaction fees are expected to increase. Currently our revenues from our sales arrangements require active management of working capital. Terms and conditions of future arrangements may impact the presentation of revenue and related working capital accounts. We expect to deploy terminals in Canada during the current fiscal year at a pace similar to last year.

Revenues generated from the bulk sale of prepaid phone cards to retail establishments in Canada are expected to grow slowly and continued pricing pressure in the Canadian marketplace is expected to have an adverse effect on margins.

Revenues generated from the sale of prepaid long distance phone cards through the free-standing machines in the United States are static and may decline. Revenues generated from the promotional sale of prepaid long distance phone cards continue to decline. Cost of revenues is expected to increase somewhat as a percent of sales due to higher sales commission costs, transaction processing costs and other direct expenses; this will be offset by a decline in the cost of time, which is the major component of cost of revenue, as a result of renegotiating lower rates.

Product development costs are expected to continue at similarly high levels due to the continued development of our network systems, the InOneCard.com web site, and the development of new products. The information in InOneCard.com, or that can be accessed through this website is not part of this proxy statement-prospectus.

    CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL
                                   DISCLOSURE

There have been no changes in or disagreements with our accountants on accounting or financial disclosure.

           QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Market risk sensitive instruments include all financial or commodity instruments and other financial instruments (such as investments and debt) that are sensitive to future changes in interest rates, currency exchange rates, commodity prices or other market factors.

We are exposed to market risk related to changes in interest and foreign currency exchange rates, each of which could adversely affect the value of our current assets and liabilities. At September 30, 2004, we had cash and cash equivalents consisting of cash on hand and highly liquid money market instruments with original terms to maturity of less than 90 days. If market interest rates were to increase immediately and uniformly by 10% from its levels at March 31, 2004, the fair value would decline by an immaterial amount. We do not believe that our results of operations or cash flows would be affected to any significant degree by a sudden change in market interest rates relative to our cash and cash equivalents, given our current ability to hold our money market investments to maturity. We do not have any long-term debt instruments so we are not subject to market related risks such as interest or foreign exchange on long-term debt. We do not enter into foreign exchange contracts to manage exposure to currency rate fluctuations related to our United States dollar denominated cash and money market investments.

With a portion of revenues and operating expenses denominated in Canadian dollars, a sudden or significant change in foreign exchange rates could have a material effect on our future operating results or cash flows. We purchase goods and services in both Canadian and United States dollars and earn revenues in both Canadian and United States dollars. Foreign exchange risk is managed by satisfying foreign denominated expenditures with cash flows or assets denominated in the same currency. We do not consider our market risk exposure relating to foreign currency exchange to be material, as we generally have sufficient cash outflows based in these currencies to largely offset the cash inflows based in these currencies, thereby creating a natural hedge.

                                  LEGAL MATTERS

The legality of the shares of common stock offered by our company was passed upon by the law firm of Clark, Wilson, British Columbia, Canada.

                      INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this proxy statement-prospectus as having prepared or certified any part of this proxy statement-prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration of our common stock was employed on a contingency basis or had, or is to receive, in connection with the registration, a substantial interest, directly or indirectly, in our company or any of our subsidiaries. Nor was any such person connected with our company or any of our subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

The consolidated financial statements of DataWave Systems Inc. as of March 31, 2004 and 2003, and for each of the three years in the period ended March 31, 2004, included in this prospectus have been audited by Deloitte & Touche LLP, independent registered chartered accountants, as stated in their report appearing herein, and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

Our company retained Clark, Wilson, a British Columbia, Canada law firm to give our company an opinion as to the validity of our shares of common stock, the Canadian tax consequences of the proposed continuance, and to provide legal services in connection with the preparation of this proxy statement-prospectus. The opinion and general information in this proxy statement-prospectus are included herein in reliance upon the opinion and upon the authority of the firm as qualified legal counsel. The opinion from Clark, Wilson regarding the legality of our securities is attached as Exhibit "5.1" to this proxy statement-prospectus. The opinion from Clark, Wilson regarding the Canadian tax consequences of the proposed continuance is attached as Exhibit "8.1" to this proxy statement-prospectus.


Our company retained Dorsey & Whitney LLP, a United States law firm to give our company an opinion as to the United States tax consequences of the proposed continuance. The general information in this proxy statement-prospectus is included herein in reliance upon the opinion and upon the authority of the firm as qualified legal counsel. The opinion of Dorsey & Whitney LLP regarding the United States consequences of the proposed continuance is attached as Exhibit "8.2" to this proxy statement-prospectus.


                       WHERE YOU CAN FIND MORE INFORMATION

We intend to file annual, quarterly and special reports and other information with the SEC. You may read and copy any document filed by us, including this proxy statement-prospectus and its exhibits and schedules, at the SEC's public reference room, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for further information about its public reference room. These SEC filings are also available to the public at the SEC's website at "www.sec.gov".

             REPORT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS

The Shareholders

DataWave Systems Inc.

We have audited the consolidated balance sheets of DataWave Systems Inc. as at March 31, 2004 and 2003 and the consolidated statements of operations, shareholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States). These standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at March 31, 2004 and 2003 and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

/S/ DELOITTE & TOUCHE LLP

Independent Registered Chartered Accountants

Vancouver, Canada

May 26, 2004 (except as to Note 12, which is as of June 2, 2004)

                              DATAWAVE SYSTEMS INC.
                           CONSOLIDATED BALANCE SHEETS
                       YEARS ENDED MARCH 31, 2004 AND 2003
           (EXPRESSED IN UNITED STATES DOLLARS, EXCEPT SHARE AMOUNTS)

                                                                          2004             2003
                                                                 -------------    -------------
ASSETS
Current
    Cash and cash equivalents ................................   $     852,406    $   2,139,063
    Accounts receivable and other (Note 3 (a)) ...............       4,337,034        2,031,895
    Inventories (Note 3 (b)) .................................       2,234,443        1,225,391
    Prepaid expenses and deposits ............................         451,377          482,549
    Deferred income taxes (Note 6) ...........................               -           79,000
                                                                 -------------    -------------
Total current assets .........................................       7,875,260        5,957,898
Restricted cash (Note 3 (c)) .................................          54,000           54,000
Machinery and equipment, net (Note 3 (d)) ....................       2,332,997        1,488,682
Deferred development costs (Note 3 (e)) ......................          49,335                -
Other long term receivables (Note 7) .........................         110,865                -
Goodwill (Note 3 (f)) ........................................       1,845,619        1,750,639
Intangible assets, net (Note 3 (f)) ..........................         378,529          442,510
                                                                 -------------    -------------
Total assets .................................................   $  12,646,605    $   9,693,729
                                                                 =============    =============

LIABILITIES
Current
    Accounts payable and accrued liabilities (Note 3 (g)) ....   $   7,638,011    $   5,825,062
    Deferred revenue .........................................          61,572          146,420
    Current portion of capital lease obligations (Note 8) ....          64,641                -
    Current portion of deferred inducement (Note 7) ..........          27,716                -
                                                                 -------------    -------------
Total current liabilities ....................................       7,791,940        5,971,482
Capital lease obligations (Note 8) ...........................         125,026                -
Deferred income taxes (Note 6) ...............................         267,766          267,766
Deferred inducement (Note 7) .................................         280,835                -
                                                                 -------------    -------------
Total liabilities ............................................       8,465,567        6,239,248
                                                                 -------------    -------------
Commitments (Note 9)

SHAREHOLDERS' EQUITY
Common shares
     Authorized
100,000,000 common shares, no par value
Issued
     43,889,334 shares issued and outstanding
     at March 31, 2004 and March 31, 2003 ....................      15,006,743       15,006,743
Additional paid-in capital ...................................       2,725,492        2,725,492
Accumulated other comprehensive income .......................         277,966           45,845
Accumulated deficit ..........................................     (13,829,163)     (14,323,599)
                                                                 -------------    -------------
Total shareholders' equity ...................................       4,181,038        3,454,481
                                                                 -------------    -------------
Total liabilities and shareholders' equity ...................   $  12,646,605    $   9,693,729
                                                                 =============    =============

APPROVED BY

"Josh Emanuel"                                            "Alan Trope"
----------------------                                    --------------------
Josh Emanuel, Director                                    Alan Trope, Director

        See accompanying Notes to the Consolidated Financial Statements.

                              DATAWAVE SYSTEMS INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                       YEARS ENDED MARCH 31, 2004 AND 2003
           (EXPRESSED IN UNITED STATES DOLLARS, EXCEPT SHARE AMOUNTS)

                                                         2004               2003
                                                -------------      -------------
Revenue
    Sales .................................     $  11,144,952      $  11,126,680
    Net agency sales (Note 5) .............         6,898,727          6,994,548
                                                -------------      -------------
Total revenue .............................        18,043,679         18,121,228
                                                =============      =============

Operating costs and expenses
    Cost of revenues ......................        10,855,665         12,156,352
    General and administrative ............         2,812,821          2,704,411
    Selling and marketing .................         1,562,150          1,492,623
    Product development ...................         1,405,248          1,096,792
    Depreciation and amortization .........           835,035            296,975
                                                -------------      -------------
Total operating costs and expenses ........        17,470,919         17,747,153
                                                -------------      -------------
Operating income ..........................           572,760            374,075
Other income ..............................            13,888             21,891
Equity loss from investee .................           (64,491)                 -
Gain on foreign exchange ..................            51,279             25,529
                                                -------------      -------------
Income before income taxes ................           573,436            421,495
Income taxes (Note 6) .....................            79,000                  -
                                                -------------      -------------
Net income ................................     $     494,436      $     421,495
                                                =============      =============
Net income per share
    Basic and diluted .....................     $        0.01      $        0.01
                                                =============      =============
Weighted-average number of common
 shares - basic and diluted ...............        43,889,334         43,889,334
                                                =============      =============

        See accompanying Notes to the Consolidated Financial Statements.

                              DATAWAVE SYSTEMS INC.
                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                       YEARS ENDED MARCH 31, 2004 AND 2003
           (EXPRESSED IN UNITED STATES DOLLARS, EXCEPT SHARE AMOUNTS)

                                                                                   Accumulated
                              Number of                           Additional          Other                               Total
                               Common            Common            Paid-in        Comprehensive      Accumulated      Shareholders'
                               Shares            Shares            Capital        Income (Loss)        Deficit           Equity
                           ---------------   ---------------   ---------------   ---------------   ---------------   ---------------
Balance, April 1, 2002...       43,889,334   $    15,006,743   $     2,725,492   $       (23,010)  $   (14,745,094)  $     2,964,131
Net income ..............                                  -                 -                 -           421,495           421,495
Foreign currency ........                -
 translation adjustment..                                  -                 -            68,855                 -            68,855
Comprehensive income ....                                                                                                    490,350
                           ---------------   ---------------   ---------------   ---------------   ---------------   ---------------
Balance, March 31, 2003         43,889,334        15,006,743         2,725,492            45,845       (14,323,599)        3,454,481
Net income ..............                                  -                 -                 -           494,436           494,436
Foreign currency
 translation adjustment..                                  -                 -           232,121                 -           232,121
                                                                                                                     ---------------
Comprehensive income ....                -                                                                                   726,557
                           ---------------   ---------------   ---------------   ---------------   ---------------   ---------------
Balance, March 31, 2004..       43,889,334   $    15,006,743   $     2,725,492   $       277,966   $   (13,829,163)  $     4,181,038
                           ===============   ===============   ===============   ===============   ===============   ===============

        See accompanying Notes to the Consolidated Financial Statements.

                              DATAWAVE SYSTEMS INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                       YEARS ENDED MARCH 31, 2004 AND 2003
           (EXPRESSED IN UNITED STATES DOLLARS, EXCEPT SHARE AMOUNTS)

                                                                                 2004            2003
                                                                         ------------    ------------
Operating activities
    Net income........................................................   $    494,436    $    421,495
    Adjustments to reconcile net income to net cash
     provided by (used in) operating activities:
    Depreciation and amortization....................................        835,035         296,975
    Equity loss from investee.........................................         64,491               -
    Deferred income taxes.............................................         79,000               -
    Net change in non-cash operating assets and liabilities
    Accounts receivable and other.....................................     (2,305,139)         76,559
    Inventories ......................................................     (1,009,052)     (1,780,511)
    Prepaid expenses..................................................         31,172          65,282
    Accounts payable and accrued liabilities .........................      1,812,949       2,567,018
    Deferred revenue..................................................        (84,848)       (639,937)
                                                                         ------------    ------------
Net cash (used in) provided by operating activities ..................        (81,956)      1,006,881
                                                                         ------------    ------------

Investing activities
    Restricted cash...................................................              -         (24,000)
    Deferred development costs........................................        (49,335)              -
    Deferred inducements, net of related receivables .................        197,686               -
    Purchase of machinery and equipment ..............................     (1,170,118)       (725,706)
                                                                         ------------    ------------
Net cash (used in) investing activities...............................     (1,021,767)       (749,706)
                                                                         ------------    ------------

Financing activity
    Repayment of capital lease obligations............................       (182,934)              -
                                                                         ------------    ------------
Net cash (used in) financing activity.................................       (182,934)              -
                                                                         ------------    ------------

(Decrease) increase in cash...........................................     (1,286,657)        257,175
Cash and cash equivalents, beginning of period .......................      2,139,063       1,881,888
                                                                         ------------    ------------
Cash and cash equivalents, end of period .............................   $    852,406    $  2,139,063
                                                                         ============    ============

Supplemental disclosure of cash flow information:
     Income taxes paid................................................   $          -    $      1,520
                                                                         ============    ============

Supplemental disclosure of non-cash financing and investing items
     Equipment acquired under capital lease obligations ..............   $    349,155    $          -
     Tenant inducements for leased premises ..........................   $    540,466    $          -

        See accompanying Notes to the Consolidated Financial Statements.

                              DATAWAVE SYSTEMS INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                       YEARS ENDED MARCH 31, 2004 AND 2003
                      (Expressed in United States dollars)

1. DESCRIPTION OF BUSINESS

        DataWave Systems Inc. (the "Company" or "DataWave") sells and distributes prepaid products using proprietary systems for activating products at the point-of-sale. DataWave designs, develops, produces, owns and manages a proprietary, intelligent, automated, direct merchandising network (the "DataWave System"). The DataWave System is comprised of point-of-sale-activation ("POSA") terminals, free-standing "smart" machines ("DTMs"), and cash registers or web-based applications. All of these devices are connected to proprietary server and database systems through wireless, land line wide area networks or host-to-host connectivity, and are capable of dispensing multiple prepaid products and services. In addition, DataWave sells prepaid calling cards and point-of-sale activated prepaid cellular PINs on a wholesale basis to certain retail operators and other customers.

2. SIGNIFICANT ACCOUNTING POLICIES

        Basis of presentation

        These consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States.

        (a) Principles of consolidation

                The consolidated financial statements include the accounts of DataWave and its wholly-owned subsidiaries. Intercompany transactions and balances have been eliminated.

        (b) Equity investment

                In December 2002, DataWave entered into an agreement to invest in a new corporation called NextWave Card Corp ("NCC") that will develop and provide prepaid stored value programs.

                DataWave accounts for this investment under the equity method and records its 50% share of income or loss as equity income
                (loss) from investee. For the year ended March 31, 2004, DataWave recorded an equity investment loss of $64,491 (2003 - $Nil).

        (c) Use of estimates

                The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Estimates are used for, but not limited to, accounting for doubtful accounts, assessing the recoverability of machinery and equipment, intangibles and goodwill, amortization, accruals for cost of time in excess of amounts billed by service providers, income and capital taxes and contingencies. Actual results could differ from those estimates.

                              DATAWAVE SYSTEMS INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                       YEARS ENDED MARCH 31, 2004 AND 2003
                      (Expressed in United States dollars)

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

        (d) Foreign currency translation

                DataWave's functional currency is the U.S. dollar since it is the currency of the primary economic environment in which the company operates. The accounts of the integrated wholly-owned subsidiary amounts denominated in foreign currencies are translated into United States dollars using the current method of foreign currency translation. Under this method, assets and liabilities are translated at the rate of exchange in effect at the balance sheet date. Revenues and expenses denominated in foreign currencies are translated at average rates for the period. Gains and losses on foreign currency transactions are included in operations for the period in which they occur.

                Where a subsidiary's functional currency is other than the U.S. dollar, translation adjustments may result from the process of translating that subsidiary's financial statements into U.S. dollars. These translation adjustments are not included in Net Income but are reported in Other Comprehensive Income, a separate component of Shareholders' Equity. Foreign currency exchange rate fluctuations between the U.S. and Canadian dollars in fiscal 2004 resulted in an increase in Other Comprehensive Income of $232,121 (in fiscal 2003 there was an increase of $68,855).

        (e) Cash and cash equivalents

                Cash and cash equivalents include cash deposited in DataWave's vending equipment, cash on hand and highly liquid money market instruments with original terms to maturity of less than 90 days.

        (f) Restricted cash

                Restricted cash consists of cash pledges with banks as collateral for letters of credit issued.

        (g) Inventories

                Inventories for cost of time for prepaid long distance and for prepaid cellular airtime are recorded at the lower of average cost or market value.

                Inventories for prepaid pre-activated calling cards, related cards, promotional and other supplies are valued at the lower of average cost or market value. Component parts and supplies used in the assembly of machines and related work-in-progress are included in machinery and equipment. Slow moving and obsolete inventory is reviewed regularly and written down based on management's forecast of use over the next twelve months.

                              DATAWAVE SYSTEMS INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                       YEARS ENDED MARCH 31, 2004 AND 2003
                      (Expressed in United States dollars)

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

        (h) Revenue recognition

                Revenues are recognized when the following criteria are met:
                        o   persuasive evidence of an arrangement exists
                        o   delivery has occurred or services have been rendered
                        o   the price is fixed or determinable, and
                        o   collectibility is reasonably assured.

                In addition, the Company applies the following specific revenue recognition policies:

                The Company's revenues are primarily generated from the resale of prepaid long distance and cellular telephone time, principally from the sale of prepaid calling cards and point of sale activated PINs. Sales of prepaid calling cards and point of sale activated PINs under third party brands, where DataWave is not the primary obligor of the related phone service, has no significant continuing obligation with respect to services being rendered subsequent to sale, the price to the consumer is fixed and determinable and collection is reasonably assured, are recognized at the date of sale to the consumer on a net basis. The resulting net revenue earned is calculated as the difference between the gross proceeds received and the cost of the related phone time.

                Sales of Company or custom branded cards where DataWave incurs inventory risk but does not provide the related telephone time are recognized on the gross basis on the date of sale to the consumer when title to the card transfers, collectibility of proceeds is reasonably assured, the full obligation to the phone service provider is fixed and determinable, and DataWave has no significant continuing obligations.

                Revenues from certain prepaid phone cards where our obligation to the phone service provider is not fixed or determinable at the date of delivery is deferred and recognized on a gross basis when services have been rendered to the buyer, phone service is delivered and its cost determined, as the card is used or expires.

        (i) Product development costs

                Costs for the internal development of new software systems and substantial enhancements to existing software systems to be sold or used in the sale of products are expensed as incurred until technological feasibility has been established and revenue can be generated, at which time any additional costs are capitalized. These costs consist of payments made to third parties and the salaries of employees working on such product development. Amortization of product development costs commences with commercial production and is charged as an expense using the straight line method over the life of the contracts.

                Research costs are charged as an expense in the period in which they are incurred.

                              DATAWAVE SYSTEMS INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                       YEARS ENDED MARCH 31, 2004 AND 2003
                      (Expressed in United States dollars)

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

        (j) Capitalized internal use software costs

                DataWave capitalizes the cost of internal-use software which has a useful life in excess of one year in accordance with Statement of Position (SOP) No. 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. These costs consist of payments made to third parties and the salaries of employees working on such software development. Subsequent additions, modifications or upgrades to internal-use software are capitalized only to the extent that they allow the software to perform a task it previously did not perform. Capitalized computer software costs are amortized using the straight-line method over a period of 3 years.

                Software maintenance and training costs are expensed in the period in which they are incurred.

        (k) Advertising costs and sales incentives

                Effective April 1, 2002, the Company adopted the provisions of the FASB Emerging Issues Task Force Issue 01-9, Accounting for Consideration Given by a Vendor to a Customer ("EITF 01-9"). Under EITF 01-9, the Company's sales and other incentives are recognized as a reduction of revenue, unless an identifiable benefit is received in exchange. Previously, the Company included sales and other incentives as a component of Cost of revenues. For the year ended March 31, 2004, sales and other incentives included as a reduction of revenue totalled $169,577 (in fiscal 2003 $150,523 was reclassified from Cost of revenues).

                Certain advertising and promotional incentives in which the Company exercises joint-control over the expenditure, receives an incremental benefit and can ascertain the fair value of advertising and promotion incurred are included in Cost of revenues.

                The majority of the Company's advertising expense relates to its consumer long distance business. Most of the advertisements are in print media, with expenses recorded as they are incurred. For the years ended March 31, 2004 and 2003, advertising expense (recovery) totalled $52,372 and ($143,736) respectively.

        (l) Machinery and equipment

                Machinery and equipment are recorded at cost less accumulated depreciation. Depreciation is calculated over the estimated useful lives of machinery and equipment as follows:

                 Computer equipment and software         30% declining balance

                 Office equipment                        20% declining balance

                 Other machinery and equipment           30% declining balance

                 Vending, DTM and OTC equipment          3 years straight-line

                 Leasehold improvements                  4 years straight-line

                Parts, supplies and components are depreciated when they are put in use.

                              DATAWAVE SYSTEMS INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                       YEARS ENDED MARCH 31, 2004 AND 2003
                      (Expressed in United States dollars)

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

        (m) Impairment of long-lived assets

                The Company reviews annually its long-lived assets, other than goodwill, for impairment and whenever events or changes in circumstances indicate that the carrying value of such assets may not be recoverable. To determine recoverability, the Company compares the carrying value of the assets to the estimated future undiscounted cash flows. Measurement of an impairment loss for long-lived assets held for use is based on the fair value of the asset. Long-lived assets classified as held for sale are reported at the lower of carrying value and fair value less estimated selling costs. For assets to be disposed of other than by sale, an impairment loss is recognized when the carrying value is not recoverable and exceeds the fair value of the asset.

        (n) Goodwill and other intangible assets

                In July 2002, the Company adopted SFAS 141, Business Combinations, and SFAS 142, Goodwill and Other Intangible Assets.

                SFAS 142 requires that goodwill and intangible assets with indefinite lives no longer be amortized. Instead, these amounts are subject to an annual fair-value based impairment assessment and whenever events or changes in circumstances indicate that the carrying value of such assets may not be recoverable. Separable intangible assets that are not deemed to have an indefinite life are amortized over their useful lives.

                Other intangible assets comprised of customer lists is being amortized over 6 years, management's best estimate of its useful life, following the pattern in which the expected benefits will be consumed or otherwise used up.

        (o) Financial instruments

                (i) Fair value

                        DataWave estimates that the carrying values of its cash and cash equivalents, accounts receivable, restricted cash, and accounts payable and accrued liabilities approximate fair value at March 31, 2004 and 2003.

                (ii) Credit risk

                        Financial instruments that potentially subject the Company to concentration of credit risk consist principally of trade accounts receivable, cash and cash equivalents. Concentration of credit risk with respect to trade accounts receivable is significant due to the high volume of revenues from a small customer base, primarily in Canada. This concentration of business increases the Company's risk associated with non-payment by these customers. The Company manages the risk by regular, ongoing credit evaluations, setting payment terms at seven days, and may require customers to provide collateral to reduce risk. DataWave places its cash and cash equivalents with several major financial institutions of high credit standing. The Company does not believe there is significant financial risk from non-performance by the holders of the Company's cash and cash equivalents.

                              DATAWAVE SYSTEMS INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                       YEARS ENDED MARCH 31, 2004 AND 2003
                      (Expressed in United States dollars)

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

        (o) Financial instruments (continued)

                (ii) Credit risk (continued)

                        At March 31, 2004, the top ten customers accounted for 71% of accounts receivable (2003 - 86%). The Company is also exposed to certain concentration of revenues and economic dependence (Note 5 (c)).

                        Accounts receivable also includes amounts due from contractors who collect cash from and service the Company's DTM and other vending machines. Certain of these contractors are not bonded resulting in credit risk to the Company.

                        Write-offs of Accounts receivable balances were not significant in each of the years ended March 31, 2004 and March 31, 2003.

                (iii) Foreign exchange risk

                        DataWave is exposed to foreign exchange risks due to revenues and costs denominated in Canadian dollars (Note 5 (c)).

        (p) Income taxes

                DataWave uses the deferred income tax asset and liability method of accounting for income taxes. Deferred income tax assets and liabilities are recorded based on temporary differences between the carrying amounts of balance sheet items and their corresponding tax bases. In addition, the future benefit of income tax assets including unused tax losses are recognized, subject to a valuation allowance, to the extent that it is more likely than not that such losses ultimately be utilized. The standards also require that the deferred income tax assets and liabilities be measured using enacted tax rates and laws that are expected to apply when the tax assets or liabilities are to be either settled or realized.

        (q) Earnings per share

                Basic income per share is calculated by dividing the net income by the weighted average number of common shares outstanding during the period. Diluted income per share is calculated by dividing the net income by the sum of the weighted average number of common shares outstanding and all additional common shares that would have been outstanding if potentially dilutive common shares had been issued during the period. The treasury stock method is used to calculate the dilutive effect of options and warrants.

        (r) Stock-based compensation

                Statement of Financial Accounting Standards No. 148, Accounting for Stock-Based Compensation-Transition and Disclosure ("SFAS 148"), amends the disclosure requirements of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation ("SFAS 123"), to require more prominent disclosures in both annual and interim financial statements regarding the method of accounting for stock-based employee compensation and the effect of the method used on reported results.

                              DATAWAVE SYSTEMS INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                       YEARS ENDED MARCH 31, 2004 AND 2003
                      (Expressed in United States dollars)

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

        (r) Stock-based compensation (continued)

                The Company accounts for stock-based compensation in accordance with the intrinsic value method prescribed by APB Opinion No. 25 ("APB 25"), Accounting for Stock Issued to Employees. Under APB 25, compensation expense is measured as the amount by which the market price of the underlying stock exceeds the exercise price of the options on the date of grant; this compensation is amortized over the vesting period.

                Pro forma information regarding net income and net income per share is required by SFAS 123 for awards granted or modified after December 31, 1994 as if the Company had accounted for its stock-based awards to employees under the fair value method of SFAS 123. The fair value of the Company's stock-based awards to employees was estimated using a Black-Scholes option pricing model. The Black-Scholes model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable.

                In addition, the Black-Scholes model requires the input of highly subjective assumptions including the expected stock price volatility. Because the Company's stock-based awards to employees have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate. In management's opinion, the models used reflect management's best estimate of the fair value of its stock-based awards to employees. The fair value of the Company's stock-based awards to employees was estimated assuming no expected dividends and using the following weighted-average assumptions:

                                                     2004      2003
                                                   ------    ------
                Expected life (years) ..........      3.6       4.0
                Expected volatility ............       95%      133%
                Risk-free interest rate ........      3.8%      4.4%

                The weighted-average estimated fair values of employee stock options granted during fiscal 2004 and 2003 were $0.05 and $0.13 per share, respectively.

                              DATAWAVE SYSTEMS INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                       YEARS ENDED MARCH 31, 2004 AND 2003
                      (Expressed in United States dollars)

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

        (r) Stock-based compensation (continued)

                If the computed fair values of 2004 and 2003 awards had been amortized to expense over the vesting period of the awards as prescribed by SFAS 123, net income and net income per share would have been:

                                                                            2004           2003
                                                                     -----------    -----------
                Net income - as reported .........................   $   494,436    $   421,495
                Add: Stock-based employee compensation expense
                 included in reported net income .................             -              -
                Deduct: Total stock-based employee compensation
                 expense determined under fair value based method
                 for all awards ..................................       (56,810)      (177,453)
                                                                     -----------    -----------
                Pro forma net income .............................   $   437,626    $   244,042
                                                                     ===========    ===========

                Net income per share - as reported
                Basic and diluted ................................   $      0.01    $      0.01
                                                                     ===========    ===========

                Net income per share - pro forma
                Basic and diluted ................................   $      0.01    $      0.01
                                                                     ===========    ===========

        (s) Comparative figures

                Certain of the prior period's comparative figures have been reclassified to conform with the current period's presentation.

        (t) Recently issued accounting pronouncements

                In January 2003, the FASB issued FASB Interpretation No. 46 ("FIN 46"), Consolidation of Variable Interest Entities - an interpretation of ARB No. 51. In December 2003, the FASB issued a revised interpretation ("FIN46R"). Under the revised interpretation, an entity deemed to be a business, based on certain specified criteria, need not be evaluated to determine if it is a Variable Interest Entity. The Company must apply the provisions to variable interests in entities created before February 1, 2003. The adoption of FIN 46R and FIN 46 did not have a material impact on the Company's operating results or financial condition in fiscal 2004.

                              DATAWAVE SYSTEMS INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                       YEARS ENDED MARCH 31, 2004 AND 2003
                      (Expressed in United States dollars)

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

        (t) Recently issued accounting pronouncements (continued)

                In April 2003, the FASB issued Statement of Financial Accounting Standard No. 149 ("SFAS 149"), Amendment of Statement 133 on Derivative Instruments and Hedging Activities. SFAS 149 amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under SFAS 133. SFAS 149 is generally effective for derivative instruments, including derivative instruments embedded in certain contracts, entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. The adoption of SFAS 149 did not have a material impact on the Company's operating results or financial condition.

                In May 2003, the FASB issued Statement of Financial Accounting Standard No. 150 ("SFAS 150"), Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. SFAS 150 clarifies the accounting for certain financial instruments with characteristics of both liabilities and equity and requires that those instruments be classified as liabilities on the balance sheet. Previously, many of those financial instruments were classified as equity. The adoption of SFAS 150 did not have a material impact on the Company's operating results or financial condition.

                In December 2003, the FASB issued Summary of Statement No. 132 (revised 2003), Employers' Disclosures about Pensions and Other Postretirement Benefits - an amendment of FASB Statements No. 87, 88, and 106. This statement revises the required employers' disclosures relating to pension plans and other postretirement plans. The revised FAS 132 requires additional disclosures to those in the original FAS 132 about the assets, obligations, cash flows, and net periodic benefit cost of defined benefit pension plans and other defined benefit postretirement plans. The Company does not have a pension plan and there is no impact on the Company's operating results or financial condition.

                On April 22, 2003, the FASB announced in its exposure draft its intention to require all companies to expense the fair value of employee stock options. Companies will be required to measure the cost according to the fair value of the options. Although the new guidelines have not yet been released, it is expected that they will be finalized soon and be effective in 2004. When final rules are announced, the Company will assess the impact to its financial statements.

                              DATAWAVE SYSTEMS INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                       YEARS ENDED MARCH 31, 2004 AND 2003
                      (Expressed in United States dollars)

3. BALANCE SHEET DETAILS

        (a) Accounts receivable and other

                                                                 2004            2003
                                                         ------------    ------------
                Trade accounts receivable - POSA .....   $  2,397,403    $    763,412
                Trade accounts receivable - Other ....      1,193,320       1,065,213
                Less allowance for doubtful accounts..        (12,947)        (55,266)
                Input tax credits receivable .........        557,396         211,198
                Tenant inducements (Note 8) ..........        166,297               -
                Other receivables ....................         35,565          47,338
                                                         ------------    ------------
                                                         $  4,337,034    $  2,031,895
                                                         ============    ============

        (b) Inventories

                                                                 2004            2003
                                                         ------------    ------------
                Parts and supplies ...................   $    139,097    $    141,825
                Cards and long distance phone time ...        318,087          67,826
                PINs and cellular time ...............      1,777,259       1,015,740
                                                         ------------    ------------
                                                         $  2,234,443    $  1,225,391
                                                         ============    ============

        (c) Restricted cash

                Restricted cash consists of two cash deposits pledged with banks for letters of credit issued in the amount of $30,000 and $24,000. The deposits mature December 12, 2004 and February 28, 2005, respectively, and bear interest at 4% per annum.

                              DATAWAVE SYSTEMS INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                       YEARS ENDED MARCH 31, 2004 AND 2003
                      (Expressed in United States dollars)

3. BALANCE SHEET DETAILS (CONTINUED)

        (d) Machinery and equipment

                Machinery and equipment consists of the following:

                                                                                   2004
                                                            ---------------------------------------------------
                                                                                Accumulated        Net Book
                                                                  Cost         Depreciation          Value
                                                            ---------------   ---------------   ---------------
                Computer equipment and software ........    $     1,455,721   $       672,496   $       783,225
                Office equipment........................            124,285            46,344            77,941
                Other machinery and equipment ..........             30,705            22,819             7,886
                Parts, supplies, and components ........            332,078                 -           332,078
                Vending machines in assembly ...........             28,764                 -            28,764
                Vending equipment.......................          3,320,775         3,246,951            73,824
                POSA equipment..........................          1,001,559           286,612           714,947
                Leasehold improvements .................            324,699            10,367           314,332
                                                            ---------------   ---------------   ---------------
                                                            $     6,618,586   $     4,285,589   $     2,332,997
                                                            ===============   ===============   ===============

                                                                                   2003
                                                            ---------------------------------------------------
                                                                                Accumulated        Net Book
                                                                  Cost         Depreciation          Value
                                                            ---------------   ---------------   ---------------
                Computer equipment and software ........    $       853,423   $       456,838   $       396,585
                Office equipment........................            124,612            60,632            63,980
                Other machinery and equipment ..........             54,659            37,622            17,037
                Parts, supplies, and components ........            580,802                 -           580,802
                Vending machines in assembly ...........             54,816                 -            54,816
                Vending equipment.......................          2,923,258         2,890,353            32,905
                POSA equipment..........................            401,825            66,971           334,854
                Leasehold improvements .................             52,965            45,262             7,703
                                                            ---------------   ---------------   ---------------
                                                            $     5,046,360   $     3,557,678   $     1,488,682
                                                            ===============   ===============   ===============

                Vending machines in assembly includes vending machines being built as new vending machines, machines being refurbished and parts and supplies used in new and refurbished machines and as replacement parts for installed vending machines.

                For the year ended March 31, 2004, the Company capitalized $43,208 of internal use software costs as computer software (2003 - $Nil).

                Machinery and equipment at March 31, 2004, includes computing equipment and software with a net book value of $316,707 (2003 - $Nil) that was acquired under capital lease (Note 8).

                              DATAWAVE SYSTEMS INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                       YEARS ENDED MARCH 31, 2004 AND 2003
                      (Expressed in United States dollars)

3. BALANCE SHEET DETAILS (CONTINUED)

        (e) Deferred development costs

                During the year ended March 31, 2004 the Company finalized development projects to sell suppliers' products through point-of-sale activation terminals in the Canadian marketplace and to allow a distributor to sell the Company's products through its own terminals. Development costs incurred after agreements were signed to complete the projects have been deferred and will be amortized over the life of the agreements. Net deferred development costs at March 31, 2004, were $49,335 (2003 - $Nil).

        (f) Goodwill and intangible assets

                Intangible assets are comprised of goodwill and customer lists acquired in the purchase of AT&T's Canadian prepaid card operations. Although DataWave may intend to add customer names and other information to the list in the future, the expected benefits of the acquired customer list apply only to the customers on that list at the date of acquisition. Details of the cost and net book value of goodwill and other intangible assets are as follows:

                                                                                  2004           2003
                                                                          ------------   ------------
                Goodwill ..............................................   $  1,750,639
                Intangible assets .....................................   $    657,342   $    623,091
                Less accumulated amortization .........................        278,813        180,581
                                                                          ------------   ------------
                Net intangible assets .................................   $    378,529   $    442,510
                                                                          ------------   ------------
                Goodwill and intangible assets, net ...................   $  2,224,148   $  2,193,149
                                                                          ============   ============

        (g) Accounts payable and accrued liabilities

                                                                                  2004           2003
                                                                          ------------   ------------
                Trade accounts payable - PINs and cellular time .......   $  3,903,421   $  2,424,589
                Trade accounts payable - Other.........................      1,475,637      1,436,835
                Accrued compensation and benefits .....................         83,965        265,639
                Co-op and rebate accruals..............................        256,140        300,313
                Long-distance time accruals............................        700,551        926,082
                Other accrued liabilities  ............................        495,055        147,017
                State, local, GST and other taxes payable .............        723,242        324,587
                                                                          ------------   ------------
                                                                          $  7,638,011   $  5,825,062
                                                                          ============   ============

                              DATAWAVE SYSTEMS INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                       YEARS ENDED MARCH 31, 2004 AND 2003
                      (Expressed in United States dollars)

4. COMMON SHARES

        (a) Authorized

                100,000,000 common shares without par value

        (b) Share purchase options

                Under the terms of the Stock Option Plan (the "Plan"), the Board of Directors may grant stock options to employees, officers, directors and independent consultants of DataWave and its subsidiaries for their contributions to DataWave. This includes options granted prior to the implementation of the Plan which were deemed to be re-granted under the Plan. Options granted under the Plan are not transferable by an optionee, and each option is exercisable only by such optionee. The expiry date will be fixed by the Board of Directors but will be not later than the tenth anniversary of the award date and the exercise price of each option will be not less than 100% of the fair market value on the date of grant, and will be determined by reference to the market price for the shares of DataWave for the ten trading days immediately preceding the day on which the TSX Venture Exchange receives the required notice that the Board granted the option. In no case will an optionee be granted an option where the number of shares that may be purchased pursuant to the option exceed, when added to the number of shares available for purchase pursuant to options previously granted to the optionee which remain exercisable, 5% of DataWave's issued and outstanding share capital as of the award date of the option being granted. On plan initiation, approximately 5,370,000 common shares were reserved for issuance under the Plan and as at March 31, 2004, approximately 817,000 were available for issuance. A majority of outstanding stock options expired on April 4, 2004, such that 872,500 stock options remain outstanding.

                The changes in stock options were as follows:

                                                                      Weighted                            Weighted
                                                   Year ended          Average         Year ended         Average
                                                    March 31,         Exercise          March 31,         Exercise
                                                       2004             Price             2003              Price
                                                 ---------------   ---------------   ---------------   ---------------
                Balance outstanding,
                 beginning of period..........         4,971,484   $          0.22         4,929,059   $          0.20
                Activity during the period
                 Options granted..............           450,000              0.21           375,000              0.13
                 Options cancelled/
                  expired.....................          (972,582)             0.19          (332,575)             0.26
                                                 ---------------   ---------------   ---------------   ---------------
                Balance outstanding,
                 end of period................         4,448,902   $          0.22         4,971,484   $          0.22
                                                 ===============   ===============   ===============   ===============

                              DATAWAVE SYSTEMS INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                       YEARS ENDED MARCH 31, 2004 AND 2003
                      (Expressed in United States dollars)

4. COMMON SHARES (CONTINUED)

        (b) Share purchase options (continued)

                As at March 31, 2004, the following options to acquire common stock were outstanding:

                                     Number of
                    Number          Exercisable        Exercise
                  of Options          Options            Price          Expiry Dates
                ---------------   ---------------   ---------------   ----------------
                      1,666,833         1,550,167   $          0.13   April 4, 2004
                                                                      to July 31, 2007
                      1,913,000         1,847,169       0.14 - 0.29   April 4, 2004
                                                                      to July 31, 2007
                        351,319           351,319              0.38   April 4, 2004
                        200,000           200,000              0.52   April 4, 2004
                        317,750           317,750              0.57   April 4, 2004
                ---------------   ---------------
                      4,448,902         4,266,405
                ===============   ===============

5. BUSINESS SEGMENT INFORMATION

        (a) Segmented information

                DataWave manufactures and operates prepaid calling card merchandising machines and re-sells long distance telephone time through prepaid and other calling cards distributed through its machines, at retail locations and on a wholesale basis to third parties. DataWave considers its business to consist of one reportable operating segment, therefore these consolidated financial statements have not been segmented.

                DataWave's revenues are primarily generated from the resale of prepaid long distance and cellular telephone time, principally from the sale of prepaid calling cards and point of sale activated PINs. Sales of prepaid calling cards and point of sale activated PINs under third party brands where DataWave is not the primary obligor of the related phone service and has no significant continuing obligation with respect to operation of the card subsequent to sale are recognized at the date of sale on a net basis.

                              DATAWAVE SYSTEMS INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                       YEARS ENDED MARCH 31, 2004 AND 2003
                      (Expressed in United States dollars)

5. BUSINESS SEGMENT INFORMATION (CONTINUED)

        (a) Segmented information (continued)

                DataWave has total revenues of sales and net agency sales, analysed by product, as follows:

                                  Prepaid          Prepaid          Prepaid
                                    Long           Prepaid          Internet         Fees and
                                  Distance         Cellular         Products          Service           Other           Total
                                -------------    -------------    -------------    -------------    -------------   -------------
YEAR ENDED MARCH 31, 2004
Sales
Canada                              7,668,077                -                -        1,434,809                -       9,102,886
Mexico                                      -                -                -                -           97,968          97,968
U.S.                                1,618,561                -                -                -          325,537       1,944,098
                                -------------    -------------    -------------    -------------    -------------   -------------
Sales                               9,286,638                -                -        1,434,809          423,505      11,144,952
                                -------------    -------------    -------------    -------------    -------------   -------------
Net agency sales
Canada                                      -       57,633,025          192,032                -                -      57,825,057
Mexico                                      -                -                -                -                -               -
U.S.                                6,076,834                -                -                -                -       6,076,834
                                -------------    -------------    -------------    -------------    -------------   -------------
Gross proceeds
received on agency sales            6,076,834       57,633,025          192,032                -                -      63,901,891
Less payments to suppliers           (848,063)     (55,977,676)        (177,425)                                      (57,003,164)
                                -------------    -------------    -------------    -------------    -------------   -------------
Net agency sales                    5,228,771        1,655,349           14,607                -                -       6,898,727
                                -------------    -------------    -------------    -------------    -------------   -------------
Total revenue
Canada                              7,668,077        1,655,349           14,607        1,434,809                -      10,772,842
Mexico                                      -                -                -                -           97,968          97,968
U.S.                                6,847,332                -                -                -          325,537       7,172,869
                                -------------    -------------    -------------    -------------    -------------   -------------
Total revenue                      14,515,409        1,655,349           14,607        1,434,809          423,505      18,043,679
Cost of revenues                   10,525,635                -                -          250,353           79,677      10,855,665
                                -------------    -------------    -------------    -------------    -------------   -------------
Gross profit                    $   3,989,774    $   1,655,349    $      14,607    $   1,184,456    $     343,828   $   7,188,014
                                =============    =============    =============    =============    =============   =============

YEAR ENDED MARCH 31, 2003
Sales
Canada                             10,434,588                -                -         138,085                -      10,572,673
Mexico                                      -                -                -               -                -               -
U.S.                                  518,911                -                -               -           35,096         554,007
                                -------------    -------------    -------------   -------------    -------------   -------------
Sales                              10,953,499                -                -         138,085           35,096      11,126,680
                                -------------    -------------    -------------   -------------    -------------   -------------
Net agency sales
Canada                                      -        5,790,818                -               -                -       5,790,818
Mexico                                      -                -                -               -                -               -
U.S.                                8,714,037                -                -               -                -       8,714,037
                                -------------    -------------    -------------   -------------    -------------   -------------
Gross proceeds
received on agency sales ..         8,714,037        5,790,818                -               -                -      14,504,855
Less payments to suppliers .       (1,781,012)      (5,729,295)               -                                       (7,510,307)
                                -------------    -------------    -------------   -------------    -------------   -------------
Net agency sales                    6,933,025           61,523                -               -                -       6,994,548
                                -------------    -------------    -------------   -------------    -------------   -------------
Total revenue
Canada
Mexico                             10,434,588           61,523                -         138,085                -      10,634,196
U.S.                                        -                -                -               -                -               -
U.S.                                7,451,936                -                -               -           35,096       7,487,032
                                -------------    -------------    -------------   -------------    -------------   -------------
Total revenue                      17,886,524           61,523                -         138,085           35,096      18,121,228
Cost of revenues                   12,049,731                -                -          96,525           10,096      12,156,352
                                -------------    -------------    -------------   -------------    -------------   -------------
Gross profit                    $   5,836,793    $      61,523    $           -   $      41,560    $      25,000   $   5,964,876
                                -------------    -------------    -------------   -------------    -------------   -------------

                              DATAWAVE SYSTEMS INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                       YEARS ENDED MARCH 31, 2004 AND 2003
                      (Expressed in United States dollars)

5. BUSINESS SEGMENT INFORMATION (CONTINUED)

        (b) Geographic information

                DataWave has long-lived assets and has earned revenue from sales to customers in the following geographic locations:

                                              2004                           2003
                                   ---------------------------   ---------------------------
                                                   Long-Lived                    Long-Lived
                                     Revenue         Assets        Revenue         Assets
                                   ------------   ------------   ------------   ------------
                Canada             $ 10,772,842   $  4,481,941   $ 10,634,196   $  3,488,831
                Mexico                   97,968              -              -              -
                United States         7,172,869        124,539      7,487,032        247,000
                                   ------------   ------------   ------------   ------------
                                   $ 18,043,679   $  4,606,480   $ 18,121,228   $  3,735,831
                                   ============   ============   ============   ============

                Long lived assets consist of machinery and equipment, goodwill and other intangible assets.

        (c) Concentration of revenues and economic dependence

                The Company is dependent on a small number of customers for revenues from point-of-sale activation products and future results depend significantly on these strategic relationships.

                For the year ended March 31, 2004, the top ten customers accounted for 44% of revenues (2003 - 44%). The Company actively seeks to expand its customer base for point-of-sale activation products to mitigate this risk.

6. INCOME TAXES

        The approximate effects of each type of temporary difference that gives rise to the deferred tax assets are as follows:

                                                                  Year ended March 31,
                                                             ------------------------------
                                                                      2004             2003
                                                             -------------    -------------
        Deferred income tax assets:
        Operating losses carried forward .................   $   1,527,004    $   2,510,333
        Capital losses carried forward....................               -          115,469
        Machinery and equipment...........................         195,507          132,235
        Intangible assets.................................          41,746          (57,810)
                                                             -------------    -------------
        Total deferred income tax assets .................       1,764,257        2,700,227
        Valuation allowance for deferred income taxes ....      (1,764,257)      (2,621,227)
                                                             -------------    -------------
        Net deferred income taxes ........................   $           -    $      79,000
                                                             =============    =============

                              DATAWAVE SYSTEMS INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                       YEARS ENDED MARCH 31, 2004 AND 2003
                      (Expressed in United States dollars)

6. INCOME TAXES (CONTINUED)

        The difference in income tax expense due to differences between the Canadian statutory federal income tax rate and DataWave's effective income tax rate applied to income before income taxes was as follows:

                                                                           Year ended March 31,
                                                                       ---------------------------
                                                                              2004            2003
                                                                       -----------     -----------
        Combined basic Canadian federal and provincial tax rates ...          35.9%           37.1%
        Income taxes based on above ................................   $   207,634     $   156,375
        Tax benefit not recognized on current year losses ..........        40,560          48,214
        Benefit on application of loss carry-forwards and other
         tax assets not previously recognized ......................      (169,194)       (176,006)
        Lower rate on income of U.S. affiliates ....................             -         (28,583)
                                                                       -----------     -----------
        Income tax expense .........................................   $    79,000     $         -
                                                                       ===========     ===========

        As at March 31, 2004, DataWave and its subsidiaries have accumulated net operating losses and capital losses which they can apply against future earnings. The portion of the net operating losses and capital losses carried forward for tax purposes which has not been recognized in the financial statements amounts to approximately $4.9 million and $1.0 million, respectively. The net operating loss carry forwards commenced expiring in 2003 and the capital loss carry forwards expire in fiscal year 2005.

7. DEFERRED INDUCEMENT

        In January 2004, DataWave entered into a ten year lease for office space in Richmond, British Columbia, which is being amortized over the ten year term of the lease. The agreement included cash inducements for leasehold improvements of $277,162, of which $166,297 is recorded as a current receivable and $110,865 is recorded as a long term receivable. Also included were inducements for free rent. At March 31, 2004, the deferred rent inducement was $308,551 less the current portion of $27,716 (2003 - $Nil).

                              DATAWAVE SYSTEMS INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                       YEARS ENDED MARCH 31, 2004 AND 2003
                      (Expressed in United States dollars)

8. CAPITAL LEASE OBLIGATION

        The future minimum lease payments for each fiscal year under the capital lease for equipment expiring in fiscal year 2007, together with the balance of the obligation under capital lease are as follows:

                2005 ...................................   $     78,259
                2006 ...................................         78,259
                2007 ...................................         56,174
                                                           ------------
                Total minimum lease payments ...........        212,692
                Less: amount representing interest .....         23,025
                                                           ------------
                                                                189,667
                Less: current portion ..................         64,641
                                                           ------------
                Balance of obligation ..................   $    125,026
                                                           ============

9. COMMITMENTS

        DataWave has the following future minimum payments with respect to capital lease obligations and operating leases for office space, computer and office equipment:

                2005 ...................................   $    365,912
                2006 ...................................        417,225
                2007 ...................................        365,577
                2008 ...................................        296,732
                2009 ...................................        345,776
                Thereafter .............................        926,173
                                                           ------------
                                                           $  2,717,395
                                                           ============

        Rent expense for the year ended March 31, 2004, was $241,763 (2003 - $152,589).

10. RELATED PARTY TRANSACTIONS

        An officer made a $500,000 secured interest-bearing loan to a supplier in September 2002. A portion of the loan remains outstanding at March 31, 2004. The loan became due at March 31, 2003 but, at the discretion of the lender, the loan was extended on a month-to-month basis at the original terms.

11. DIFFERENCES BETWEEN THE UNITED STATES AND CANADIAN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

        These consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States (U.S.
        GAAP) which, in these consolidated financial statements, differ in certain material respects with those in Canada (Canadian GAAP).

        These consolidated financial statements, as presented in accordance with U.S. GAAP, are presented in accordance with Canadian GAAP, and are as follows:

                              DATAWAVE SYSTEMS INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                       YEARS ENDED MARCH 31, 2004 AND 2003
                      (Expressed in United States dollars)

11. DIFFERENCES BETWEEN THE UNITED STATES AND CANADIAN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (CONTINUED)

                           CONSOLIDATED BALANCE SHEETS

                                                                                    As at
                                                               ------------------------------------------------
                                                                  March 31,       March 31,         March 31,
                                                                    2004            2003              2003
                                                               -------------    -------------    --------------
                                                                                                 Comparative as
                                                                                                   Previously
                                                                                                    Reported
                                                                                                   (Canadian
                                                                 (US GAAP)        (US GAAP)           GAAP)
                                                               -------------    -------------    --------------
ASSETS
Current
   Cash and cash equivalents ...............................   $     852,406    $   2,139,063    $    2,139,063
   Accounts receivable and other ...........................       4,337,034        2,031,895         2,031,895
   Inventories .............................................       2,234,443        1,225,391         1,225,391
   Prepaid expenses and deposits ...........................         451,377          482,549           482,549
   Deferred income taxes ...................................               -           79,000            79,000
                                                               -------------    -------------    --------------
Total current assets .......................................       7,875,260        5,957,898         5,957,898
Restricted cash ............................................          54,000           54,000            54,000
Machinery and equipment, net ...............................       2,332,997        1,488,682         1,486,412
Deferred development costs .................................          49,335                -                 -
Other long term receivables ................................         110,865                -                 -
Goodwill ...................................................       1,845,619        1,750,639         1,721,200
Intangible assets ..........................................         378,529          442,510           419,337
                                                               -------------    -------------    --------------
Total assets ...............................................   $  12,646,605    $   9,693,729    $    9,638,847
                                                               =============    =============    ==============
LIABILITIES
Current
   Accounts payable and accrued liabilities ................   $   7,638,011    $   5,825,062    $    5,825,062
   Deferred revenue ........................................          61,572          146,420           146,420
   Current portion of capital lease obligations ............          64,641                -                 -
   Current portion of deferred inducement ..................          27,716                -                 -
                                                               -------------    -------------    --------------
Total current liabilities ..................................       7,791,940        5,971,482         5,971,482
                                                               -------------    -------------    --------------
Capital lease obligations ..................................         125,026                -                 -
Deferred income taxes ......................................         267,766          267,766           267,766
Deferred inducements .......................................         280,835                -                 -
                                                               -------------    -------------    --------------
Total liabilities ..........................................       8,465,567        6,239,248         6,239,248
                                                               -------------    -------------    --------------
SHAREHOLDERS' EQUITY
Common shares
   Authorized: 100,000 common shares, no par value
   Issued
   43,889,334 and 43,889,334 shares issued and outstanding
   at March 31, 2004 and 2003 respectively .................      15,006,743       15,006,743       15,006,743
Additional paid in capital .................................       2,725,492        2,725,492                -
Contributed surplus ........................................               -                -          933,738
Accumulated other comprehensive income .....................         277,966           45,845                -
Accumulated deficit ........................................     (13,829,163)     (14,323,599)     (12,540,882)
                                                               -------------    -------------    -------------
Total shareholders' equity .................................       4,181,038        3,454,481        3,399,599
                                                               -------------    -------------    -------------
Total liabilities and shareholders' equity .................   $  12,646,605    $   9,693,729    $   9,638,847
                                                               =============    =============    =============

                              DATAWAVE SYSTEMS INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                       YEARS ENDED MARCH 31, 2004 AND 2003
                      (Expressed in United States dollars)

11. DIFFERENCES BETWEEN THE UNITED STATES AND CANADIAN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (CONTINUED)

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                             Year ended March 31,
                                                               -----------------------------------------------
                                                                    2004            2003             2003
                                                               -------------    -------------   --------------
                                                                                                Comparative as
                                                                                                  Previously
                                                                                                   Reported
                                                                                                  (Canadian
                                                                 (US GAAP)        (US GAAP)          GAAP)
                                                               -------------    -------------   --------------
Revenue
   Sales ...................................................   $  11,144,952    $  11,126,680   $   11,126,680
   Net agency sales ........................................       6,898,727        6,994,548        6,994,548
                                                               -------------    -------------   --------------
Total revenue ..............................................      18,043,679       18,121,228       18,121,228
Operating costs and expenses
   Cost of revenues ........................................      10,855,665       12,156,352       12,156,352
   General and administrative ..............................       2,812,821        2,704,411        2,704,411
   Selling and marketing ...................................       1,562,150        1,492,623        1,492,623
   Product development .....................................       1,405,248        1,096,792        1,096,792
   Depreciation and amortization ...........................         835,035          296,975          306,012
Total operating costs and expenses .........................      17,470,919       17,747,153       17,756,190
                                                               -------------    -------------   --------------
Operating income ...........................................         572,760          374,075          365,038
Other income ...............................................          13,888           21,891           21,891
Equity loss from investee ..................................         (64,491)               -                -
Gain on foreign exchange ...................................          51,279           25,529           25,529
                                                               -------------    -------------   --------------
Income before income taxes .................................         573,436          421,495          412,458
Income taxes ...............................................          79,000                -                -
Net income .................................................   $     494,436    $     421,495   $      412,458
                                                               =============    =============   ==============
Net income per share
   Basic and diluted .......................................   $        0.01    $        0.01   $         0.01
                                                               =============    =============   ==============

                              DATAWAVE SYSTEMS INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                       YEARS ENDED MARCH 31, 2004 AND 2003
                      (Expressed in United States dollars)

11. DIFFERENCES BETWEEN THE UNITED STATES AND CANADIAN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (CONTINUED)

        The following is a reconciliation of the financial position and results of operations of the Company under U.S. GAAP and Canadian GAAP:

        Consolidated Balance Sheets

                                                                                      March 31,       March 31,
                                                                                           2004            2003
                                                                                   ------------    ------------
        Total assets, U.S. GAAP ................................................   $ 12,646,605    $  9,693,729
        Effect of foreign currency translation adjustment
         Machinery and equipment ...............................................        (81,885)         (2,270)
        Goodwill ...............................................................       (124,419)        (29,438)
        Other intangible assets ................................................        (57,424)        (23,174)
                                                                                   ------------    ------------
        Total assets, Canadian GAAP ............................................   $ 12,382,877    $  9,638,847
                                                                                   ============    ============

        Total liabilities, U.S. GAAP and Canadian GAAP .........................   $  8,465,567    $  6,239,248
                                                                                   ============    ============
        Shareholders' equity, U.S. GAAP ........................................   $  4,181,038    $  3,454,481
        Effect of foreign currency translation adjustment
         Accumulated deficit ...................................................         14,238          (9,038)
        Other comprehensive income .............................................       (277,966)        (45,844)
                                                                                   ------------    ------------
        Total shareholders' equity, Canadian GAAP ..............................   $  3,917,310    $  3,399,599
                                                                                   ============    ============

        Consolidated Statements of Operations

                                                                                         Year ended March 31
                                                                                   ----------------------------
                                                                                           2004            2003
                                                                                   ------------    ------------
        Net income for the period, U.S. GAAP ...................................   $    494,436    $    421,495
        Effect of foreign currency translation adjustment
         Depreciation and amortization .........................................         23,275          (9,037)
                                                                                   ------------    ------------
        Net income for the period, Canadian GAAP ...............................   $    517,711    $    412,458
                                                                                   ============    ============

        Basic and diluted income per share under Canadian GAAP .................   $       0.01    $       0.01
                                                                                   ============    ============

        Consolidated Statements of Cash Flows

        There are no material differences between U.S. and Canadian GAAP which affect the statements of cash flows for the current or prior year.

                              DATAWAVE SYSTEMS INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                       YEARS ENDED MARCH 31, 2004 AND 2003
                      (Expressed in United States dollars)

11. DIFFERENCES BETWEEN THE UNITED STATES AND CANADIAN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (CONTINUED)

        (a) Foreign currency translation

                Under U.S. GAAP foreign subsidiaries which operate in an economic environment where the principal currency is other than the U.S. dollar are translated into U.S. dollars using the current rate method. Translation gains and losses that result in changes to shareholders' equity are recorded as other comprehensive income and reported as part of shareholders' equity.

                Under Canadian GAAP the Company translates its Canadian subsidiaries into U.S. dollars using the temporal method on the basis that these subsidiaries are integrated with the U.S. operations. Gains or losses on translation for items are included in operations.

        (b) Future income taxes

                Under U.S. GAAP tax rates applied in the calculation of future income taxes are those rates that are passed into law. Under Canadian GAAP substantially enacted rates are used. The Company has determined that there is no material effect on the consolidated financial statements.

        (c) Goodwill and other intangible assets

                There are no material differences between U.S. and Canadian GAAP which affect the recording of goodwill and other intangible assets except as provided for foreign currency translation and as recorded in the reconciliation between U.S. and Canadian GAAP.

        (d) Stock-based compensation

                Under U.S. GAAP the Company accounts for stock-based compensation, as outlined in Note 2 (s), in accordance with the intrinsic value method where compensation is measured as the amount by which the market price of the underlying stock exceeds the exercise price of the option on the date of grant; this compensation is amortized over the vesting period.

                Under Canadian GAAP the Company accounts for stock-based compensation in accordance with CICA Handbook Section 3870, Stock-Based Compensation and Other Stock-Based Payments. This section establishes standards for the recognition, measurement and disclosure of stock-based compensation and other stock-based awards made in exchange for goods and services. The standard requires that all stock-based awards made to non-employees be measured and recognized using a fair value based method.

                There are no material differences between U.S. and Canadian GAAP which affect the disclosure of stock based compensation in Note 2 (s).

12. SUBSEQUENT EVENTS

                On April 23rd, 2004 DataWave announced that it signed a Letter Agreement with Integrated Data Corp. ("IDC") whereby IDC will acquire DataWave by merger in which shareholders of DataWave will be issued shares of IDC in exchange for all the issued and outstanding shares of DataWave. The proposed merger is subject to a number of conditions including the approval of DataWave shareholders and regulatory approvals. A Definitive Agreement was approved and signed on June 2, 2004.

                             DATAWAVE SYSTEMS INC.

                         UNAUDITED FINANCIAL STATEMENTS

                              DATAWAVE SYSTEMS INC.
                           CONSOLIDATED BALANCE SHEETS
(EXPRESSED IN UNITED STATES DOLLARS AND PRESENTED IN ACCORDANCE WITH U.S. GAAP)
                                   (UNAUDITED)

                                                                             September 30           March 31
                                                                                     2004               2004
                                                                         ----------------   ----------------
ASSETS
Current
   Cash and cash equivalents                                             $      2,249,931   $        852,406
   Accounts receivable and other (Note 3 (a))                                   5,063,895          4,337,034
   Inventories (Note 3 (b))                                                     4,144,269          2,234,443
   Prepaid expenses and deposits                                                  359,652            451,377
                                                                         ----------------   ----------------
Total current assets                                                           11,817,747          7,875,260
Restricted cash (Note 3 (c))                                                       54,000             54,000
Machinery and equipment, net (Note 3 (d))                                       2,483,506          2,332,997
Deferred development costs (Note 3 (e))                                            90,532             49,335
Other long term receivables (Note 7)                                              110,865            110,865
Goodwill (Note 3 (f))                                                           1,829,759          1,845,619
Intangible assets, net (Note 3 (f))                                               294,881            378,529
                                                                         ----------------   ----------------
Total assets                                                             $     16,681,290   $     12,646,605
                                                                         ================   ================

LIABILITIES
Current
   Accounts payable and accrued liabilities (Note 3 (g))                 $     11,083,787   $      7,638,011
   Deferred revenue                                                               413,959             61,572
   Current portion of capital lease obligations (Note 8)                           68,429             64,641
   Current portion of deferred inducement (Note 7)                                 28,126             27,716
                                                                         ----------------   ----------------
Total current liabilities                                                      11,594,301          7,791,940
Capital lease obligations (Note 8)                                                 89,601            125,026
Deferred income taxes (Note 6)                                                    276,711            267,766
Deferred inducement (Note 7)                                                      291,234            280,835
                                                                         ----------------   ----------------
Total liabilities                                                              12,251,847          8,465,567
                                                                         ----------------   ----------------
Commitments (Note 9)
SHAREHOLDERS' EQUITY
Common shares
   Authorized, 100,000,000 common shares, no par value
   Issued
     43,889,334 shares issued and outstanding
      at September 30, 2004 and March 31, 2004 respectively                    15,006,743         15,006,743
Additional paid-in capital                                                      2,725,492          2,725,492
Accumulated other comprehensive income                                            285,396            277,966
Accumulated deficit                                                           (13,588,188)       (13,829,163)
                                                                         ----------------   ----------------
Total shareholders' equity                                                      4,429,443          4,181,038
                                                                         ----------------   ----------------
Total liabilities and shareholders' equity                               $     16,681,290   $     12,646,605
                                                                         ================   ================

        See accompanying Notes to the Consolidated Financial Statements.

                              DATAWAVE SYSTEMS INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
(EXPRESSED IN UNITED STATES DOLLARS AND PRESENTED IN ACCORDANCE WITH U.S. GAAP)
                                   (UNAUDITED)

                                                          Three months ended September 30,      Six months ended September 30,
                                                          ---------------------------------   ---------------------------------
                                                                     2004              2003              2004              2003
                                                          ---------------   ---------------   ---------------   ---------------
Revenue
   Sales                                                  $     3,470,894   $     2,551,816   $     6,235,101   $     4,918,804
   Net agency sales (Note 5)                                    1,840,027         2,141,580         3,611,429         3,898,450
                                                          ---------------   ---------------   ---------------   ---------------
Total revenue                                                   5,310,921         4,693,396         9,846,530         8,817,254
                                                          ---------------   ---------------   ---------------   ---------------

Operating costs and expenses
   Cost of revenues                                             3,282,883         2,853,554         5,929,937         5,303,506
   General and administrative                                     819,880           769,735         1,578,668         1,408,064
   Selling and marketing                                          399,384           412,872           826,374           824,137
   Product development                                            331,146           370,878           621,401           746,036
   Merger costs (Note 11)                                          93,873                 -           167,015                 -
   Depreciation and amortization                                  303,039           198,899           552,649           362,444
                                                          ---------------   ---------------   ---------------   ---------------
Total operating costs and expenses                              5,230,205         4,605,938         9,676,044         8,644,187
                                                          ---------------   ---------------   ---------------   ---------------
Operating income                                                   80,716            87,458           170,486           173,067
Other income                                                        3,454            76,028             2,894            85,436
Equity income from investee                                        35,367                 -            31,812                 -
Gain (loss) on foreign exchange                                    39,210            (2,361)           35,783            19,476
                                                          ---------------   ---------------   ---------------   ---------------
Income before income taxes                                        158,747           161,125           240,975           277,979
Income taxes (Note 6)                                                   -                 -                 -                 -
                                                          ---------------   ---------------   ---------------   ---------------
Net income                                                $       158,747   $       161,125   $       240,975   $       277,979
                                                          ===============   ===============   ===============   ===============

Net income per share
   Basic and diluted                                      $          0.00   $          0.00   $          0.01   $          0.01
                                                          ===============   ===============   ===============   ===============

Weighted-average number of common
 shares - basic and diluted                                    43,889,334        43,889,334        43,889,334        43,889,334
                                                          ===============   ===============   ===============   ===============

        See accompanying Notes to the Consolidated Financial Statements.

                              DATAWAVE SYSTEMS INC.
                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
 (EXPRESSED IN UNITED STATES DOLLARS AND PRESENTED IN ACCORDANCE WITH U.S. GAAP)
                                   (UNAUDITED)

                                                                                  Accumulated
                                   Number of                      Additional         Other                           Total
                                    Common          Common          Paid-in      Comprehensive    Accumulated    Shareholders'
                                    Shares          Shares          Capital         Income          Deficit         Equity
                                 -------------   -------------   -------------   -------------   -------------   -------------
Balance, April 1, 2003              43,889,334   $  15,006,743   $   2,725,492   $      45,845   $ (14,323,599)  $   3,454,481
Net income                                                   -               -               -         494,436         494,436
Foreign currency
 translation adjustment                                      -               -         232,121               -         232,121
                                                                                                                 -------------
Comprehensive income                                                                                                   726,557
                                 -------------   -------------   -------------   -------------   -------------   -------------
Balance, March 31, 2004             43,889,334      15,006,743       2,725,492         277,966     (13,829,163)      4,181,038
Net income                                                   -               -               -         240,975         240,975
Foreign currency
 translation adjustment                                      -               -           7,430               -           7,430
                                                                                                                 -------------
Comprehensive income                                                                                                   248,405
                                 -------------   -------------   -------------   -------------   -------------   -------------
Balance, September 30, 2004         43,889,334   $  15,006,743   $   2,725,492   $     285,396   $ (13,588,188)  $   4,429,443
                                 =============   =============   =============   =============   =============   =============

        See accompanying Notes to the Consolidated Financial Statements.

                              DATAWAVE SYSTEMS INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
 (EXPRESSED IN UNITED STATES DOLLARS AND PRESENTED IN ACCORDANCE WITH U.S. GAAP)
                                   (UNAUDITED)

                                               Three months ended September 30,       Six months ended September 30,
                                              ----------------------------------    ----------------------------------
                                                         2004               2003               2004               2003
                                              ---------------    ---------------    ---------------    ---------------
Operating activities
Net income                                    $       158,747    $       161,125    $       240,975    $       277,979
Adjustments to reconcile net income to net
 cash provided by operating activities:
  Depreciation and amortization                       303,039            198,899            552,649            362,444
  Equity income from investee                         (35,367)                 -            (31,812)                 -
Net change in non-cash
operating assets and liabilities
  Accounts receivable and other                      (411,142)           (94,755)          (726,861)        (1,897,313)
  Inventories                                        (832,415)           (76,599)        (1,909,826)          (452,686)
  Prepaid expenses                                    (20,720)          (105,941)            91,725           (189,184)
  Accounts payable and accrued liabilities            903,346            790,700          3,445,776          2,334,873
  Deferred revenue                                    259,199            (44,818)           352,387            (95,138)
                                              ---------------    ---------------    ---------------    ---------------
Net cash provided by operating activities             324,687            828,611          2,015,013            340,975
                                              ---------------    ---------------    ---------------    ---------------

Investing activity
Purchase of machinery and equipment                  (383,381)            (3,446)          (585,851)          (480,758)
                                              ---------------    ---------------    ---------------    ---------------
Net cash (used in) investing activity                (383,381)            (3,446)          (585,851)          (480,758)
                                              ---------------    ---------------    ---------------    ---------------

Financing activity
Repayment of capital lease obligations                (15,986)                 -            (31,637)                 -
                                              ---------------    ---------------    ---------------    ---------------
Net cash (used in) financing activity                 (15,986)                 -            (31,637)                 -
                                              ---------------    ---------------    ---------------    ---------------
Increase (decrease) in cash                           (74,680)           825,165          1,397,525           (139,783)
Cash and cash equivalents, beginning of
 period                                             2,324,611          1,174,115            852,406          2,139,063
                                              ---------------    ---------------    ---------------    ---------------
Cash and cash equivalents, end of period      $     2,249,931    $     1,999,280    $     2,249,931    $     1,999,280
                                              ===============    ===============    ===============    ===============

        See accompanying Notes to the Consolidated Financial Statements.

                              DATAWAVE SYSTEMS INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
              INFORMATION AS AT AND FOR THE SIX MONTH PERIODS ENDED
                    SEPTEMBER 30, 2004 AND 2003 IS UNAUDITED
                      (EXPRESSED IN UNITED STATES DOLLARS)

1.      DESCRIPTION OF BUSINESS

        DataWave Systems Inc. (the "Company" or "DataWave") sells and distributes prepaid products using proprietary systems for activating products at the point-of-sale. DataWave designs, develops, produces, owns and manages a proprietary, intelligent, automated, direct merchandising network (the "DataWave System"). The DataWave System is comprised of point-of-sale-activation ("POSA") terminals, free-standing "smart" machines ("DTMs"), and cash registers or web-based applications. All of these devices are connected to proprietary server and database systems through wireless, land line wide area networks or host-to-host connectivity, and are capable of dispensing multiple prepaid products and services. In addition, DataWave sells prepaid calling cards and point-of-sale activated prepaid cellular PINs on a wholesale basis to certain retail operators and other customers.

2.      SIGNIFICANT ACCOUNTING POLICIES

        (a)     Basis of presentation

                These unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States and pursuant to the rules and regulations of the United States Securities and Exchange Commission for the presentation of interim financial information. Accordingly, certain information and footnote disclosures normally included in financial statements prepared in accordance with United States generally accepted accounting principles have been condensed, or omitted, pursuant to such rules and regulations. These financial statements do not include all disclosures required for annual financial statements and should be read in conjunction with the Company's audited consolidated financial statements and notes thereto included as part of the Company's 2004 Annual Report on Form 10-KSB. All amounts herein are expressed in United States dollars unless otherwise noted.

                In the opinion of management, all adjustments (including reclassifications and normal recurring adjustments) necessary to present fairly the financial position, results of operations and cash flows at September 30, 2004 and for all periods presented, have been made. Interim results are not necessarily indicative of results for a full year.

        (b)     Principles of consolidation

                The consolidated financial statements include the accounts of DataWave and its wholly-owned subsidiaries. Intercompany transactions and balances have been eliminated.

                              DATAWAVE SYSTEMS INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
              INFORMATION AS AT AND FOR THE SIX MONTH PERIODS ENDED
                    SEPTEMBER 30, 2004 AND 2003 IS UNAUDITED
                      (EXPRESSED IN UNITED STATES DOLLARS)

2.      SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

        (c)     Equity investment

                In December 2002, DataWave entered into an agreement to invest in a new corporation called NextWave Card Corp ("NCC") that will develop and provide prepaid stored value programs.

                DataWave accounts for this investment under the equity method and records its 50% share of income or loss as equity income
                (loss) from investee. For the period ended September 30, 2004, DataWave recorded equity income of $31,812 (2003 - $Nil).

        (d)     Use of estimates

                The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Estimates are used for, but not limited to, accounting for doubtful accounts, assessing the recoverability of machinery and equipment, intangibles and goodwill, amortization, accruals for cost of time in excess of amounts billed by service providers, income and capital taxes and contingencies. Actual results could differ from those estimates.

        (e)     Foreign currency translation

                DATAWAVE'S FUNCTIONAL CURRENCY IS THE U.S. DOLLAR SINCE IT IS THE CURRENCY OF THE PRIMARY ECONOMIC ENVIRONMENT IN WHICH THE COMPANY OPERATES. THE ACCOUNTS OF THE INTEGRATED WHOLLY-OWNED SUBSIDIARY AMOUNTS DENOMINATED IN FOREIGN CURRENCIES ARE TRANSLATED INTO UNITED STATES DOLLARS USING THE CURRENT METHOD OF FOREIGN CURRENCY TRANSLATION. UNDER THIS METHOD, ASSETS AND LIABILITIES ARE TRANSLATED AT THE RATE OF EXCHANGE IN EFFECT AT THE BALANCE SHEET DATE. REVENUES AND EXPENSES DENOMINATED IN FOREIGN CURRENCIES ARE TRANSLATED AT AVERAGE RATES FOR THE PERIOD. GAINS AND LOSSES ON FOREIGN CURRENCY TRANSACTIONS ARE INCLUDED IN OPERATIONS FOR THE PERIOD IN WHICH THEY OCCUR.

                Where a subsidiary's functional currency is other than the U.S. dollar, translation adjustments may result from the process of translating that subsidiary's financial statements into U.S. dollars. These translation adjustments are not included in Net Income but are reported in Other Comprehensive Income, a separate component of Shareholders' Equity. Foreign currency exchange rate fluctuations between the U.S. and Canadian dollars in the period resulted in an increase in Other Comprehensive Income of $7,430 (in fiscal 2004 - $232,121).

        (f)     Cash and cash equivalents

                Cash and cash equivalents include cash deposited in DataWave's vending equipment, cash on hand and highly liquid money market instruments with original terms to maturity of less than 90 days.

                              DATAWAVE SYSTEMS INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
              INFORMATION AS AT AND FOR THE SIX MONTH PERIODS ENDED
                    SEPTEMBER 30, 2004 AND 2003 IS UNAUDITED
                      (EXPRESSED IN UNITED STATES DOLLARS)

2.      SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

        (g)     Restricted cash

                Restricted cash consists of cash pledges with banks as collateral for letters of credit issued.

        (h)     Inventories

                Inventories for cost of time for prepaid long distance and for prepaid cellular airtime are recorded at the lower of average cost or market value.

                Inventories for prepaid pre-activated calling cards, related cards, promotional and other supplies are valued at the lower of average cost or market value. Component parts and supplies used in the assembly of machines and related work-in-progress are included in machinery and equipment. Slow moving and obsolete inventory is reviewed regularly and written down based on management's forecast of use over the next twelve months.

        (i)     Revenue recognition

                Revenues are recognized when the following criteria are met:
                        o   persuasive evidence of an arrangement exists
                        o   delivery has occurred or services have been rendered
                        o   the price is fixed or determinable, and
                        o   collectibility is reasonably assured.

                In addition, the Company applies the following specific revenue recognition policies:

                The Company's revenues are primarily generated from the resale of prepaid long distance and cellular telephone time, principally from the sale of prepaid calling cards and point-of-sale activated PINs. Sales of prepaid calling cards and point-of-sale activated PINs under third party brands, where DataWave is not the primary obligor of the related phone service, has no significant continuing obligation with respect to services being rendered subsequent to sale, the price to the consumer is fixed and determinable and collection is reasonably assured, are recognized at the date of sale to the consumer on a net basis. The resulting net revenue earned is calculated as the difference between the gross proceeds received and the cost of the related phone time.

                              DATAWAVE SYSTEMS INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
              INFORMATION AS AT AND FOR THE SIX MONTH PERIODS ENDED
                    SEPTEMBER 30, 2004 AND 2003 IS UNAUDITED
                      (EXPRESSED IN UNITED STATES DOLLARS)

2.      SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

        (i)     Revenue recognition (continued)

                Sales of Company or custom branded cards where DataWave incurs inventory risk but does not provide the related telephone time are recognized on the gross basis on the date of sale to the consumer when title to the card transfers, collectibility of proceeds is reasonably assured, the full obligation to the phone service provider is fixed and determinable, and DataWave has no significant continuing obligations.

                Revenues from certain prepaid phone cards where our obligation to the phone service provider is not fixed or determinable at the date of delivery is deferred and recognized on a gross basis when services have been rendered to the buyer, phone service is delivered and its cost determined, as the card is used or expires.

        (j)     Product development costs

                Costs for the internal development of new software systems and substantial enhancements to existing software systems to be sold or used in the sale of products are expensed as incurred until technological feasibility has been established and revenue can be generated, at which time any additional costs are capitalized. These costs consist of payments made to third parties and the salaries of employees working on such product development. Amortization of product development costs commences with commercial production and is charged as an expense using the straight line method over the life of the contracts.

                Research costs are charged as an expense in the period in which they are incurred.

                              DATAWAVE SYSTEMS INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
              INFORMATION AS AT AND FOR THE SIX MONTH PERIODS ENDED
                    SEPTEMBER 30, 2004 AND 2003 IS UNAUDITED
                      (EXPRESSED IN UNITED STATES DOLLARS)

2.      SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

        (k)     Capitalized internal use software costs

                DataWave capitalizes the cost of internal-use software which has a useful life in excess of one year in accordance with Statement of Position (SOP) No. 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. These costs consist of payments made to third parties and the salaries of employees working on such software development. Subsequent additions, modifications or upgrades to internal-use software are capitalized only to the extent that they allow the software to perform a task it previously did not perform. Capitalized computer software costs are amortized using the straight-line method over a period of 3 years.

                Software maintenance and training costs are expensed in the period in which they are incurred.

        (l)     Advertising costs and sales incentives

                Effective April 1, 2002, the Company adopted the provisions of the FASB Emerging Issues Task Force Issue 01-9, Accounting for Consideration Given by a Vendor to a Customer ("EITF 01-9"). Under EITF 01-9, the Company's sales and other incentives are recognized as a reduction of revenue, unless an identifiable benefit is received in exchange. Previously, the Company included sales and other incentives as a component of Cost of revenues. For the six months ended September 30, 2004, sales and other incentives included as a reduction of revenue totalled $88,593 (in 2003 $91,438 was reclassified from Cost of revenues).

                Certain advertising and promotional incentives in which the Company exercises joint-control over the expenditure, receives an incremental benefit and can ascertain the fair value of advertising and promotion incurred are included in Cost of revenues.

                The majority of the Company's advertising expense relates to its consumer long distance business. Most of the advertisements are in print media, with expenses recorded as they are incurred. For the six months ended September 30, 2004 and 2003, advertising expense totalled $11,705 and $73,253 respectively.

        (m)     Machinery and equipment

                Machinery and equipment are recorded at cost less accumulated depreciation. Depreciation is calculated over the estimated useful lives of machinery and equipment as follows:

                        Computer equipment and software    30% declining balance
                        Office equipment                   20% declining balance
                        Other machinery and equipment 30% declining balance Vending, DTM and OTC equipment 3 years straight-line
                        Leasehold improvements             from 4 to 10 years
                                                            straight-line

                Parts, supplies and components are depreciated when they are put in use.

                              DATAWAVE SYSTEMS INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
              INFORMATION AS AT AND FOR THE SIX MONTH PERIODS ENDED
                    SEPTEMBER 30, 2004 AND 2003 IS UNAUDITED
                      (EXPRESSED IN UNITED STATES DOLLARS)

2.      SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

        (n)     Impairment of long-lived assets

                The Company reviews annually its long-lived assets, other than goodwill, for impairment whenever events or changes in circumstances indicate that the carrying value of such assets may not be recoverable. To determine recoverability, the Company compares the carrying value of the assets to the estimated future undiscounted cash flows. Measurement of an impairment loss for long-lived assets held for use is based on the fair value of the asset. Long-lived assets classified as held for sale are reported at the lower of carrying value and fair value less estimated selling costs. For assets to be disposed of other than by sale, an impairment loss is recognized when the carrying value is not recoverable and exceeds the fair value of the asset.

        (o)     Goodwill and other intangibles assets

                In July 2002, the Company adopted SFAS 141, Business Combinations, and SFAS 142, Goodwill and Other Intangible Assets.

                SFAS 142 requires that goodwill and intangible assets with indefinite lives no longer be amortized. Instead, these amounts are subject to an annual fair-value based impairment assessment and whenever events or changes in circumstances indicate that the carrying value of such assets may not be recoverable. Separable intangible assets that are not deemed to have an indefinite life are amortized over their useful lives.

                Other intangible assets comprised of customer lists is being amortized over 6 years, management's best estimate of its useful life, following the pattern in which the expected benefits will be consumed or otherwise used up.

        (p)     Financial instruments

                (i)     Fair value

                        DataWave estimates that the carrying values of its cash and cash equivalents, accounts receivable and other, deposits, restricted cash, and accounts payable and accrued liabilities approximate fair value at September 30, 2004.

                              DATAWAVE SYSTEMS INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
              INFORMATION AS AT AND FOR THE SIX MONTH PERIODS ENDED
                    SEPTEMBER 30, 2004 AND 2003 IS UNAUDITED
                      (EXPRESSED IN UNITED STATES DOLLARS)

2.      SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

        (p)     Financial instruments (continued)

                (ii)    Credit risk

                        Financial instruments that potentially subject the Company to concentration of credit risk consist principally of trade accounts receivable, cash and cash equivalents. Concentration of credit risk with respect to trade accounts receivable is significant due to the high volume of revenues from a small customer base, primarily in Canada. This concentration of business increases the Company's risk associated with non-payment by these customers. The Company manages the risk by regular, ongoing credit evaluations, setting payment terms at seven days, and may require customers to provide collateral to reduce risk. DataWave places its cash and cash equivalents with several major financial institutions of high credit standing. The Company does not believe there is significant financial risk from non-performance by the holders of the Company's cash and cash equivalents.

                        At September 30, 2004, the top ten customers accounted for 67% of accounts receivable (2003 - 65%). The Company is also exposed to certain concentration of revenues and economic dependence (Note 5 (c)).

                        Accounts receivable also includes amounts due from contractors who collect cash from and service the Company's DTM and other vending machines. Certain of these contractors are not bonded resulting in credit risk to the Company.

                        Write-offs of accounts receivable balances were not significant in each of the six month periods ended September 30, 2004 and September 30, 2003.

                (iii)   Foreign exchange risk

                        DataWave is exposed to foreign exchange risks due its sales denominated in Canadian dollars (Note 5 (c)).

        (q)     Income taxes

                DataWave uses the deferred income tax asset and liability method of accounting for income taxes, and deferred income assets and liabilities are recorded based on temporary differences between the carrying amounts of balance sheet items and their corresponding tax bases. In addition, the future benefit of income tax assets, including unused tax losses are recognized, subject to a valuation allowance, to the extent that it is more likely than not that such losses ultimately be utilized. The standards also require that the deferred income tax assets and liabilities be measured using enacted tax rates and laws that are expected to apply when the tax assets or liabilities are to be either settled or realized.

                              DATAWAVE SYSTEMS INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
              INFORMATION AS AT AND FOR THE SIX MONTH PERIODS ENDED
                    SEPTEMBER 30, 2004 AND 2003 IS UNAUDITED
                      (EXPRESSED IN UNITED STATES DOLLARS)

2.      SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

        (r)     Earnings per share

                Basic income per share is calculated by dividing the net income by the weighted average number of common shares outstanding during the period. Diluted income per share is calculated by dividing the net income by the sum of the weighted average number of common shares outstanding and all additional common shares that would have been outstanding if potentially dilutive common shares had been issued during the period. The treasury stock method is used to calculate the dilutive effect of options and warrants.

        (s)     Stock-based compensation

                Statement of Financial Accounting Standards No. 148, Accounting for Stock-Based Compensation-Transition and Disclosure ("SFAS 148"), amends the disclosure requirements of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation ("SFAS 123"), to require more prominent disclosures in both annual and interim financial statements regarding the method of accounting for stock-based employee compensation and the effect of the method used on reported results.

                The Company accounts for stock-based compensation in accordance with the intrinsic value method prescribed by APB Opinion No. 25 ("APB 25"), Accounting for Stock Issued to Employees. Under APB 25, compensation expense is measured as the amount by which the market price of the underlying stock exceeds the exercise price of the option on the date of grant; this compensation is amortized over the vesting period.

                Pro forma information regarding net income and net income per share is required by SFAS 123 for awards granted or modified after December 31, 1994 as if the Company had accounted for its stock-based awards to employees under the fair value method of SFAS 123. The fair value of the Company's stock-based awards to employees was estimated using a Black-Scholes option pricing model. The Black-Scholes model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable.

                In addition, the Black-Scholes model requires the input of highly subjective assumptions including the expected stock price volatility. Because the Company's stock-based awards to employees have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable measure of the fair value of its stock-based awards to employees. The fair value of the Company's stock-based awards to employees was estimated assuming no expected dividends and using the following weighted-average assumptions:

                              DATAWAVE SYSTEMS INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
              INFORMATION AS AT AND FOR THE SIX MONTH PERIODS ENDED
                    SEPTEMBER 30, 2004 AND 2003 IS UNAUDITED
                      (EXPRESSED IN UNITED STATES DOLLARS)

2.      SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

        (s)     Stock-based compensation (continued)

                                             Sept. 30,    Sept. 30,
                                               2004         2003
                                            ----------   ----------
                Expected life (years)                -          1.0
                Expected volatility                  -          139%
                Risk-free interest rate              -          4.4%

                The weighted-average estimated fair values of employee stock options granted during the period ending September 30, 2004 and 2003 were $Nil and $0.21 per share, respectively.

                No options were granted in the three months ended September 30, 2004 but if the computed fair values of 2004 and 2003 awards had been amortized to expense over the vesting period of the awards as prescribed by SFAS 123, net income and net income per share would have been:

                                                                             Sept. 30,    Sept. 30,
                                                                               2004         2003
                                                                            ----------   ----------
                Net income - as reported                                    $  240,975   $  277,979
                Add:  Stock-based employee compensation
                 expense (recovery) included in reported net Income                  -            -
                Deduct:  Total stock-based employee compensation
                 expense determined under fair value based
                 method for all awards                                          (8,375)      (4,195)
                                                                            ----------   ----------
                Pro forma net income                                        $  232,600   $  273,784
                                                                            ==========   ==========
                Net income per share - as reported
                 Basic and diluted                                          $     0.01   $     0.01
                                                                            ==========   ==========
                Net income per share - pro forma
                 Basic and diluted                                          $     0.01   $     0.01
                                                                            ==========   ==========

                              DATAWAVE SYSTEMS INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
              INFORMATION AS AT AND FOR THE SIX MONTH PERIODS ENDED
                    SEPTEMBER 30, 2004 AND 2003 IS UNAUDITED
                      (EXPRESSED IN UNITED STATES DOLLARS)

3.      BALANCE SHEET DETAILS

        (a)     Accounts receivable and other

                                                                 September 30,     March 31,
                                                                     2004            2004
                                                                 -------------   -------------
                Trade accounts receivable - POSA                 $   3,375,733   $   2,397,403
                Trade accounts receivable - Other                      937,250       1,193,320
                Less allowance for doubtful accounts                   (12,846)        (12,947)
                Input tax credits receivable                           618,925         557,396
                Tenant inducements (Note 7)                                  -         166,297
                Other receivables                                      144,833          35,565
                                                                 -------------   -------------
                                                                 $   5,063,895   $   4,337,034
                                                                 =============   =============

        (b)     Inventories

                                                                 September 30,     March 31,
                                                                     2004            2004
                                                                 -------------   -------------
                Part and supplies                                $     188,340   $     139,097
                Cards and long-distance phone time                     427,369         318,087
                PINS and cellular time                               3,528,560       1,777,259
                                                                 -------------   -------------
                                                                 $   4,144,269   $   2,234,443
                                                                 =============   =============

        (c)     Restricted cash

                Restricted cash consists of two cash deposits pledged with banks for letters of credit issued in the amount of $30,000 and $24,000. The deposits mature December 12, 2004 and February 28, 2005, respectively, and bear interest at 4% per annum.

                              DATAWAVE SYSTEMS INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
              INFORMATION AS AT AND FOR THE SIX MONTH PERIODS ENDED
                    SEPTEMBER 30, 2004 AND 2003 IS UNAUDITED
                      (EXPRESSED IN UNITED STATES DOLLARS)

3.      BALANCE SHEET DETAILS (CONTINUED)

        (d)     Machinery and equipment

                                                                  September 30, 2004
                                                    ---------------------------------------------
                                                                     Accumulated      Net Book
                                                        Cost         Depreciation      Value
                                                    -------------   -------------   -------------
                Computer equipment and Software     $   1,539,803   $     803,727   $     736,076
                Office equipment                          152,042          55,741          96,301
                Other machinery and equipment              30,775          24,060           6,715
                Parts, supplies, and components           332,078               -         332,078
                Vending machines in assembly               28,764               -          28,764
                Vending equipment                       3,222,304       3,137,964          84,340
                POSA equipment                          1,639,115         720,997         918,118
                Leasehold improvements                    307,128          26,014         281,114
                                                    -------------   -------------   -------------
                                                    $   7,252,009   $   4,768,503   $   2,483,506
                                                    =============   =============   =============

                                                                    March 31, 2004
                                                    ---------------------------------------------
                                                                     Accumulated      Net Book
                                                        Cost         Depreciation      Value
                                                    -------------   -------------   -------------
                Computer equipment and software     $   1,455,721   $     672,496   $     783,225
                Office equipment                          124,285          46,344          77,941
                Other machinery and equipment              30,705          22,819           7,886
                Parts, supplies, and components           332,078               -         332,078
                Vending machines in assembly               28,764               -          28,764
                Vending equipment                       3,320,775       3,246,951          73,824
                POSA equipment                          1,001,559         286,612         714,947
                Leasehold improvements                    324,699          10,367         314,332
                                                    -------------   -------------   -------------
                                                    $   6,618,586   $   4,285,589   $   2,332,997
                                                    =============   =============   =============

        Vending machines in assembly includes vending machines being built as new vending machines, machines being refurbished and parts and supplies used in new and refurbished machines and as replacement parts for installed vending machines.

        For the period ended September 30, 2004, the Company capitalized $10,799 of internal use software costs as computer software (2003 - $ Nil).

        Machinery and equipment at September 30, 2004, includes computing equipment and software with a net book value of $273,177 (March 31, 2004
        - $316,707) that was acquired under capital lease (Note 8).

                              DATAWAVE SYSTEMS INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
              INFORMATION AS AT AND FOR THE SIX MONTH PERIODS ENDED
                    SEPTEMBER 30, 2004 AND 2003 IS UNAUDITED
                      (EXPRESSED IN UNITED STATES DOLLARS)

3.      BALANCE SHEET DETAILS (CONTINUED)

        (e)     Deferred development costs

                During the period ended September 30, 2004 the Company funded development projects to sell suppliers' products through point-of-sale activation terminals in the Canadian marketplace and to allow a distributor to sell the Company's products through its own terminals. Development costs incurred after agreements were signed have been deferred and will be amortized over the life of the agreements. Net deferred development costs at September 30, 2004, were $90,532 (March 31, 2004 - $49,335).

        (f)     Goodwill and other intangible assets

                Intangible assets comprise goodwill and customer lists acquired in the purchase of AT&T's Canadian prepaid card operations. Although DataWave may intend to add customer names and other information to the list in the future, the expected benefits of the acquired customer list apply only to the customers on that list at the date of acquisition. Details of the cost and net book value of goodwill and other intangible assets are as follows:

                                                                 September 30,     March 31,
                                                                     2004            2004
                                                                 -------------   -------------
                Goodwill                                         $   1,829,759   $   1,845,619
                                                                 -------------   -------------
                Intangible assets                                $     632,173   $     657,342
                Less accumulated amortization                         (337,292)       (278,813)
                                                                 -------------   -------------
                Net intangible assets                            $     294,881   $     378,529
                                                                 -------------   -------------

                Goodwill and intangible assets, net              $   2,124,640   $   2,224,148
                                                                 =============   =============

        (g)     Accounts payable and accrued liabilities

                                                                 September 30,     March 31,
                                                                     2004            2004
                                                                 -------------   -------------
                Trade accounts payable - PINs and cellular time  $   6,754,495   $   3,903,421
                Trade accounts payable - Other                       1,791,672       1,475,637
                Accrued compensation and benefits                      117,509          83,965
                Co-op and rebate accruals                              226,648         256,140
                Long-distance time accruals                            644,358         700,551
                Other accrued liabilities                              808,118         495,055
                State, local, GST and other taxes payable              740,987         723,242
                                                                 -------------   -------------
                                                                 $  11,083,787   $   7,638,011
                                                                 =============   =============

                              DATAWAVE SYSTEMS INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
              INFORMATION AS AT AND FOR THE SIX MONTH PERIODS ENDED
                    SEPTEMBER 30, 2004 AND 2003 IS UNAUDITED
                      (EXPRESSED IN UNITED STATES DOLLARS)

4.      COMMON SHARES

        (a)     Authorized

                100,000,000 common shares without par value

        (b)     Share purchase options

                Under the terms of the Stock Option Plan (the "Plan"), the Board of Directors may grant stock options to employees, officers, directors and independent consultants of DataWave and its subsidiaries for their contributions to DataWave. This includes options granted prior to the implementation of the Plan which were deemed to be re-granted under the Plan. Options granted under the Plan are not transferable by an optionee, and each option is exercisable only by such optionee. The expiry date will be fixed by the Board of Directors but will be not later than the tenth anniversary of the award date and the exercise price of each option will be not less than 100% of the fair market value on the date of grant, and will be determined by reference to the market price for the shares of DataWave for the ten trading days immediately preceding the day on which the TSX Venture Exchange receives the required notice that the Board granted the option. In no case will an optionee be granted an option where the number of shares that may be purchased pursuant to the option exceed, when added to the number of shares available for purchase pursuant to options previously granted to the optionee which remain exercisable, 5% of DataWave's issued and outstanding share capital as of the award date of the option being granted. On plan initiation, approximately 5,370,000 common shares were reserved for issuance under the Plan and as at September 30, 2004, 4,497,500 were available for issuance.

                The changes in stock options were as follows:

                                                 Period       Weighted        Year        Weighted
                                                 ended         Average        ended       Average
                                                Sept. 30,     Exercise      March 31,     Exercise
                                                  2004          Price         2004          Price
                                               -----------   -----------   -----------   -----------
                Balance outstanding,
                 beginning of period             4,448,902   $      0.22     4,971,484   $      0.22
                Activity during the period:
                 Options granted                         -                     450,000          0.21
                 Options exercised                       -                           -
                 Options cancelled/Expired      (3,576,402)         0.25      (972,582)         0.19
                Balance outstanding,
                 end of period                     872,500   $      0.20     4,448,902   $      0.22
                                               ===========   ===========   ===========   ===========

                              DATAWAVE SYSTEMS INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
              INFORMATION AS AT AND FOR THE SIX MONTH PERIODS ENDED
                    SEPTEMBER 30, 2004 AND 2003 IS UNAUDITED
                      (EXPRESSED IN UNITED STATES DOLLARS)

4.      COMMON SHARES (CONTINUED)

        (b)     Share purchase options (continued)

                As at September 30, 2004, the following options to acquire common stock were outstanding:

                               Number of
                  Number      Exercisable    Exercise         Expiry
                of Options      Options        Price           Dates
                ----------   -------------   ---------   ----------------
                   175,000          58,667   $    0.15    July 18, 2005
                                                         To July 31, 2007
                    50,000          50,000        0.18    July 18, 2005
                                                         To July 31, 2007
                   130,000          86,668        0.21    July 18, 2005
                                                         To July 31, 2007
                   517,500         494,668        0.21    July 18, 2005
                                                         To July 31, 2007
                ----------   -------------
                   872,500         690,003
                ==========   =============

5.      BUSINESS SEGMENT INFORMATION

        (a)     Segmented information

                DataWave manufactures and operates prepaid calling card merchandising machines and re-sells long distance telephone time through prepaid and other calling cards distributed through its machines, at retail locations and on a wholesale basis to third parties. DataWave considers its business to consist of one reportable operating segment, therefore these consolidated financial statements have not been segmented.

                DataWave's revenues are primarily generated from the resale of prepaid long distance and cellular telephone time, principally from the sale of prepaid calling cards and point-of-sale activated PINs. Sales of prepaid calling cards and point-of-sale activated PINs under third party brands where DataWave is not the primary obligor of the related phone service and has no significant continuing obligation with respect to operation of the card subsequent to sale are recognized at the date of sale on a net basis.

                              DATAWAVE SYSTEMS INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
              INFORMATION AS AT AND FOR THE SIX MONTH PERIODS ENDED
                    SEPTEMBER 30, 2004 AND 2003 IS UNAUDITED
                      (EXPRESSED IN UNITED STATES DOLLARS)

5.      BUSINESS SEGMENT INFORMATION (CONTINUED)

        (a)     Segmented information (continued)

                DataWave has total revenues of sales and net agency sales for the three months ended September 30, 2004 and 2003, analyzed by product, as follows:

                                           Prepaid                        Prepaid
                                            Long          Prepaid         Internet     Fees and
                                           Distance       Cellular        Products     Service       Other          Total
                                         ------------   -------------    ----------   ----------   ----------   -------------
THREE MONTHS ENDED SEPTEMBER 30, 2004
Canada                                   $  2,449,341   $           -    $        -   $  547,544$           -   $   2,996,885
Mexico                                              -               -             -            -       18,136          18,136
U.S.                                          391,080               -             -       83,867      (19,074)        455,873
                                         ------------   -------------    ----------   ----------   ----------   -------------
Sales                                       2,840,421               -             -      631,411         (938)      3,470,894
                                         ------------   -------------    ----------   ----------   ----------   -------------
Canada                                              -      22,081,792        96,900            -            -      22,178,693
Mexico                                              -               -             -            -            -               -
U.S.                                        1,619,694               -             -            -            -       1,619,694
                                         ------------   -------------    ----------   ----------   ----------   -------------
Gross proceeds received on agency
 sales                                      1,619,694      22,081,792        96,900            -            -      23,798,387
Less payments to suppliers                   (205,708)    (21,660,714)      (91,938)           -            -     (21,958,360)
                                         ------------   -------------    ----------   ----------   ----------   -------------
Net agency sales                            1,413,986         421,079         4,963            -            -       1,840,027
                                         ------------   -------------    ----------   ----------   ----------   -------------
Canada                                      2,449,341         421,079         4,963      547,544            -       3,422,926
Mexico                                              -               -             -            -       18,136          18,136
U.S.                                        1,805,066               -             -       83,867      (19,074)      1,869,859
                                         ------------   -------------    ----------   ----------   ----------   -------------
Total revenue                               4,254,407         421,079         4,963      631,411         (938)      5,310,921
Cost of revenues                            3,201,805               -             -       81,078            -       3,282,883
                                         ------------   -------------    ----------   ----------   ----------   -------------
Gross profit                             $  1,052,602   $     421,079    $    4,963   $  550,333   $     (938)  $   2,028,038
                                         ============   =============    ==========   ==========   ==========   =============

THREE MONTHS ENDED SEPTEMBER 30, 2003
Canada                                   $  2,104,273   $           -    $        -   $  349,993   $   37,065   $   2,491,331
Mexico                                              -               -             -            -            -               -
U.S.                                          124,626               -             -            -      (64,141)         60,485
                                         ------------   -------------    ----------   ----------   ----------   -------------
Sales                                       2,228,899               -             -      349,993      (27,076)      2,551,816
                                         ------------   -------------    ----------   ----------   ----------   -------------
Canada                                              -      14,891,191             -            -            -      14,891,191
Mexico                                              -               -             -            -            -               -
U.S.                                        2,220,584               -             -            -            -       2,220,584
                                         ------------   -------------    ----------   ----------   ----------   -------------
Gross proceeds received on agency
 sales                                      2,220,584      14,891,191             -            -            -      17,111,775
Less payments to suppliers                   (491,672)    (14,478,523)            -            -            -     (14,970,195)
                                         ------------   -------------    ----------   ----------   ----------   -------------
Net agency sales                            1,728,912         412,668             -            -            -       2,141,580
                                         ------------   -------------    ----------   ----------   ----------   -------------
Canada                                      2,104,273         412,668             -      349,993       37,065       2,903,999
Mexico                                              -               -             -            -            -               -
U.S.                                        1,853,538               -             -            -      (64,141)      1,789,397
                                         ------------   -------------    ----------   ----------   ----------   -------------
Total revenue                               3,957,811         412,668             -      349,993      (27,076)      4,693,396
Cost of revenues                            2,806,731               -             -       46,823            -       2,853,554
                                         ------------   -------------    ----------   ----------   ----------   -------------
Gross profit                             $  1,151,080   $     412,668    $        -   $  303,170   $  (27,076)  $   1,839,842
                                         ============   =============    ==========   ==========   ==========   =============

                              DATAWAVE SYSTEMS INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
              INFORMATION AS AT AND FOR THE SIX MONTH PERIODS ENDED
                    SEPTEMBER 30, 2004 AND 2003 IS UNAUDITED
                      (EXPRESSED IN UNITED STATES DOLLARS)

5.      BUSINESS SEGMENT INFORMATION (CONTINUED)

        (a)     Segmented information (continued)

                DataWave has total revenues of sales and net agency sales for the six months ended September 30, 2004 and 2003, analyzed by product, as follows:

                                           Prepaid                        Prepaid
                                            Long          Prepaid         Internet     Fees and
                                           Distance       Cellular        Products     Service        Other          Total
                                         ------------   -------------    ----------   -----------   ----------   -------------
SIX MONTHS ENDED SEPTEMBER 30, 2004
Canada                                   $  4,243,931   $           -    $        -   $ 1,017,922   $        -   $   5,261,853
Mexico                                              -               -             -             -       37,127          37,127
U.S.                                          824,840               -             -        96,169       15,112         936,121
                                         ------------   -------------    ----------   -----------   ----------   -------------
Sales                                       5,068,771               -             -     1,114,091       52,239       6,235,101
                                         ------------   -------------    ----------   -----------   ----------   -------------
Canada                                              -      40,683,688       140,451             -            -      40,824,139
Mexico                                              -               -             -             -            -               -
U.S.                                        3,067,008               -             -             -            -       3,067,008
                                         ------------   -------------    ----------   -----------   ----------   -------------
Gross proceeds received on agency
 sales                                      3,067,008      40,683,688       140,451             -            -      43,891,147
Less payments to suppliers                   (266,959)    (39,879,256)     (133,503)            -            -     (40,279,718)
                                         ------------   -------------    ----------   -----------   ----------   -------------
Net agency sales                            2,800,049         804,432         6,948             -            -       3,611,429
                                         ------------   -------------    ----------   -----------   ----------   -------------
Canada                                      4,243,931         804,432         6,948     1,017,922            -       6,073,233
Mexico                                              -               -             -             -       37,127          37,127
U.S.                                        3,624,889               -             -        96,169       15,112       3,736,170
                                         ------------   -------------    ----------   -----------   ----------   -------------
Total revenue                               7,868,820         804,432         6,948     1,114,091       52,239       9,846,530
Cost of revenues                            5,784,883               -             -       145,054            -       5,929,937
                                         ------------   -------------    ----------   -----------   ----------   -------------
Gross profit                             $  2,083,937   $     804,432    $    6,948   $   969,037   $   52,239   $   3,916,593
                                         ============   =============    ==========   ===========   ==========   =============

SIX MONTHS ENDED SEPTEMBER 30, 2003
Canada                                   $  4,126,862   $           -    $        -   $   611,473   $   37,065   $   4,775,400
Mexico                                              -               -             -             -            -               -
U.S.                                          143,404               -             -             -            -         143,404
                                         ------------   -------------    ----------   -----------   ----------   -------------
Sales                                       4,270,266               -             -       611,473       37,065       4,918,804
                                         ------------   -------------    ----------   -----------   ----------   -------------
Canada                                              -      25,348,357             -             -            -      25,348,357
Mexico                                              -               -             -             -            -               -
U.S.                                        4,031,260               -             -             -            -       4,031,260
                                         ------------   -------------    ----------   -----------   ----------   -------------
Gross proceeds received on agency
 sales                                      4,031,260      25,348,357             -             -            -      29,379,617
Less payments to suppliers                   (876,224)    (24,604,943)            -             -            -     (25,481,167)
                                         ------------   -------------    ----------   -----------   ----------   -------------
Net agency sales                            3,155,036         743,414             -             -            -       3,898,450
                                         ------------   -------------    ----------   -----------   ----------   -------------
Canada                                      4,126,862         743,414             -       611,473       37,065       5,518,814
Mexico                                              -               -             -             -            -               -
U.S.                                        3,298,440               -             -             -            -       3,298,440
                                         ------------   -------------    ----------   -----------   ----------   -------------
Total revenue                               7,425,302         743,414             -       611,473       37,065       8,817,254
Cost of revenues                            5,186,500               -             -       117,006            -       5,303,506
                                         ------------   -------------    ----------   -----------   ----------   -------------
Gross profit                             $  2,338,802   $     743,414    $        -   $   494,467   $   37,065   $   3,513,748
                                         ============   =============    ==========   ===========   ==========   =============

                              DATAWAVE SYSTEMS INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
              INFORMATION AS AT AND FOR THE SIX MONTH PERIODS ENDED
                    SEPTEMBER 30, 2004 AND 2003 IS UNAUDITED
                      (EXPRESSED IN UNITED STATES DOLLARS)

5.      BUSINESS SEGMENT INFORMATION (CONTINUED)

        (b)     Geographic information

                DataWave has long-lived assets and has earned revenue from sales to customers in the following geographic locations:

                                        Three months ended and as at September 30
                                  -----------------------------------------------------
                                           Revenue               Long -Lived Assets
                                  -------------------------   -------------------------
                                     2004          2003          2004          2003
                                  -----------   -----------   -----------   -----------
                Canada            $ 3,422,926   $ 2,903,999   $ 2,311,951   $ 3,956,206
                Mexico                 18,136             -             -             -
                United States       1,869,859     1,789,397       171,555        43,034
                                  -----------   -----------   -----------   -----------
                                  $ 5,310,921   $ 4,693,396   $ 2,483,506   $ 3,999,240
                                  ===========   ===========   ===========   ===========

                                         Six months ended and as at September 30
                                  -----------------------------------------------------
                                           Revenue               Long -Lived Assets
                                  -------------------------   -------------------------
                                     2004          2003          2004          2003
                                  -----------   -----------   -----------   -----------
                Canada            $ 6,073,233   $ 5,518,814   $ 2,311,951   $ 3,956,206
                Mexico                 37,127             -             -             -
                United States       3,736,170     3,298,440       171,555        43,034
                                  -----------   -----------   -----------   -----------
                                  $ 9,846,530   $ 8,817,254   $ 2,483,506   $ 3,999,240
                                  ===========   ===========   ===========   ===========

                Long lived assets consist of machinery and equipment, goodwill and other intangible assets.

        (c)     Concentration of sales and economic dependence

                The Company is dependent on a small number of customers for revenues from point-of-sale activation products and future results depend significantly on these strategic relationships.

                For the period ended September 30, 2004, the top ten customers accounted for 62% of revenues (2003 - 59%). The Company actively seeks to expand its customer base for point-of-sale activation products to mitigate this risk.

                              DATAWAVE SYSTEMS INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
              INFORMATION AS AT AND FOR THE SIX MONTH PERIODS ENDED
                    SEPTEMBER 30, 2004 AND 2003 IS UNAUDITED
                      (EXPRESSED IN UNITED STATES DOLLARS)

6.      INCOME TAXES

        The approximate effects of each type of temporary difference that gives rise to the deferred tax assets are as follows:

                                                    September 30,     March 31,
                                                        2004            2004
                                                    -------------   -------------
        Deferred income tax assets:
         Operating losses carried forward           $   1,506,400   $   1,527,004
         Capital losses carried forward                         -               -
         Machinery and equipment                          250,716         195,507
         Intangible assets                                 64,891          41,746
                                                    -------------   -------------
        Total deferred income tax assets                1,822,007       1,764,257
        Valuation allowance for income tax assets      (1,822,007)     (1,764,257)
                                                    -------------   -------------
        Net deferred income tax assets              $           -   $           -
                                                    =============   =============

        As at September 30, 2004, DataWave and its subsidiaries have accumulated net operating losses and capital losses which they can apply against future earnings. The portion of the net operating losses and capital losses carried forward for tax purposes which has not been recognized in the financial statements amounts to approximately $4.0 million and $1.0 million, respectively. The net operating loss carry forwards commenced expiring in 2003 and the capital loss carry forwards expire in fiscal year 2005.

7.      DEFERRED INDUCEMENT

        In January 2004, DataWave entered into a ten year lease for office space in Richmond, British Columbia, which is being amortized over the ten year term of the lease. The agreement included cash inducements for leasehold improvements of $289,194. Also included were inducements for free rent. At September 30, 2004, the deferred rent inducement was $319,360 less the current portion of $28,126 (2003 - $Nil).

8.      CAPITAL LEASE OBLIGATION

        The future minimum lease payments for each fiscal year under the capital lease for equipment expiring in fiscal year 2007, together with the balance of the obligation under capital lease are as follows:

                2005                                 $   78,259
                2006                                     95,304
                                                     ----------
                Total minimum lease payments            173,563
                Less: amount representing interest       15,533
                                                     ----------
                                                        158,030
                Less: current portion                    68,430
                                                     ----------
                Balance of obligation                $   89,601
                                                     ==========

                              DATAWAVE SYSTEMS INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
              INFORMATION AS AT AND FOR THE SIX MONTH PERIODS ENDED
                    SEPTEMBER 30, 2004 AND 2003 IS UNAUDITED
                      (EXPRESSED IN UNITED STATES DOLLARS)

9.      COMMITMENTS

        DataWave has the following future minimum payments with respect to capital lease obligations and operating leases for office space, computer and office equipment:

                2005                                 $    398,077
                2006                                      417,131
                2007                                      298,863
                2008                                      293,687
                2009                                      339,052
                Thereafter                              1,044,620
                                                     ------------
                                                     $  2,791,430
                                                     ============

        Rent expense for the period ended September 30, 2004, was $127,468 (2003 - $117,001).

10. DIFFERENCES BETWEEN THE UNITED STATES AND CANADIAN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

        These consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States (U.S.
        GAAP) which, in these consolidated financial statements, differ in certain material respects with those in Canada (Canadian GAAP).

        These consolidated financial statements, as presented in accordance with U.S. GAAP, are presented in accordance with Canadian GAAP, and are as follows:

                              DATAWAVE SYSTEMS INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
              INFORMATION AS AT AND FOR THE SIX MONTH PERIODS ENDED
                    SEPTEMBER 30, 2004 AND 2003 IS UNAUDITED
                      (EXPRESSED IN UNITED STATES DOLLARS)

10. DIFFERENCES BETWEEN THE UNITED STATES AND CANADIAN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (CONTINUED)

                           CONSOLIDATED BALANCE SHEETS

                                                                           As at
                                                       ----------------------------------------------
                                                         Sept. 30,       March 31,       March 31,
                                                       -------------   -------------   --------------
                                                           2004            2004            2004
                                                       -------------   -------------   --------------
                                                                                       Comparative as
                                                                                         Previously
                                                                                          Reported
                                                                                         (Canadian
                                                        (U.S. GAAP)      U.S.GAAP)          GAAP)
                                                       -------------   -------------   -------------
        ASSETS
        Current
        Cash and cash equivalents                      $   2,249,931   $     852,406   $     852,406
        Accounts receivable and other                      5,063,895       4,337,034       4,337,034
        Inventories                                        4,144,269       2,234,443       2,234,443
        Prepaid expenses and deposits                        359,652         451,377         451,377
                                                       -------------   -------------   -------------
        Total current assets                              11,817,747       7,875,260       7,875,260
        Restricted cash                                       54,000          54,000          54,000
        Machinery and equipment, net                       2,483,506       2,332,997       2,251,112
        Deferred development costs                            90,532          49,335          49,335
        Other long term receivables                          110,865         110,865         110,865
        Goodwill                                           1,829,759       1,845,619       1,721,200
        Intangible assets, net                               294,881         378,529         321,105
                                                       -------------   -------------   -------------
        Total assets                                   $  16,681,290   $  12,646,605   $  12,382,877
                                                       =============   =============   =============
        LIABILITIES
        Current
        Accounts payable and accrued liabilities       $  11,083,787   $   7,638,011   $   7,638,011
        Deferred revenue                                     413,959          61,572          61,572
        Current portion of capital lease obligation           68,429          64,641          64,641
        Current portion of deferred inducement                28,126          27,716          27,716
                                                       -------------   -------------   -------------
        Total current liabilities                         11,594,301       7,791,940       7,791,940
        Capital lease obligations                             89,601         125,026         125,026
        Deferred income taxes                                276,711         267,766         267,766
        Deferred inducements                                 291,234         280,835         280,835
                                                       -------------   -------------   -------------
        Total liabilities                                 12,251,847       8,465,567       8,465,567
                                                       -------------   -------------   -------------
        SHAREHOLDERS' EQUITY
        Common shares
        Authorized: 100,000 common shares, no par
        value Issued
        43,889,334 shares issued and outstanding at
         September 30, 2004 and March 31, 2004
         respectively                                     15,006,743      15,006,743      15,006,743
        Additional paid in capital                         2,725,492       2,725,492               -
        Contributed surplus                                        -               -         933,738
        Accumulated other comprehensive income               285,396         277,966               -
        Accumulated deficit                              (13,588,188)    (13,829,163)    (12,023,171)
                                                       -------------   -------------   -------------
        Total shareholders' equity                         4,429,443       4,181,038       3,917,310
                                                       -------------   -------------   -------------
        Total liabilities and shareholders' equity     $  16,681,290   $  12,646,605   $  12,382,877
                                                       =============   =============   =============

                              DATAWAVE SYSTEMS INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
              INFORMATION AS AT AND FOR THE SIX MONTH PERIODS ENDED
                    SEPTEMBER 30, 2004 AND 2003 IS UNAUDITED
                      (EXPRESSED IN UNITED STATES DOLLARS)

10. DIFFERENCES BETWEEN THE UNITED STATES AND CANADIAN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (CONTINUED)

                      CONSOLIDATED STATEMENT OF OPERATIONS

                                               Three months ended September 30,               Six months ended September 30,
                                         --------------------------------------------   ------------------------------------------
                                             2004           2003           2003            2004          2003           2003
                                         ------------   ------------   --------------   -----------   -----------   --------------
                                                                       Comparative as                               Comparative as
                                                                         Previously                                   Previously
                                                                          Reported                                     Reported
                                                                         (Canadian                                    (Canadian
                                          (U.S. GAAP)    (U.S. GAAP)       GAAP)        (U.S. GAAP)   (U.S. GAAP)       GAAP)
                                         ------------   ------------   --------------   -----------   -----------   --------------
Revenue
   Sales                                 $  3,470,894   $  2,551,816   $    2,551,816   $ 6,235,101   $ 4,918,804   $    4,918,804
   Net agency sales                         1,840,027      2,141,580        2,141,580     3,611,429     3,898,450        3,898,450
                                         ------------   ------------   --------------   -----------   -----------   --------------
Total revenue                               5,310,921      4,693,396        4,693,396     9,846,530     8,817,254        8,817,254
                                         ------------   ------------   --------------   -----------   -----------   --------------
Operating costs and expenses
   Cost of revenues                         3,282,883      2,853,554        2,853,554     5,929,937     5,303,506        5,303,506
   General and administrative                 819,880        769,735          769,735     1,578,668     1,408,064        1,408,064
   Selling and marketing                      399,384        412,872          412,872       826,374       824,137          824,137
   Product development                        331,146        370,878          370,878       621,401       746,036          746,036
   Merger costs                                93,873              -                -       167,015             -                -
   Depreciation and amortization              303,039        198,899          294,599       552,649       362,444          281,737
                                         ------------   ------------   --------------   -----------   -----------   --------------
Total operating costs and expenses          5,230,205      4,605,938        4,701,638     9,676,044     8,644,187        8,563,480
                                         ------------   ------------   --------------   -----------   -----------   --------------
Operating income (loss)                        80,716         87,458           (8,242)      170,486       173,067          253,774
Other income                                    3,454         76,028           76,028         2,894        85,436           85,436
Equity income from investee                    35,367              -                -        31,812             -                -
Gain (loss) on foreign exchange                39,210         (2,361)          (2,361)       35,783        19,476           19,476
                                         ------------   ------------   --------------   -----------   -----------   --------------
Income before income taxes                    158,747        161,125           65,425       240,975       277,979          358,686
Income taxes                                        -              -                -             -             -                -
                                         ------------   ------------   --------------   -----------   -----------   --------------
Net income for the period                $    158,747   $    161,125   $       65,425   $   240,975   $   277,979   $      358,686
                                         ============   ============   ==============   ===========   ===========   ==============
Net income per share
   Basic and diluted                     $       0.00   $       0.00   $         0.00   $      0.01   $      0.01   $         0.01

                              DATAWAVE SYSTEMS INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
              INFORMATION AS AT AND FOR THE SIX MONTH PERIODS ENDED
                    SEPTEMBER 30, 2004 AND 2003 IS UNAUDITED
                      (EXPRESSED IN UNITED STATES DOLLARS)

10. DIFFERENCES BETWEEN THE UNITED STATES AND CANADIAN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (CONTINUED)

        The following is a reconciliation of the financial position and results of operations of the Company under U.S. GAAP and Canadian GAAP:

        Consolidated Balance Sheets

                                                              September 30,     March 31,
                                                                  2004            2004
                                                              -------------   -------------
        Total assets, U.S. GAAP                               $  16,681,290   $  12,646,605
        Effect of foreign currency translation adjustment
          Machinery and equipment                                  (121,813)        (81,885)
          Goodwill                                                 (108,559)       (124,419)
          Other intangible assets                                   (22,892)        (57,424)
                                                              -------------   -------------
        Total assets, Canadian GAAP                           $  16,428,026   $  12,382,877
                                                              =============   =============

        Total liabilities, U.S. GAAP and Canadian GAAP        $  12,251,847   $   8,465,567
                                                              =============   =============

        Shareholders' equity, U.S. GAAP                       $   4,429,443   $   4,181,038
        Effect of foreign currency translation adjustment
          Accumulated deficit                                       321,324          14,238
          Other comprehensive income                               (285,396)       (277,966)
                                                              -------------   -------------
        Total shareholders' equity, Canadian GAAP             $   4,176,179   $   3,917,310
                                                              =============   =============

        Consolidated Statements of Operations

                                                     Three months ended       Six months ended
                                                        September 30            September 30
                                                    ---------------------   ---------------------
                                                       2004        2003        2004        2003
                                                    ---------   ---------   ---------   ---------
        Net income for the period, U.S. GAAP        $ 158,747   $ 161,125   $ 240,975   $ 277,979
        Effect of foreign currency translation
         adjustment
             Depreciation and amortization              9,012     (95,700)      9,012      80,707
                                                    ---------   ---------   ---------   ---------
        Net income for the period, Canadian GAAP    $ 167,759   $  65,425   $ 258,869   $ 358,686
                                                    =========   =========   =========   =========
        Basic and diluted income per share
         under Canadian GAAP                        $    0.00   $    0.00   $    0.01   $    0.01

                              DATAWAVE SYSTEMS INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
              INFORMATION AS AT AND FOR THE SIX MONTH PERIODS ENDED
                    SEPTEMBER 30, 2004 AND 2003 IS UNAUDITED
                      (EXPRESSED IN UNITED STATES DOLLARS)

10. DIFFERENCES BETWEEN THE UNITED STATES AND CANADIAN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (CONTINUED)

        Consolidated Statements of Cash Flows

        There are no material differences between Canadian and U.S. GAAP which affect the statements of cash flows for the current or prior period.

        (a)     Foreign currency translation

                Under U.S. GAAP foreign subsidiaries which operate in an economic environment where the principal currency is other than the U.S. dollar are translated into U.S. dollars using the current rate method. Translation gains and losses that result in changes to shareholders' equity are recorded as other comprehensive income and reported as part of shareholders' equity. Under Canadian GAAP the Company translates its Canadian subsidiaries into U.S. dollars using the temporal method on the basis that these subsidiaries are integrated with the U.S. operations. Gains or losses on translation for items are included in operations.

        (b)     Future income taxes

                Under U.S. GAAP tax rates applied in the calculation of future income taxes are those rates that are passed into law. Under Canadian GAAP substantially enacted rates are used. The Company has determined that there is no material effect on the consolidated financial statements.

        (c)     Goodwill and other intangible assets

                There are no material differences between U.S. and Canadian GAAP which affect the recording of goodwill and other intangible assets except as provided for foreign currency translation and as recorded in the reconciliation between U.S. and Canadian GAAP.

                              DATAWAVE SYSTEMS INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
              INFORMATION AS AT AND FOR THE SIX MONTH PERIODS ENDED
                    SEPTEMBER 30, 2004 AND 2003 IS UNAUDITED
                      (EXPRESSED IN UNITED STATES DOLLARS)

10.     DIFFERENCES BETWEEN THE UNITED STATES AND CANADIAN GENERALLY ACCEPTED
                        ACCOUNTING PRINCIPLES (CONTINUED)

        (d)     Stock-based compensation

                Under U.S. GAAP the Company accounts for stock-based compensation, as outlined in Note 2 (s), in accordance with the intrinsic value method where compensation is measured as the amount by which the market price of the underlying stock exceeds the exercise price of the option on the date of grant; this compensation is amortized over the vesting period.

                Effective April 1, 2003 the Company changed its accounting policy on a prospective basis with respect to the method of accounting for stock-based compensation. The Company adopted CICA 3870, Stock-based Compensation and Other Stock-based Payments, and has chosen to account for all grants of options to employees, non-employees and directors after April 1, 2003 in accordance with the fair value method of accounting for stock-based compensation as defined by accounting principles generally accepted in Canada. Stock-based compensation awards expense is calculated using the Black-Scholes option pricing model. Previously, the Company used the intrinsic value method for valuing stock-based compensation awards granted to employees and directors where compensation expense is recognized for the excess, if any, of the quoted market price of the Company's common shares over the common share exercise price on the day that options are granted.

                There are no material differences between U.S. and Canadian GAAP which affect the disclosure of stock based compensation in Note 2 (s).

11.     OTHER MATERIAL EVENTS

        On April 23rd, 2004 DataWave announced that it signed a Letter Agreement with Integrated Data Corp. ("IDC") whereby IDC will acquire DataWave by merger in which shareholders of DataWave will be issued shares of IDC in exchange for all the issued and outstanding shares of DataWave. The proposed merger is subject to a number of conditions including the approval of DataWave shareholders and regulatory approvals. A Definitive Agreement was approved and signed on June 2, 2004. On November 9, 2004, the parties mutually agreed to terminate the proposed merger.

                                      PROXY
                  ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS OF
                      DATAWAVE SYSTEMS INC. (THE "COMPANY")

      TO BE HELD AT 800-885 WEST GEORGIA, VANCOUVER, B.C., CANADA V6C 3H1,
                   ON JANUARY 31, 2005, AT 9:00AM (LOCAL TIME)

THE UNDERSIGNED MEMBER ("REGISTERED SHAREHOLDER") OF THE COMPANY HEREBY APPOINTS, Joshua Emanuel, Chairman, CEO and a Director of the Company, or failing this person, John Gunn, Chief Financial Officer, General Manager and Secretary of the Company, or in the place of the foregoing, _________________ as proxyholder for and on behalf of the Registered Shareholder with the power of substitution to attend, act and vote for and on behalf of the Registered Shareholder in respect of all matters that may properly come before the annual and special meeting (the "Meeting") of the Registered Shareholders of the Company and at every adjournment thereof, to the same extent and with the same powers as if the undersigned Registered Shareholder were present at the said Meeting, or any adjournment thereof.

The Registered Shareholder hereby directs the proxyholder to vote the securities of the Company registered in the name of the Registered Shareholder as specified herein.

                                   PROXY CARD
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND MANAGEMENT OF DATAWAVE SYSTEMS INC.

The undersigned appoints Joshua Emanuel, Chairman, CEO and a Director of the Company, or failing this person, John Gunn, Chief Financial Officer, General Manager and Secretary of the Company as proxyholder, each with the power to appoint his substitute, and hereby authorizes the proxyholder to represent and to vote, as designated below, all the Common Stock of DataWave Systems Inc. (the "Company") held of record by the undersigned on December 29, 2004, at the Meeting to be held at 9:00 a.m., on January 31, 2005, or any adjournment thereof.

   Please check this box only if you intend to attend and vote at the Meeting

         To assist the Company in tabulating the votes submitted by proxy prior to the Meeting, we request that you mark, sign, date and return this proxy by January 29, 2005 using the enclosed envelope.

                                         PLEASE MARK YOUR VOTE IN THE BOX.
==================================================================================================================
PROPOSAL 1. ELECTION OF NOMINEES AS DIRECTORS:                                        For      Withhold    Abstain
==================================================================================================================
         Joshua Emanuel
==================================================================================================================
         John X. Adiletta
==================================================================================================================
         Vijay Fozdar
==================================================================================================================
         Graham Jackson
==================================================================================================================
PROPOSAL 2. APPROVAL OF DELOITTE & TOUCHE LLP AS                                      For      Withhold    Abstain
AUDITORS OF THE COMPANY: To approve Deloitte & Touche LLP,
independent registered chartered accountants, as independent auditors of the Company for the year ended March 31, 2005.
==================================================================================================================
PROPOSAL 3. AUTHORIZATION TO FIX AUDITOR                                              For       Against    Abstain
REMUNERATION: To authorize the Company's board of directors to fix the remuneration to be paid to the auditors of the Company.
==================================================================================================================
PROPOSAL 4. THE CONTINUANCE:  To approve the continuance, and                         For       Against    Abstain
related matters thereto, by special resolution whereby the Company will consummate the continuance from the Yukon Territory, Canada, to
Delaware, United States, as described in the accompanying proxy statement-prospectus
==================================================================================================================

      In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Meeting. This Proxy, when properly executed, will be voted in the manner directed by the undersigned shareholder. If no direction is made, this Proxy will be voted "FOR" each of the Proposals.

Dated: _____________________________ Signature: _____________________________

Please sign exactly as name appears below. When shares are held jointly, both shareholders should sign. When signing as attorney, executor, administrator, trustee or guardian, please indicate full title as such. If a company, please indicate full corporate name; and if signed by the president or another authorized officer, please specify the officer's capacity. If a partnership, please sign in partnership name by authorized person.

          ======================================================================
          SIGN HERE:
          ======================================================================
          PLEASE PRINT NAME:
          ======================================================================
          DATE:
          ======================================================================
          NUMBER OF SHARES
          REPRESENTED BY PROXY
          ======================================================================

THIS PROXY FORM IS NOT VALID UNLESS IT IS SIGNED AND DATED.
SEE IMPORTANT INFORMATION AND INSTRUCTIONS ON REVERSE.

                      INSTRUCTIONS FOR COMPLETION OF PROXY

1. THIS PROXY IS SOLICITED BY THE MANAGEMENT OF THE COMPANY.

2. This form of proxy ("Instrument of Proxy") MUST BE SIGNED by you, the Registered Shareholder, or by your attorney duly authorized by you in writing, or, in the case of a company, by a duly authorized officer or representative of the company; and IF EXECUTED BY AN ATTORNEY, OFFICER, OR OTHER DULY APPOINTED REPRESENTATIVE, the original or a notarial copy of the instrument so empowering such person, or such other documentation in support as shall be acceptable to the Chairman of the Meeting, must accompany the Instrument of Proxy.

3. IF THIS INSTRUMENT OF PROXY IS NOT DATED in the space provided, authority is hereby given by you, the Registered Shareholder, for the proxyholder to date this proxy seven (7) calendar days after the date on which it was mailed to you, the Registered Shareholder, by Computershare Trust Company of Canada.

4. A REGISTERED SHAREHOLDER WHO WISHES TO ATTEND THE MEETING AND VOTE ON THE RESOLUTIONS IN PERSON, may simply register with the scrutineers before the Meeting begins.

5. REGISTERED SHAREHOLDER WHO IS NOT ABLE TO ATTEND THE MEETING IN PERSON BUT WISHES TO VOTE ON THE RESOLUTIONS, may do the following:

         (A) APPOINT ONE OF THE MANAGEMENT PROXYHOLDERS named on the Instrument of Proxy, by leaving the wording appointing a nominee as is (i.e. do not strike out the management proxyholders shown and do not complete the blank space provided for the appointment of an alternate proxyholder). Where no choice is specified by a Registered Shareholder with respect to a resolution set out in the Instrument of Proxy, a management appointee acting as a proxyholder will vote in favour of each matter identified on this Instrument of Proxy; OR

         (B) APPOINT ANOTHER PROXYHOLDER, who need not be a Registered Shareholder of the Company, to vote according to the Registered Shareholder's instructions, by striking out the management proxyholder names shown and inserting the name of the person you wish to represent you at the Meeting in the space provided for an alternate proxyholder. If no choice is specified, the proxyholder has discretionary authority to vote as the proxyholder sees fit.

6. THE SECURITIES REPRESENTED BY THIS INSTRUMENT OF PROXY WILL BE VOTED OR WITHHELD FROM VOTING IN ACCORDANCE WITH THE INSTRUCTIONS OF THE REGISTERED SHAREHOLDER ON ANY POLL of a resolution that may be called for and, if the Registered Shareholder specifies a choice with respect to any matter to be acted upon, the securities will be voted accordingly. Further, the securities will be voted by the appointed proxyholder with respect to any amendments or variations of any of the resolutions set out on the Instrument of Proxy or matters which may properly come before the Meeting as the proxyholder in its sole discretion sees fit.

If a Registered Shareholder has submitted an Instrument of Proxy, the Registered Shareholder may still attend the Meeting and may vote in person. To do so, the Registered Shareholder must record his/her attendance with the scrutineers before the commencement of the Meeting and revoke, in writing, any prior instrument of proxy executed by such registered holder.

To be represented at the Meeting, this proxy form must be received at the office of COMPUTERSHARE TRUST COMPANY OF CANADA by mail or by fax no later than forty eight (48) hours (excluding Saturdays, Sundays and holidays) prior to the time of the Meeting, or adjournment thereof or may be accepted by the Chairman of the Meeting prior to the commencement of the Meeting. The mailing address is:


                                Proxy Department

              100 University Avenue, 9th Floor, Toronto, ON M5J 2Y1

                 Fax number within North America: 1.866.249.7775

                Fax number outside of North America: 416.263.9542